Exhibit 4.1

Execution Version

INDENTURE

Dated as of August 4, 2020

among

CLEAR CHANNEL INTERNATIONAL B.V.

as the Issuer,

EACH OF THE GUARANTORS PARTY HERETO,

U.S. BANK NATIONAL ASSOCIATION,

as Trustee, Paying Agent, Registrar and Transfer Agent

and

U.S. BANK TRUSTEES LIMITED,

as Security Agent

6.625% SENIOR SECURED NOTES DUE 2025

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EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Certificate of Transfer

Exhibit C	Form of Certificate of Exchange

Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

Exhibit E	Agreed Security Principles

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INDENTURE, dated as of August 4, 2020, among Clear Channel International B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, registered with the Dutch trade register under number 34118139 (the “Issuer”), each of the Guarantors (as defined herein) listed on the signature pages hereto, U.S. Bank National Association, as Trustee, Paying Agent, Registrar and Transfer Agent and U.S. Bank Trustees Limited, as the security agent (the “Security Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of an issue of $375,000,000 aggregate principal amount of 6.625% Senior Secured Notes due 2025 (the “Initial Notes”); and

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture.

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee, Paying Agent and Registrar and the Security Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE I

DEFINITIONS

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)    Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of Required First Lien Secured Parties” means, as to any matter at any time, a direction in writing delivered to the Security Agent by or with the written consent of the holders of (or the First Lien Representatives representing the holders of) First Lien Debt representing the Required First Lien Debtholders. Solely for purposes of this definition and not for purposes of any provision of the Intercreditor Agreement, any Series of First Lien Debt entirely registered in the name of, or beneficially owned by, the Issuer or any Affiliate of the Issuer will be deemed not to be outstanding, and neither the Issuer nor any Affiliate of the Issuer will be entitled to vote such First Lien Debt. Additionally, solely for purposes of this definition, (a) with respect to any Series of First Lien Debt for which less than 100% of such Series of First Lien Debt is registered in the name of, or beneficially owned by, the Issuer or any Affiliate of the Issuer such portion owned by the Issuer or any such Affiliate will be deemed not to be outstanding and neither the Issuer nor any Affiliate of the Issuer will be entitled to vote such First Lien Debt and (b) subject to the immediately preceding clause (a), votes will be determined in accordance with the applicable provisions of the Intercreditor Agreement.

“Additional Intercreditor Agreement” means an intercreditor or subordination agreement or arrangement the terms of which are consistent with market terms governing intercreditor arrangements for the sharing or subordination of liens or arrangements relating to the distribution of payments, as applicable, at the time the applicable agreement or arrangement is proposed to be established in light of the type of Indebtedness subject thereto.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time by the Issuer under this Indenture in accordance with Sections 2.01 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Agreed Security Principles” means the agreed security principles appended as Exhibit E to this Indenture.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a)    1.0% of the principal amount of such Note on such Redemption Date; and

(b)    the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at February 1, 2022 (such redemption price being set forth in Section 3.07(c) hereof and in Section 5(c) of such Note), plus (B) all required remaining interest payments (calculated based on the cash interest rate) due on such Note through February 1, 2022 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (ii) the principal amount of such Note on such Redemption Date.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)    the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions;

in each case, other than:

(a)    any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged or worn out equipment, property or other assets in the ordinary course of business, any disposition of inventory or goods (or other assets) in the ordinary course of business or the disposition of property or equipment no longer used or useful in the business of the Issuer and its Restricted Subsidiaries;

(b)    (i) the disposition of assets or properties that constitute all or substantially all of the assets or properties of the Issuer and its Subsidiaries which are Restricted Subsidiaries, taken as a whole, in a manner permitted pursuant to the provisions described under Section 5.01 hereof or (ii) any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)    the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or the making of any Permitted Investment;

(d)    any disposition of property or assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of (i) $10,000,000 and (ii) 10.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available;

(e)    any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to another Restricted Subsidiary;

(f)    to the extent allowable under Section 1031 of the Code, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(g)    the sale, lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)    foreclosures, condemnation, expropriation or any similar action with respect to assets, involuntary loss or damage to or destruction of any property or assets and the disposition of property or assets received upon foreclosure by the Issuer or a Restricted Subsidiary or the granting of Liens not prohibited by this Indenture;

(j)    any disposition of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties as set forth in binding joint venture or similar agreements;

(k)    any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l)    sales of accounts receivable in connection with the collection or compromise thereof or in connection with a Qualified Receivables Financing;

(m)    the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(n)    voluntary terminations of Hedging Obligations;

(o)    the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(p)    any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(q)    the unwinding of any Hedging Obligations;

(r)    the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(s)    any disposition in connection with the Transactions; and

(t)    the disposition of any assets (including Capital Stock) (i) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Issuer and its Restricted Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Issuer to consummate any acquisition.

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Belgian Guarantor” means each guarantor incorporated under the laws of Belgium.

“Board of Directors” means the Board of Directors of the Issuer or any duly authorized committee thereof, unless otherwise specified herein.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock or shares in the capital of such corporation;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided, however, that for the purposes of this definition and any related calculations, all obligations of the Issuer and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 15, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capitalized lease) regardless of any change in GAAP following December 15, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 15, 2018) that would otherwise require such obligation not to be characterized as a capitalized lease.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Cash Equivalents” means:

(1)    United States dollars;

(2)(a)    Canadian dollars, pounds sterling, euro, or any national currency of any participating member state of the EMU; or

(b)    in the case of the Issuer or a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3)    securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)    repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)    commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(7)    marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency), and in each case maturing within 24 months after the date of creation thereof;

(8)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11)    investment funds investing at least 95.0% of their assets in securities of the types described in clauses (1) through (10) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“CCOH” means Clear Channel Outdoor Holdings, Inc., a Delaware corporation, together with its successors.

“CCWH” means Clear Channel Worldwide Holdings, Inc., a Nevada corporation, together with its successors.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1)(a)    the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of CCOH and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(b)    the sale, lease or transfer, in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)    the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holder) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies, including CCOH; provided that (x) so long as the Issuer is a Subsidiary of any direct or indirect parent company, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Issuer unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such parent company (other than a parent company that is a Subsidiary of another parent company) and (y) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Collateral“ means, collectively, all of the assets and property of whatever kind and nature, whether now owned or hereinafter acquired, subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Subsidiary” means at any date of determination, any Subsidiary of the Issuer that is a Restricted Subsidiary and a Guarantor, and either (x) whose EBITDA (calculated on an unconsolidated basis) for the most recently ended four fiscal quarters ending immediately prior to such date of determination for which financial statements of the Issuer have been furnished pursuant to either clause (1) or clause (2) of Section 4.03(a) exceeds 5.0% of EBITDA of the Issuer and the Restricted Subsidiaries (for the avoidance of doubt on a consolidated basis) for such period (to the extent consolidated EBITDA of the Issuer and the Restricted Subsidiaries for such period is positive) or (y) whose revenues (calculated on an unconsolidated basis) for the most recently ended four fiscal quarters ending immediately prior to such date of determination for which financial statements of the Issuer have been furnished pursuant to either clause (1) or clause (2) of Section 4.03(a) exceeds 5.0% of the aggregate revenues of the Issuer and the Restricted Subsidiaries (for the avoidance of doubt on a consolidated basis) for such period. As of the Issue Date, the Collateral Subsidiaries are Clear Channel UK Limited, Clear Channel Sverige Aktiebolag and Clear Channel Schweiz AG.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated First Lien Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries having a Lien on the Collateral on such date (excluding amounts outstanding under the Intercompany Loan Obligations), other than Liens that are expressly subordinated or junior to the Liens on the Collateral securing the Notes, to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Consolidated Indebtedness” means, as to the Issuer and its Restricted Subsidiaries on a consolidated basis at any date of determination, the aggregate principal amount of all third party Indebtedness for borrowed money, Capitalized Lease Obligations and purchase money Indebtedness (but excluding, for the avoidance of doubt, undrawn letters of credit, banker’s acceptances and/or bank guarantees); provided that “Consolidated Indebtedness” shall be calculated (i) net of the Unrestricted Cash Amount, (ii) excluding any obligation, liability or indebtedness of any such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of Unrestricted Cash Amount and (iii) based on the initial stated principal amount of any Indebtedness that is issued at a discount to its initial stated principal amount without giving effect to any such discounts; provided, further, that Consolidated Indebtedness shall not include (x) Letters of Credit (or other letters of credit, bankers’ acceptances and bank guarantees), except to the extent of Unreimbursed Amounts (or unreimbursed amounts) thereunder, (y) obligations under Hedging Obligations entered into and (z) Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent and for so long as the proceeds thereof are and continue to be held in an escrow and are not otherwise made available to the relevant Person (it being understood that in any event, any such proceeds subject to such escrow shall be deemed to constitute “restricted cash” for purposes of cash netting) (provided that such escrow is secured only by proceeds of such Indebtedness and the proceeds thereof shall be promptly applied to satisfy and discharge such Indebtedness if the definitive agreement for such transaction is terminated prior to the consummation thereof).

“Consolidated Interest Expense” means, as of any date for the applicable period ending on such date with respect to any Person and its Restricted Subsidiaries on a consolidated basis, the amount payable as cash interest expense (including that attributable to capital leases), net of cash interest income of such Person and its Restricted Subsidiaries, with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including financing and net cash costs (less net cash payments) under any Hedging Obligations, all commissions, discounts and other cash fees and charges owed with respect to letter of credit and bankers’ acceptance and the cash interest expense of Indebtedness for which the proceeds are held in escrow (except, excluding the interest expense in respect thereof that is covered by such proceeds held in escrow), but excluding, for the avoidance of doubt, (a) any non-cash interest expense and any capitalized interest, whether paid or accrued, (b) the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (c) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, (d) any expenses resulting from discounting of indebtedness in connection with the application of recapitalization accounting or purchase accounting, (e) penalties or interest related to taxes and any other amounts of non-cash interest resulting from the effects of acquisition method accounting or pushdown accounting, (f) the accretion or accrual of, or accrued interest on, discounted liabilities (other than Indebtedness) during such period, (g) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Obligations or other derivative instruments pursuant to ASC 815, Derivatives and Hedging, (h) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (i) any payments with respect to make whole premiums or other breakage costs of any Indebtedness, (j) all non-recurring interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, all as calculated on a consolidated basis in accordance with GAAP, (k) expensing of bridge, arrangement, structuring, commitment, amendment or other financing fees and (l) Subordinated Shareholder Funding.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Unless otherwise specified, all references in this Indenture to “Consolidated Interest Expense” shall refer to the Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries on such date (excluding amounts outstanding under the Intercompany Loan Obligations), to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication, Consolidated Net Income shall not include:

(1)    any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Issuer’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or, so long as such Person is an Unrestricted Subsidiary, that (as reasonably determined by the Issuer) could have been distributed by such Person during such period to the Issuer or a Restricted Subsidiary) as a dividend or other distribution or return on investment, subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (2) below;

(2)    solely for the purpose of determining the amount of Consolidated Net Income available for Restricted Payments under Section 4.07(a), any net income (loss) of any Restricted Subsidiary (other than any Guarantor) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Issuer or a Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement), except that the Issuer’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Issuer or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained above in this clause (2));

(3)    any net gain (or loss) from disposed, abandoned or discontinued operations and any net gain (or loss) on disposal of disposed, discontinued or abandoned operations;

(4)    any net gain (or loss) realized upon the sale or other disposition of any asset (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Issuer);

(5)    any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense (including relating to the Transaction Expenses), or any charges, expenses or reserves in respect of any restructuring, relocation, redundancy or severance expense, new product introductions or one-time compensation charges;

(6)    the cumulative effect of a change in accounting principles;

(7)    any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions and (ii) income (loss) attributable to deferred compensation plans or trusts;

(8)    all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(9)    any unrealized gains or losses in respect of any obligations under any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any obligations under any Hedging Obligations;

(10)    any unrealized foreign currency translation gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(11)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary;

(12)    any recapitalization accounting or purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Issuer and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(13)    any impairment charge, write-down or write-off, including impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation;

(14)    any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or any obligations under any Hedging Obligations or other derivative instruments;

(15)    accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(16)    any net unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(17)    any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(18)    any unrealized or realized gain or loss due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;

(19)    effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks;

(20)    the amount of board fees to any director of the Issuer or any parent entity or any Restricted Subsidiary;

(21)    the impact of capitalized, accrued or accreting or pay in kind interest or principal, including in respect of Subordinated Shareholder Funding;

(22)    any expenses or charges (other than depreciation or amortization expense) related to any equity offering, Investment, acquisition, disposition or recapitalization or the incurrence of Indebtedness (including a refinancing thereof) (in each case, whether or not successful), including (A) such fees, expenses or charges (including rating agency fees and related expenses) related to the offering or incurrence of any Credit Facilities or the offering or incurrence of any debt securities and any securitization related fees and expenses and (B) any amendment or other modification of this Indenture or any Credit Facilities or other debt securities;

(23)(A) the amount of any restructuring charge, accrual or reserve (and adjustments to existing reserves), integration cost or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions or divestitures after the Issue Date, including those related to any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), systems development and establishment costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities and to exiting lines of business and consulting fees incurred with any of the foregoing and (B) fees, costs and expenses associated with acquisition related litigation and settlements thereof;

(24)(x) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are non-cash costs or expenses and/or otherwise funded with cash proceeds contributed to the capital of the Issuer or Net Proceeds of an issuance of Equity Interests (other than Disqualified Stock) of the Issuer and (y) the amount of expenses relating to payments made to option holders of the Issuer in connection with, or as a result of, any distribution being made to equityholders in connection with, or as a result of, any distribution being made to equityholders of such Person, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, to the extent permitted under this Indenture;

(25)    earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(26)    costs related to the implementation of operational and reporting systems and technology initiatives; and

(27)    any costs or expenses associated with the Transactions.

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall, without duplication, (1) be increased by business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters)) and (2) not include (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder or other contractual reimbursement obligations of a third party, (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Issuer has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, (iii) the cumulative effect of a change in accounting principles during such period, (iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, (v) any non-cash charges resulting from mark to market accounting relating to Equity Interests, (vi) any unrealized net gain or loss resulting from currency translation or unrealized transaction gains or losses impacting net income (including currency remeasurements of Indebtedness) and any unrealized foreign currency translation or transaction gains or losses shall be excluded, including those resulting from intercompany Indebtedness and any unrealized net gains and losses resulting from obligations in respect of any Hedging Obligations in accordance with GAAP or any other derivative instrument pursuant the application of ASC Topic 815, Derivatives and Hedging and (vii) any non-cash impairment charges resulting from the application of ASC Topic 350, Intangibles – Goodwill and Other and the amortization of intangibles including those arising pursuant to ASC Topic 805, Business Combinations, and, provided, further that solely for purposes of calculating the amount of Consolidated Net Income available for Restricted Payments under Section 4.07(a), the income or loss of any Person accrued prior to the date on which such Person becomes a Restricted Subsidiary of such Person or is merged into or consolidated with such Person or any Restricted Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Restricted Subsidiary of such Person, in each case, shall be excluded in calculating Consolidated Net Income. Unless otherwise specified, all references in this Indenture to “Consolidated Net Income” shall refer to the Consolidated Net Income of the Issuer and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by a Lien on the Collateral on such date (excluding amounts outstanding under the Intercompany Loan Obligations), to (b) EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)    to advance or supply funds

(a)    for the purchase or payment of any such primary obligation, or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt or credit facilities or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any notes, indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means (1) the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less (2) the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer, a Restricted Subsidiary or any direct or indirect parent corporation of the Issuer (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Issuer, on the issuance date thereof.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary, all as determined on a consolidated basis for such Sold Entity or Business or such Converted Unrestricted Subsidiary.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment, in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or any distributor equity plan or agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period

(1)    increased (without duplication) by:

(i)    provision for taxes based on income or profits or capital, including, without limitation, state franchise, excise and similar taxes, property taxes and foreign withholding taxes of such Person paid or accrued during such period, including any penalties and interest relating to any tax examinations, deducted (and not added back) in computing Consolidated Net Income; plus

(ii)(w)    consolidated interest expense of such Person for such period, (x) net losses or any obligations under any Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate, currency or commodities risk, (y) bank fees and (z) costs of surety bonds in connection with financing activities, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(iii)    Consolidated Depreciation and Amortization Expense and Receivables Fees of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(iv)    any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting (excluding any such non-cash charge, write-down or item to the extent it represents an accrual or reserve for a cash expenditure for a future period) or other items classified by the Issuer as special items less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(v)    without duplication of any amounts added back pursuant to subclause (xiii) below, the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(vi)    the amount of pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies (in each case net of amounts actually realized) related to acquisitions, dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives, entry into new contracts and other initiatives that are reasonably identifiable, factually supportable and projected by the Issuer in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Issuer) within 24 months after the date of consummation of such acquisition, disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives (including any entry into new contracts); plus

(vii)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (2) below for any previous period and not added back; plus

(viii)    any net loss included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(ix)    realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheets of the Issuer and its Restricted Subsidiaries; plus

(x)    net realized losses from Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(xi)    the amount of any charges, expenses, costs or other payments in respect of (x) facilities no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, (y) abandoned, closed, disposed or discontinued operations and (z) any losses on disposal of abandoned, closed or discontinued operations; plus

(xii)    any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in actuarial assumptions, valuation or studies; plus

(xiii)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of the initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature; plus

(xiv)    the amount of loss or discount on sale of Receivables Assets or related assets sold to a Receivables Subsidiary in connection with a Qualified Receivables Financing;

(2) decreased by (without duplication):

(i)    non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or cash reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii)    realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Issuer and its Restricted Subsidiaries; plus

(iii)    any net realized income or gains from any obligations under any Hedging Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(iv)    any amount included in Consolidated Net Income of such Person for such period attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(v)    any gains on disposal of abandoned, closed or discontinued operations;

(3)    increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of Accounting Standards Codification Topic 460 or any comparable regulation; and

(4)    increased or decreased (to the extent not already included in determining EBITDA) by any Pro Forma Adjustment.

There shall be included in determining EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Issuer or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Issuer or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by an officer of the Issuer and delivered to the Trustee. For purposes of determining EBITDA for any period, there shall be excluded the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Issuer or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition). Any adjustments in the calculation of Consolidated Net Income shall be without duplication of any adjustment to EBITDA, and any adjustments to EBITDA shall be without duplication of any adjustments to Consolidated Net Income. Unless otherwise specified, all references in this Indenture to “EBITDA” shall refer to the EBITDA of the Issuer and its Restricted Subsidiaries on a consolidated basis.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means (x) any public or private sale of common stock or Preferred Stock of the Issuer or of a direct or indirect parent of the Issuer (excluding Disqualified Stock) or (y) the sale of common stock or Preferred Stock or other securities by any Person, in each case, the proceeds of which are contributed as Subordinated Shareholder Funding or to the equity of the Issuer or any of the Restricted Subsidiaries, other than:

(1)    public offerings with respect to any such Person’s common stock registered on Form S-8;

(2)    issuances to the Issuer or any Subsidiary of the Issuer; and

(3)    any such public or private sale that constitutes an Excluded Contribution.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by or contributed to the Issuer from,

(1)    contributions to its common equity capital, and

(2)    the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) or Subordinated Shareholder Funding of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be.

“Excluded Subsidiary” means (a) any Subsidiary of the Issuer that is not an operating Subsidiary, (b) any Subsidiary of the Issuer for which a Guarantee is (i) legally prohibited (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirements (subject to clause (c) below, to the extent that such limitations cannot be addressed through “whitewash” or similar procedures)) or require consent, approval, license or authorization of a governmental authority (unless such consent, approval, license or authorization has been received) or (ii) contractually prohibited on the Issue Date (so long as such prohibition is not created in contemplation of the Transactions) or, following the Issue Date, the date of acquisition, so long as such prohibition is not created in contemplation of such transaction, (c) any Subsidiary of the Issuer where the burden or cost of obtaining a Guarantee outweighs the benefit to the Holders of the Notes, as determined in good faith by the Issuer and (d) any Immaterial Subsidiary; provided that no Subsidiary of the Issuer may be an Excluded Subsidiary pursuant to the foregoing clause (c) to the extent such Subsidiary guarantees other Indebtedness of the Issuer. For the avoidance of doubt, as of the Issue Date, the Excluded Subsidiaries shall be all Subsidiaries of the Issuer other than: Clear Channel Belgium SRL (Belgium), Clear Channel International Holdings B.V. (the Netherlands), Clear Channel Nederland Holding B.V. (the Netherlands) (formerly known as CCH Holding B.V.), Clear Channel Nederland B.V. (the Netherlands) (formerly known as Clear Channel Hillenaar B.V.), Clear Channel Holdings, Ltd. (U.K.), Clear Channel International, Ltd. (U.K.), Clear Channel UK, Ltd. (U.K.), Clear Channel Overseas, Ltd. (U.K.), Clear Channel Holding AG (Switzerland), Clear Channel Schweiz AG (Switzerland), Clear Channel Sverige Aktiebolag (Sweden), Clear Channel Sales Aktiebolag (Sweden).

“First Lien” means a Lien granted, or purported to be granted, by a Security Document to the Security Agent, at any time, upon any property of any Guarantor to secure First Lien Obligations.

“First Lien Debt” means:

(1)    the Notes issued on the date of this Indenture; and

(2)    any other Funded Debt (including Additional Notes), that is secured by a First Lien and that was permitted to be incurred and permitted to be so secured under this Indenture and each other applicable First Lien Document;

provided, in the case of any Funded Debt referred to in clause (2) of this definition, that:

(a)    on or before the date on which such Funded Debt is incurred by the Issuer or by a Subsidiary, such Funded Debt is designated by the Issuer, in a New Debt Financing Designation Certificate (as defined in the Intercreditor Agreement) delivered to each First Lien Representative and the Security Agent, as “First Lien Debt” for the purposes of this Indenture and the Intercreditor Agreement;

(b)    unless such Funded Debt is issued under an existing First Lien Document for any Series of First Lien Debt whose First Lien Representative is already party to the Intercreditor Agreement, the First Lien Representative for such Funded Debt executes and delivers a joinder in the form required under the Intercreditor Agreement; and

(c)    all other requirements set forth in the Intercreditor Agreement as to the confirmation, grant or perfection of the Security Agent’s Liens to secure such Funded Debt in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if the Issuer delivers to the Security Agent a New Debt Financing Designation Certificate stating that such requirements and other provisions have been satisfied and that such Funded Debt constitutes Senior Secured Creditor Liabilities (as defined in the Intercreditor Agreement)).

For the avoidance of doubt, Hedging Obligations do not constitute First Lien Debt but may constitute First Lien Obligations.

“First Lien Documents” means, collectively, the Notes Documents and any other indenture, credit agreement or other agreement pursuant to which any First Lien Debt is incurred and the Security Documents.

“First Lien Obligations” means First Lien Debt and all other Obligations in respect thereof including, without limitation, interest and premium (if any) (including Post-Petition Interest whether or not allowable), together with all Hedging Obligations and all guarantees of any of the foregoing. In addition to the foregoing, all obligations owing to the Trustee and the Security Agent in their capacities as such, whether pursuant to the Intercreditor Agreement, this Indenture or one or more of the First Lien Obligations.

“First Lien Representative” means:

(1)    in the case of the Notes, the Trustee and/or the Security Agent, as applicable; and

(2)    in the case of any other Series of First Lien Debt, the trustee, agent or representative of the holders of such Series of First Lien Debt who maintains the transfer register for such Series of First Lien Debt and (A) is appointed as a representative for such First Lien Debt (for purposes related to the administration of the Security Documents) pursuant to the indenture, credit agreement or other agreement governing such Series of First Lien Debt and (B) has become a party to the Intercreditor Agreement by executing a joinder in the form required under the Intercreditor Agreement, together with its successors and assigns in such capacity.

“Fixed Charge Coverage Ratio” means, as of the date of determination, the ratio of (a) EBITDA of the Issuer and its Restricted Subsidiaries to (b) the Fixed Charges of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)    Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(2)    all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Preferred Stock of the Issuer or a Restricted Subsidiary during such period; plus

(3)    all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer or a Restricted Subsidiary during such period.

“French Intercompany Loan Obligations” means the obligations of subsidiaries of the Issuer under (i) the Cash Pooling and Delegation of Payment, dated as of July 9, 2018, as amended or supplemented from time to time, by and among CCWH, Clear Channel International Limited and Clear Channel France SAS, including the first demand guarantee, dated as of July 9, 2018, by and between Clear Channel International Limited and Clear Channel France SAS, and (ii) the Revolving Credit Facility Agreement, dated as of January 1, 2012, as amended or supplemented from time to time, by and between CCWH and Clear Channel European Holdings SAS.

“French Intercompany Receivable” means the receivables owed to subsidiaries of the Issuer under the Cash Pooling and Delegation of Payment, dated as of July 9, 2018, as amended or supplemented from time to time, by and among CCWH, Clear Channel International Limited and Clear Channel France SAS.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)    in respect of borrowed money or advances; or

(2)    evidenced by loan agreements, bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), whether or not then available or drawn.

For the avoidance of doubt, “Funded Debt” shall not include Hedging Obligations.

“GAAP” means generally accepted accounting principles in the United States which are in effect from time to time; provided that the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations; provided further, that (i) if the Issuer notifies the Trustee that the Issuer elects to amend any provision hereof to eliminate the effect of any change occurring after the Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective and (ii) GAAP shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuer or any of its Subsidiaries at “fair value,” as defined therein, and Indebtedness shall be measured at the aggregate principal amount thereof. At any time after adoption of IFRS by the Issuer for financial reporting purposes, the Issuer may elect to apply IFRS for all purposes of this Indenture, in lieu of GAAP, and, upon any such election (the date of such election, the “IFRS Election Date”), references herein to GAAP shall be construed to mean IFRS as in effect on the IFRS Election Date; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Indenture shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Indenture shall be computed in conformity with IFRS and (B) in this Indenture that require the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Issuer shall give notice of any election to the Trustee and the Holders of the Notes with 15 days of such election. Solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.

“Government Securities” means securities that are:

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities

Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means each Person that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedge Bank” means any Person that is a lender, arranger or agent under the Senior Credit Facilities or an Affiliate of the foregoing (x) at the time it enters into (including by way of novation) a Hedging Obligation (regardless of whether such Person subsequently ceases to be a lender, arranger or agent under the Senior Credit Facilities or an Affiliate of the foregoing) or (y) as of the Issue Date (regardless of whether such Person subsequently ceases to be a lender, arranger or agent under the Senior Credit Facilities or an Affiliate of the foregoing) and that is a party to a Hedging Obligation in existence on the Issue Date with the Issuer or any Restricted Subsidiary, in its capacity as a counterparty to such Hedging Obligation.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect on the IFRS Election Date.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary of the Issuer that is a Restricted Subsidiary and not a Guarantor, and not an Excluded Subsidiary pursuant to clauses (a), (b) or (c) of the definition of “Excluded Subsidiary,” (1) either (a) whose total assets, together with the total assets of all such Restricted Subsidiaries that are not Guarantors, at the last day of the end of the most recently ended fiscal quarter of the Issuer for which financial statements are publicly available did not exceed 3.5% of Total Assets at such date or (b) whose gross revenues, together with the gross revenues of all such other Restricted Subsidiaries that are not Guarantors, for the most recently ended period of four consecutive fiscal quarters of the Issuer for which financial statements are publicly available did not exceed 3.5% of the consolidated gross revenues of the Issuer and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, and (2) that has been designated by the Issuer in writing to the Trustee as an “Immaterial Subsidiary”; provided, that if the Total Assets of all Restricted Subsidiaries so designated by the Issuer as “Immaterial Subsidiaries” (and not redesignated as “Material Subsidiaries”) shall at any time exceed the limits set forth in clause (a) above, then all such Restricted Subsidiaries shall be deemed to be Material Subsidiaries unless and until the Issuer shall redesignate one or more Immaterial Subsidiaries as Material Subsidiaries, in each case in a written notice to the Trustee, and, as a result thereof, the Total Assets of all Restricted Subsidiaries still designated as “Immaterial Subsidiaries” do not exceed such limits; and provided, further, that the Issuer may designate and re-designate a Restricted Subsidiary as an Immaterial Subsidiary at any time, subject to the terms set forth in this definition.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments to the extent the same would appear as a liability on a balance sheet (excluding footnotes thereto) of such Person in accordance with GAAP;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    net obligations of such Person under any Hedging Obligations (with the amount of such net obligations being deemed to be the aggregate Swap Termination Value thereof as of such date);

(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within thirty (30) days after becoming due and payable, (iii) any other obligation that appears in the liabilities section of the balance sheet of such Person, to the extent (A) such Person is indemnified for the payment thereof by a solvent Person or (B) amounts to be applied to the payment therefor are in escrow and (iv) liabilities associated with customer prepayments and deposits);

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    [reserved];

(g)    all obligations of such Person in respect of Disqualified Stock; and

(h)    all guarantee obligations of such Person in respect of any of the foregoing;

provided that (i) no obligations under or in respect of (A) Qualified Receivables Financings or (B) Subordinated Shareholder Funding shall constitute “Indebtedness”, (ii) in no event shall any obligations under any Hedging Obligations be deemed “Indebtedness” for any calculation of the Consolidated Leverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Fixed Charge Coverage Ratio or any other financial ratio under this Indenture, (iii) the amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith and (iv) the Indebtedness of any person shall, except for purposes of calculating the Fixed Charge Coverage Ratio to the extent the interest expense in respect thereof is not covered by proceeds held in escrow or in connection with any test date of any acquisition not conditioned on the availability of, or on obtaining, third party acquisition financing or any redemption, repurchase, defeasance, satisfaction and discharge or repayment of indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment, or any test related to a subsequent transaction, exclude Indebtedness incurred in advance of, and the proceeds of which are to be applied in connection with, the consummation of a transaction solely to the extent the proceeds thereof are and continue to be held in an escrow and are not otherwise made available to such person.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Indebtedness, (B) in the case of the Issuer and its Restricted Subsidiaries, exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice and (C) exclude (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller and (iii) Indebtedness of any parent company appearing on the balance sheet of the Issuer solely by reason of push down accounting under GAAP.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Intercompany Loan Obligations” means all obligations of the Issuer or its subsidiaries Clear Channel Holdings Limited, Clear Channel European Holdings SAS, Clear Channel France SAS and Clear Channel International Limited, owed to (i) CCWH and Clear Channel KNR Neth Antilles NV or (ii) other direct or indirect parent companies of the Issuer that are subsidiaries of CCOH (the “Intercompany Loan Obligation Counterparties”) pursuant to various revolving credit facility agreements or promissory notes, including any obligations resulting from the payment-in-kind of interest pursuant to such revolving credit facility agreements or promissory notes, all of which (other than the French Intercompany Loan Obligations) are subject to the terms of the Intercreditor Agreement.

“Initial Purchasers” means Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC.

“Intercreditor Agreement” means the intercreditor agreement dated on or around the Issue Date, by and among, inter alios, the Issuer, the Security Agent and the Trustee, as amended, restated or otherwise modified or varied from time to time.

“Interest Payment Date” means April 1 and October 1 of each year to stated maturity.

“Investment Grade Event” means the Notes have achieved an Investment Grade Rating by both of the Rating Agencies.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and the Subsidiaries of the Issuer;

(3)    investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07:

(1)    “Investments” shall include the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)    the Issuer’s direct or indirect “Investment” in such Subsidiary at the time of such redesignation; less

(b)    the portion (proportionate to the Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation;

(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer; and

(3)    if the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash and Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment to the extent such amounts do not increase any other baskets under this Indenture.

“IPO Entity” means the Issuer or any Parent or Restricted Subsidiary.

“Issue Date” means August 4, 2020.

“Issuer” has the meaning set forth in the preamble hereto.

“Junior Lien Obligations” means Indebtedness with a Junior Lien Priority and all other Obligations in respect thereof including, without limitation, interest and premium (if any) (including Post-Petition Interest whether or not allowable), together with all Hedging Obligations and all guarantees of any of the foregoing.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Obligations pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York, USA, London, United Kingdom or the Netherlands.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes or laws) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer that is not an Immaterial Subsidiary (but including, in any case, any Restricted Subsidiary that has been designated as a Material Subsidiary as provided in, or has been designated as an Immaterial Subsidiary in a manner that does not comply with, the definition of “Immaterial Subsidiary”).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person and its Subsidiaries that are Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on unsubordinated Indebtedness (other than if the assets disposed of constitute Collateral) required (other than required by clauses (1) or (2) of Section 4.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and in the case of any Asset Sale by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary of the Issuer, a portion of the aggregate cash proceeds equal to the portion of the outstanding Equity Interests of such non-Wholly-Owned Subsidiary owned by Persons other than the Issuer and any other Restricted Subsidiary (to the extent such proceeds are committed to be distributed to such Persons).

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 International Swaps and Derivatives Association, Inc. Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes Documents” means the Notes (including Additional Notes), the Guarantees, this Indenture, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreements.

“Notes” means the Initial Notes authorized and delivered under this Indenture and any Additional Notes subsequently issued under this Indenture.

“Obligations” means any principal (including any accretion), interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal (including any accretion), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Circular” means the final offering circular, dated July 21, 2020, relating to the sale of the Initial Notes issued on the Issue Date.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or a director of the Issuer, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer or director of the Issuer, as the case may be, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or a director of the Issuer, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer, as the case may be, or the Trustee.

“Pari Passu Indebtedness” means Indebtedness of the Issuer which ranks equally in right of payment to the Notes or of any Guarantor if such Indebtedness ranks equally in right of payment to the Guarantees of the Notes.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person by the Issuer or a Restricted Subsidiary, or Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary of the Issuer (including as a result of a merger or consolidation).

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that if the assets disposed of constitute Collateral, any assets received in respect thereof shall constitute Collateral.

“Permitted Collateral Liens” means Liens on the Collateral:

(1)    that are described in one or more of clauses (1), (2), (3), (4), (5), (8), (9), (12), (14), (16), (19), (21), (22), (23), (24), (25), (26), (27), (28), (29), (30), (31) and (32) of the definition of “Permitted Liens” and, in each case, arising by law or that would not materially interfere with the ability of the Security Agent to enforce the security interests in the Collateral;

(2)    to secure:

(a)    the Notes issued on the Issue Date and any related Guarantees;

(b)    Indebtedness, the incurrence of which would be permitted by Section 4.09(a); provided that:

(i)    if such Liens secure First Lien Obligations, after giving effect to such incurrence on the date thereof, the Consolidated First Lien Leverage Ratio does not exceed 3.5 to 1.0; and

(ii)    if such Liens secure Junior Lien Obligations, after giving effect to such incurrence on the date thereof, the Consolidated Secured Leverage Ratio does not exceed 4.5 to 1.0;

(c)    Indebtedness described in clause (17) of Section 4.09(b), to the extent incurred by a Guarantor and to the extent such guarantee is in respect of Indebtedness otherwise permitted to be secured and specified in this definition of Permitted Collateral Liens;

(d)    Indebtedness described in clause (10) of Section 4.09(b);

(e)    Indebtedness described in clause (5) of Sections 4.09(b) (other than with respect to Capitalized Lease Obligations) or clause (12) of Section 4.09(b); and

(f)    any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clauses (a) through (e) and this clause (f);

provided that each of the secured parties to any such Indebtedness (acting directly or through its respective creditor representative) so secured pursuant to this clause (2) will have entered into the Intercreditor Agreement or an Additional Intercreditor Agreement (which, in the case of any Indebtedness secured pursuant to subclause (2)(b)(ii) of this definition (and any Refinancing Indebtedness secured pursuant to subclause (2)(f) of this definition in respect thereof) shall reflect the subordination of such Liens to the Liens securing the Notes and any related Guarantees); provided, further, that subject to the Agreed Security Principles and other exceptions permitted under this Indenture and Intercreditor Agreement, all property and assets (including, without limitation, the Collateral) securing such Indebtedness (including any guarantees thereof) or Refinancing Indebtedness secure the Notes and the obligations under this Indenture on a senior or pari passu basis (including by application of payment order, turnover or equalization provisions substantially consistent with the corresponding provisions set forth in the Intercreditor Agreement or any Additional Intercreditor Agreement); and

(3)    incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that in total do not exceed the greater of $25,000,000 and 25.0% of EBITDA at any one time outstanding and that do not to secure Indebtedness that is incurred in connection with the borrowing of money.

“Permitted Holder” means any of the members of management of the Issuer (or any of its direct or indirect parent companies) who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (x) in the case of such group and without giving effect to the existence of such group or any other group, such members of management, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies and (y) for purposes of this definition, the amount of Equity Interests held by members of management who qualify as “Permitted Holders” shall never exceed the amount of Equity Interests held by such members of management on the Issue Date. Any person or group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of Section 4.14 hereof (or would result in a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with Section 4.14 hereof) shall thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)    any Investment in the Issuer or any of its Restricted Subsidiaries;

(2)    any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary; or

(b)    such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4)    any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 4.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(5)    any Investment existing on the Issue Date or made pursuant to a binding commitment in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under this Indenture;

(6)    any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a)    in exchange for any other Investment, accounts receivable or notes receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment, accounts receivable or notes receivable; or

(b)    as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)    Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof;

(8)    any Investment the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies or Subordinated Shareholder Funding;

(9)    Indebtedness (including any guarantee thereof) permitted under Section 4.09;

(10)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (2), (5) and (9) of Section 4.11(b) hereof);

(11)    any Investment consisting of a purchase or other acquisition of inventory, supplies, material or equipment;

(12)    Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $50,000,000 and (y) 50.0% of EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if such Investment is in Capital Stock of a Person that is engaged in a Similar Business that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (3) above and shall not be included as having been made pursuant to this clause (12);

(13)    Investments in receivables owing to the Issuer or any Restricted Subsidiary created or acquired in the ordinary course of business, including Investments in connection with any Qualified Receivables Financing;

(14)    advances to, or guarantees of Indebtedness of, employees, directors, officers and consultants not in excess of the greater of $500,000 and 0.5% of EBITDA outstanding at any one time, in the aggregate;

(15)    loans and advances to officers, directors and employees consistent with industry practice or past practice, as well as for moving expenses and other similar expenses incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(16)    Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(17)    Investments by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to a “local marketing agreement” or similar arrangement relating to a station owned or licensed by such Person;

(18)    any performance guarantee and Contingent Obligations in the ordinary course of business and the creation of liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 4.12 hereof;

(19)     any Indebtedness arising as a result of (the establishment of) a Dutch law fiscal unity for corporate income tax or turnover tax purposes (fiscale eenheid) of which any Restricted Subsidiary is a member;

(20)    any Indebtedness pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to section 2:404(2) of the Dutch Civil Code);

(21)    any purchase or repurchase of the Notes;

(22)    any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (22) that are at that time outstanding, that does not exceed the greater of (x) $75,000,000 and (y) 75.0% of EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if such Investment is in Capital Stock of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (3) above and shall not be included as having been made pursuant to this clause (22);

(23)    Investments in joint ventures and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $25,000,000 and 25.0% of EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Issuer or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the

Issuer or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (3) above and shall cease to have been made pursuant to this clause (23) for so long as such Person continues to be the Issuer or a Restricted Subsidiary; and

(24)    Investments pursuant to the French Intercompany Receivable.

“Permitted Liens” means, with respect to any Person:

(1)    pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax and other social security laws or similar legislation (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, appeal bonds or letters of credit to which such Person is a party or account party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)    Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)    Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently pursued, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or any Subsidiary thereof has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4)    Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(5)    minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6)    Liens securing obligations under Indebtedness permitted to be incurred (and so incurred and so classified) pursuant to clause (5) of Section 4.09(b) hereof;

(7)    Liens existing on the Issue Date (excluding Liens securing the Notes);

(8)    Liens existing on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(9)    Liens existing on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of an amalgamation, merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided further that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10)    Liens securing obligations under Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or a Guarantor permitted to be incurred in accordance with Section 4.09;

(11)    Liens securing Hedging Obligations permitted to be incurred under this Indenture;

(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)    leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14)    Liens arising from Uniform Commercial Code (or equivalent statutes or laws) financing statement filings regarding operating leases, consignments or accounts entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)    Liens in favor of the Issuer or any Guarantor;

(16)    Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business;

(17)    Liens in respect of any Qualified Receivables Financing;

(18)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), and (9) or in clause (20) below; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the obligations under Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9) and (20) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension, renewal or replacement of Indebtedness secured by a Lien referred to in clause (20), the principal amount of any Indebtedness incurred for such refinancing, refunding, extension, renewal or replacement shall be deemed secured by a Lien under clause (20), and not this clause (18) for purposes of determining the principal amount of Indebtedness outstanding under clause (20);

(19)    deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(20)    other Liens securing Indebtedness or other obligations permitted to be incurred in accordance with Section 4.09 which do not exceed the greater of $35,000,000 and 35.0% of EBITDA in the aggregate at any one time outstanding;

(21)    Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) of Section 6.01(a) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(22)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under this Indenture; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(25)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27)    Liens created pursuant to the general conditions of a bank operating in The Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond) or pursuant to any other general conditions of, or any contractual arrangement with, any such bank to substantially the same effect;

(28)    Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under any Credit Facilities or any Affiliate of such a lender, in each case, in the ordinary course of business in respect of any overdraft and related liabilities arising from treasury, depository and cash management services provided by, or any automated clearing house transfers of funds with, lenders under such Credit Facilities or any Affiliate of such a lender;

(29)    the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any Restricted Subsidiary thereof or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(30)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31)    Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(32)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business; and

(33)    Liens (x) securing the Notes issued on the Issue Date and the Guarantees with respect thereto and (y) pursuant to the Security Documents (including the Intercreditor Agreement) entered into pursuant to this Indenture.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on and the costs in respect of such Indebtedness.

“Permitted Reorganization” means any amalgamation, demerger, merger, voluntary liquidation, consolidation, reorganization, winding up or corporate reconstruction involving the Issuer or any Restricted Subsidiary (a “Reorganization”) that is made on a solvent basis; provided that:

(1)    any payments or assets distributed in connection with such Reorganization remain within the Issuer and the Restricted Subsidiaries; and

(2)    if any shares or other assets of an entity subject to reorganization form part of the Collateral, substantially equivalent Liens must be granted over such shares or assets of the recipient such that they form part of the Collateral.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or the conversion of any Unrestricted Subsidiary into a Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion is consummated.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Adjustment” means, for any four consecutive fiscal quarter period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the EBITDA, (a) the pro forma increase or decrease in such Acquired EBITDA or such EBITDA, as the case may be, that is expected to have a continuing impact and (b) additional good faith pro forma adjustments arising out of cost savings initiatives attributable to such transaction and additional costs associated with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Issuer and its Restricted Subsidiaries, in each case being given pro forma effect, which actions (i) have been taken or (ii) will be taken or implemented within the succeeding twenty four (24) months following such transaction and, in each case, including, but not limited to, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead) taking into account, for purposes of determining such compliance, the historical financial statements of the Acquired Entity or Business or Converted Restricted

Subsidiary and the consolidated financial statements of the Issuer and its Restricted Subsidiaries, assuming such Permitted Acquisition or conversion, and all other Permitted Acquisitions or conversions that have been consummated during the period, and any Indebtedness or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Indebtedness to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, so long as such actions are initiated during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such EBITDA, as the case may be, it may be assumed that such cost savings will be realizable during the entirety of such four consecutive fiscal quarter period, or such additional costs, as applicable, will be incurred during the entirety of such four consecutive fiscal quarter period; provided further that at the election of the Issuer, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent the aggregate consideration paid in connection with such acquisition was less than $5,000,000.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act or (b) a private placement to institutional investors that is underwritten for resale in accordance with Rule 144A or Regulation S of such Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC. The term “Public Debt” (i) shall not include the Notes (or any Additional Notes) and (ii) shall not be construed to include any Indebtedness issued to institutional investors in a direct placement of such Indebtedness that is not underwritten by an intermediary (it being understood that, without limiting the foregoing, a financing that is distributed to not more than ten Persons (provided that multiple managed accounts and affiliates of any such Persons shall be treated as one Person for the purposes of this definition) shall be deemed not to be underwritten), or any commercial bank or similar Indebtedness, Capitalized Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred in a manner not customarily viewed as a “securities offering.”

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions: (1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary or other Subsidiary, as the case may be, (2) all sales of accounts receivable and related assets to the Receivables Subsidiary or other Subsidiary, as the case may be, are made at fair market value (as determined in good faith by the Board of Directors of the Issuer), and (3) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Board of Directors of the Issuer) and may include Standard Securitization Undertakings. The grant of a security interest in any accounts receivable of the Issuer or a Restricted Subsidiary (other than a Receivables Subsidiary) to secure Indebtedness under a Credit Facility or Indebtedness in respect of the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Assets” means any assets that are or will be the subject of a Qualified Receivables Financing.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not the Issuer or a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any Subsidiary of the Issuer pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary, or (b) any other Person (in the case of a transfer by the Issuer or any of its Subsidiaries), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interest are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Issuer or a Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Receivables Financing in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of a the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard

Securitization Undertakings), (ii) is subject to terms that are substantially equivalent in effect to a guarantee of any losses on securitized or sold receivables by the Issuer or any Restricted Subsidiary, (iii) is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings, or (iv) subjects any property or asset of the Issuer or any other Restricted Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)    with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Financing) other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(3)    to which neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” for the interest payable on any applicable Interest Payment Date means the March 15 or September 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Regulatory Debt Facility” means, with respect to the Issuer or any of its Subsidiaries, one or more Credit Facilities entered into pursuant to the laws, rules or regulations of any government (including, for the avoidance of doubt, any agency or instrumentality thereof and including, without limitation, the Federal Reserve, the European Central Bank, the Bank of England and other federal or central banks or regulatory agencies) or any other legislation, regulation, act or similar law in response to, or related to the effect of, COVID-19, in each case, as amended from time to time.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Required First Lien Debtholders” means, at any time, the holders of more than 50% of the sum of:

(1)    the aggregate outstanding principal amount of First Lien Debt; and

(2)    other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute First Lien Debt.

For purposes of this definition, (a) First Lien Debt registered in the name of, or beneficially owned by, the Issuer or any Affiliate of the Issuer will be deemed not to be outstanding, and neither the Issuer nor any Affiliate of the Issuer will be entitled to vote any of the First Lien Debt and (b) votes will be determined in accordance with the applicable provisions of the Intercreditor Agreement.

“Responsible Officer” means, when used with respect to the Trustee or the Security Agent, any officer within the corporate trust department of the Trustee or the Security Agent, as applicable, including any vice president, assistant vice president, assistant treasurer, trust officer or any other officer of the Trustee or the Security Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agent” means U.S. Bank Trustees Limited, as collateral trustee for the holders of the First Lien Obligations under the Security Documents and any successor pursuant to the provisions of this Indenture and the Intercreditor Agreement.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, and any other instrument and document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time, creating the security interests in the Collateral as contemplated by this Indenture.

“Senior Credit Facilities” means the term and revolving credit facilities under the Credit Agreement, dated as of August 23, 2019, by and among CCOH, the subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank AG New York Branch, as Administrative Agent, and the facilities under the ABL Credit Agreement, dated as of August 23, 2019, by and among CCOH, the subsidiary borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank AG New York Branch, as Administrative Agent, including, in each case, any agreements, collateral documents, guarantees, instruments, mortgages and notes executed in connection therewith, and any amendments, extensions, modifications, refinancings, refundings, renewals, restatements, or supplements thereof and any one or more notes, indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, refinance, refund, renew, replace or defease any part of the loans, notes, other credit facilities or commitments thereunder, including any such refinancing, refunding or replacement facility or indenture that increases the amount that may be borrowed thereunder or alters the maturity of the loans thereunder or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or other agent, lender or group of lenders or investors.

“Series of First Lien Debt” means, severally, the Notes and each other issue or series of First Lien Debt for which a single transfer register is maintained. For the avoidance of doubt, all reimbursement obligations in respect of letters of credit issued pursuant to a First Lien Document shall be part of the same Series of First Lien Debt as all other First Lien Debt incurred pursuant to such First Lien Document.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Party” means any Guarantor or Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Specified Transaction” means any Investment, disposition, incurrence or repayment of Indebtedness, Restricted Payment or Subsidiary designation that by the terms of this Indenture requires a test to be calculated on a “pro forma basis” or after giving “pro forma effect.”

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any of its Subsidiaries which the Issuer has determined in good faith to be customary in a Qualified Receivables Financing, including (to the extent applicable) those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations, including those set forth in Section 4.14 and the conditions in Section 4.10 to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means:

(1)    any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes; and

(2)    any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Issuer by any Parent, any Affiliate of any Parent or any Permitted Holder or any Affiliate thereof, in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(1)    does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Issuer or any funding meeting the requirements of this definition) or the making of any such payment prior to the first anniversary of the Stated Maturity of the Notes is restricted by the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement;

(2)    does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross ups, or any similar cash amounts or the making of any such payment prior to the first anniversary of the Stated Maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(3)    contains no change of control, asset sale or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Notes or the payment of any amount as a result of any such action or provision or the exercise of any rights or enforcement action, in each case, prior to the first anniversary of the Stated Maturity of the Notes is restricted by the Intercreditor Agreement or an Additional Intercreditor Agreement;

(4)    does not provide for or require any security interest or encumbrance over any asset of the Issuer or any of its Subsidiaries; and

(5)    pursuant to its terms or the terms of the Intercreditor Agreement, an Additional Intercreditor Agreement or another intercreditor agreement, is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to Holders than those contained in the Intercreditor Agreement (or, in the case of payment blockage, this Indenture) as in effect on the Issue Date with respect to the “Subordinated Liabilities” (as defined therein, mutatis mutandis).

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity (excluding charitable foundations) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Termination Value” means, in respect of any one or more Hedging Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Obligation, (a) for any date on or after the date such Hedging Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Hedging Obligation, as determined by the Hedge Bank (or the Issuer, if no Hedge Bank is party to such Hedging Obligation) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Hedge Bank (or the Issuer, if no Hedge Bank is party to such Hedging Obligation).

“Swiss Withholding Tax” means any taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax (Bundesgesetz über die Verrechnungssteuer) of October 13, 1965, as amended from time to time (SR 642.21), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Tax” means any tax, duty, levy, impost, assessment, deduction, withholding or other charge imposed by any governmental authority (including penalties, additions to tax, interest and any other liabilities related thereto).

“Taxing Authority” means any government, political subdivision, territory or possession or any government or any other authority or agency therein or thereof having power to tax.

“Topco” means CCO International Holdings B.V.

“Total Assets” means total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis prepared in accordance with GAAP, shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any of its Subsidiaries in connection with the Transactions.

“Transactions” means the offering and issuance of the Notes for cash on the Issue Date, the use of the proceeds from the offering and issuance of the Notes described in the Offering Circular and the payment of fees and expenses related thereto, and the entry into the Notes Documents.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to February 1, 2022; provided, however, that if the period from the Redemption Date to February 1, 2022 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means U.S. Bank National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Cash Amount” means, as to any Person on any date of determination, the lesser of (x) the amount of (a) unrestricted Cash and Cash Equivalents of such Person whether or not held in an account pledged to the Security Agent and (b) Cash and Cash Equivalents of such Person restricted in favor of the Notes (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on any Collateral along with the Notes), in each case as determined in accordance with GAAP; it being understood and agreed that proceeds subject to escrow shall be deemed to constitute “restricted cash” for purposes of the Unrestricted Cash Amount, and (y) $50,000,000.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2)    any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any

Lien on, any property of, the Issuer or any Restricted Subsidiary of the Issuer (other than solely any Unrestricted Subsidiary of the Subsidiary to be so designated); provided that:

(1)    any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2)    such designation complies with Section 4.07 hereof; and

(3)    each of:

(a)    the Subsidiary to be so designated; and

(b)    its Subsidiaries

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)    the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 4.09(a) hereof, notwithstanding clause (x) of such Section 4.09(a); or

(2)    either (x) the Fixed Charge Coverage Ratio of the Issuer and its Restricted Subsidiaries would be greater than or equal to such ratio immediately prior to such designation or (y) the Consolidated Leverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or less than such ratio immediately prior to such designation; provided, however, that in each case such determination is made on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)    the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)    the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02     Other Definitions.

Term	Defined in Section
“Additional Intercreditor Agreement”	13.16(a)

“Affiliate Transaction”	4.11(a)

“ASC”	4.09(b)

“Asset Sale Offer”	4.10(c)

“Authentication Order”	2.02

“Additional Amounts”	4.18(a)

“Authorized Agent”	12.18

“Change in Tax Law”	3.10(b)

“Change of Control Offer”	4.14(a)

“Change of Control Payment”	4.14(a)

“Change of Control Payment Date”	4.14(a)

“Collateral Asset Sale Offer”	4.10(c)

“Consolidated Leverage Ratio Calculation Date”	1.01

“Covenant Defeasance”	8.03

Term	Defined in Section
“Default Direction”	6.01(c)

“Defeased Covenants”	8.03

“Directing Holder”	6.01(c)

“DTC”	2.03

“Event of Default”	6.01(a)

“Excess Proceeds”	4.10(c)

“Fixed Amounts”	4.06(d)

“Grantors”	12.01(a)

“IFRS Election Date”	1.01

“incur,” “incurred” or “incurrence”	4.09(a)

“Incurrence Based Amounts”	4.06(d)

“Initial Default”	6.01(e)

“Initial Lien”	4.12

“Intercompany Loan Obligation Counterparties”	1.01

“International Exchange”	4.03(g)

“Legal Defeasance”	8.02

“Maximum Amount”	10.02(f)

“Note Register”	2.03

“Noteholder Direction”	6.01(c)

“Offer Amount”	3.09(b)

“Offer Period”	3.09(b)

“Paying Agent”	2.03

Term	Defined in Section
“Purchase Date”	3.09(b)

“Position Representation”	6.01(c)

“Redemption Date”	3.07(b)

“Refinancing Indebtedness”	4.09(b)

“Refunding Capital Stock”	4.07(b)

“Registrar”	2.03

“Related Person”	12.03(e)

“Relevant Taxing Jurisdiction”	4.18(a)

“Restricted Payments”	4.07(a)

“Reversion Date”	4.16(b)

“Required Currency”	13.17

“Secured Guarantors”	12.01(a)

“Successor Company”	5.01(a)

“Successor Person”	5.01(c)

“Suspended Covenants”	4.16(a)

“Suspension Date”	4.16(a)

“Suspension Period”	4.16(b)

“Swedish Companies Act”	10.02(d)

“Swedish Party”	10.02(d)

“Swiss-Secured Obligations”	10.02(f)

“Swiss Guarantor”	10.02(f)

“Transfer Agent”	2.03

Term	Defined in Section
“Treasury Capital Stock”	4.07(b)

“Upstream or Cross-Stream Obligations”	10.02(f)

“Verification Covenant”	6.01(c)

Section 1.03     [Reserved].

Section 1.04     Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    words in the singular include the plural, and in the plural include the singular;

(e)    “will” shall be interpreted to express a command;

(f)    provisions apply to successive events and transactions;

(g)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)    words used herein implying any gender shall apply to both genders;

(j)    the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(k)    the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;

(l)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(m)    subordination shall refer to contractual payment subordination and not to structural subordination.

Section 1.05     Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders of the Notes may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Issuer may set a record date for purposes of determining the identity of Holders of the Notes entitled to give any request, demand, authorization, direction, notice, consent or waiver or to take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders of the Notes. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder of Notes made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders of the Notes furnished to the Trustee prior to such solicitation.

(f)    Without limiting the foregoing, a Holder of Notes entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder of Notes or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder of Notes, including DTC, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders of the Notes, and any Person that is the Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)    The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders of the Notes. If such a record date is fixed, the Holders of the Notes on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders of the Notes after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

Section 1.06     Certain Calculations under this Indenture

(a)    Notwithstanding anything to the contrary in this Indenture, unless the context otherwise requires, for purposes of determining compliance with any test contained in this Indenture with respect to any period during which any Specified Transactions occur or, subsequent to such period and prior to or simultaneously with the event for which the calculation is made, the Consolidated Leverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio, the Fixed Charge Coverage Ratio and EBITDA and any other financial calculation shall be calculated with respect to such period and such Specified Transactions on a “pro forma basis” and shall be calculated for the applicable period of measurement for which quarterly or fiscal year-end financial statements are internally available, as determined by the Issuer, immediately preceding the date of such event (which may, at the Issuer’s election, be the most recently ended twelve months); provided, that for the avoidance of doubt, the amount of Consolidated Net Income available for Restricted Payments pursuant to Section 4.07(a), Consolidated Net Income shall not be calculated on a “pro forma basis”.

(b)    For all purposes under this Indenture, with respect to compliance with any test for an applicable period of measurement that is calculated on a “pro forma basis” or after giving “pro forma effect”, (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement (as of the last date in the case of a balance sheet item) in such test: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Issuer or any asset of the Issuer or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Issuer or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, (1) without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “EBITDA” and give effect to events (including cost savings, synergies and operating expense reductions) that are (as determined by the Issuer in good faith) (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Issuer and its Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment” and (2) in connection with any Specified Transaction that is the incurrence of Indebtedness in respect of which compliance with any specified leverage ratio test is by the terms of this Indenture required to be calculated on a pro forma basis, (I) the proceeds of such Indebtedness shall not be netted from Indebtedness in the calculation of the applicable leverage ratio test and (II) if such Indebtedness is a revolving facility, the incurrence or repayment of any indebtedness in respect of such revolving facility included in such incurrence test calculation immediately prior to or simultaneously with the incurrence of such indebtedness for which the pro forma calculation of such ratio or test is being made and/or any drawing under any revolving facilities used to finance working capital needs of the Issuer and its Restricted Subsidiaries (as reasonably determined by the Issuer), shall be disregarded but, for avoidance of doubt, shall thereafter be included in any future calculations after giving effect to any prepayments or other Specified Transactions with respect thereto.

(c)    The Issuer may elect, pursuant to an Officer’s Certificate delivered to the Trustee not later than 30 days after entering into any commitment providing for the incurrence of Indebtedness, that all or any portion of the Indebtedness that could be incurred under such commitment at the time such commitment is entered into shall be treated as incurred and outstanding in such amount for all purposes of the calculation (whether or not such Consolidated Indebtedness is outstanding at the time such commitment is entered into) for so long as such commitments are outstanding or until the Issuer revokes such election, and any subsequent incurrence of such Consolidated Indebtedness under such commitment (including upon repayment and reborrowing) shall not be deemed, for purposes of any such calculation, to be the incurrence of Indebtedness at such subsequent time.

(d)    Notwithstanding anything to the contrary in this Indenture:

(1)    with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of this Indenture that does not require compliance with a financial ratio or test (including, without limitation, any Fixed Charge Coverage Ratio, any Consolidated First Lien Leverage Ratio, any Consolidated Secured Leverage and/or any Consolidated Leverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of the same section of this Indenture that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that, for purposes of this Indenture, the Fixed Amounts under such section (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence;

(2)    for purposes of calculating any leverage ratio in this Indenture in connection with the incurrence of any Indebtedness, (a) there shall be no netting of the cash proceeds proposed to be received in connection with the incurrence of such Indebtedness and (b) to the extent the Indebtedness to be incurred is revolving Indebtedness, such incurred revolving Indebtedness (or if applicable, the portion (and only such portion) of the increased commitments thereunder) shall be treated as fully drawn; and

(3)    for the purposes of calculating any leverage ratio in this Indenture, any amount in a currency other than U.S. dollars will be converted to U.S. dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period.

ARTICLE II

THE NOTES

Section 2.01     Form and Dating; Terms.

(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in denominations of $200,000 or an integral multiple of $1,000 in principal amount in excess thereof.

(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each Global Note shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The Restricted Period shall be terminated upon the receipt by the Trustee of:

(i)    a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of each Regulation S Temporary Global Note (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Note bearing a Private Placement Legend, all as contemplated by Section 2.06(b) hereof); and

(ii)    an Officer’s Certificate from the Issuer.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Trustee and the Paying Agent and Registrar, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer or a Collateral Asset Sale Offer as provided in Section 4.10 hereof or a Change of Control Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders of the Notes and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09 and Section 4.12 hereof; provided, further that unless such Additional Notes are fungible with the Notes for U.S. federal tax purposes, such Additional Notes shall be issued with a separate CUSIP number. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

(e)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02     Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time such Note is authenticated, such Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual or facsimile signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuer signed by one Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders of the Notes or an Affiliate of the Issuer.

Section 2.03     Registrar and Paying Agent.

The Issuer shall maintain an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented for registration (“Registrar”), an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented for transfer or exchange (“Transfer Agent”) and an office or agency in the Borough of Manhattan, City of New York, where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder of Notes. So long as the Notes are listed on an exchange and the rules of such exchange so require, the Issuer shall satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and shall comply with any notice requirements required by such exchange in connection with any change of paying agent, registrar or transfer agent. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Issuer, any Restricted Subsidiary or any Subsidiary of a Restricted Subsidiary may act as Paying Agent, Transfer Agent or Registrar in respect of the Notes.

The Issuer initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as Custodian with respect to the Global Notes. The Issuer initially appoints U.S. Bank National Association to act as the Paying Agent, Registrar and Transfer Agent for the Notes.

Section 2.04    Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders of the Notes or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or any Subsidiary of the Issuer) shall have no further liability for the money. If the Issuer or any Subsidiary of the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders of the Notes all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings (or similar proceedings) relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders of the Notes. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of the Notes.

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (ii) there shall have occurred and be continuing a Default with respect to the Notes. Upon the occurrence of any of the events in clause (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein shall be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events in clause (i) or (ii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c).

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B)(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (b)(i) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)    if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)    if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Global Note, a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in clause (i) or (ii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such beneficial interest is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the

Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)    Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in clause (i) or (ii) of Section 2.06(a) hereof and if the Registrar receives the following:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in clause (i) or (ii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuer shall execute and the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such Restricted Definitive Note is being transferred to the Issuer or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e),

the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer shall be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)    if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    [Reserved].

(g)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER IF THE ISSUER SO REQUESTS) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.”

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii)    Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(i)    To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer shall require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.06, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05 hereof).

(iii)    Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)    The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer of or to exchange any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer or a Collateral Sale Offer.

(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02 hereof, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)    At the option of the Holder of any Notes, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes to which the Holder making the exchange is entitled in accordance with the provisions of Section 2.02 hereof.

(ix)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07    Replacement Notes.

If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer, or (y) if the Issuer and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue and the Trustee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder of any Note referred to in clause (x) or (y) of the preceding sentence that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global

Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds such Note.

If a Note is replaced pursuant to Section 2.07 hereof, such Note shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary of the Issuer or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay any Notes payable on such date, then such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest on and after such date.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or such other obligor.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11    Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act) in its customary manner. Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon its request therefor. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders of the Notes on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall notify the Issuer of such special record date promptly, and in any event at least 20 days before such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent, first-class postage prepaid, to each Holder of Notes a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of, in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13    CUSIP Numbers.

The Issuer in issuing the Notes may use CUSIP numbers (if then generally in use) and, if so, the Trustee shall use CUSIP numbers in notices of redemption as a convenience to the Holders of the Notes; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall as promptly as practicable notify the Trustee of any change in the CUSIP numbers.

ARTICLE III

REDEMPTION

Section 3.01    Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Notes and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed, (iv) the redemption price and (v) whether the redemption is conditioned on the satisfaction of one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or Equity Offering.

Section 3.02    Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Registrar shall select the Notes to be redeemed or purchased (a) if such Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which such Notes are listed or (b) on a pro rata basis to the extent practicable or, to the extent that selection on a pro rata basis is not practicable for any reason, by lot or by such other method as the Registrar shall deem appropriate or as required by the rules of the Depositary. In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date by the Registrar from the outstanding Notes not previously called for redemption or purchase.

The Registrar shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $200,000 or an integral multiple of $1,000 in excess thereof; no Notes of $200,000 or less can be redeemed in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not in a principal amount of at least $200,000 or an integral multiple of $1,000 in excess thereof, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03    Notice of Redemption.

Subject to Section 3.09 hereof, the Issuer shall deliver by electronic transmission (for Notes held in book-entry form) or by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the purchase or Redemption Date to (x) each Holder of Notes to be redeemed at such Holder’s registered address, (y) to the Trustee and Registrar to forward to each Holder of Notes at such Holder’s registered address, or (z) otherwise in accordance with the Applicable Procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof. Notices of redemption may, at the Issuer’s discretion, provide that the redemption contemplated thereby is conditioned on the satisfaction of one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or Equity Offering, that the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, and that performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

The notice shall identify the Notes to be redeemed and shall state:

(a)    the Redemption Date;

(b)    the redemption price;

(c)    that if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed shall be issued in the name of the Holder of the Notes upon cancellation of the original Note;

(d)    the name and address of the Paying Agent;

(e)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)    that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)    the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(i)    whether the redemption contemplated thereby is conditioned on the satisfaction of one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or Equity Offering (and shall specify any such conditions).

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days before notice of redemption is required to be delivered or caused to be delivered to Holders of the Notes pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become, subject to the satisfaction of any conditions precedent to the consummation of such redemption specified in such notice, irrevocably due and payable on the Redemption Date at the redemption price (except as provided in Section 3.07 hereof and in Section 5 of the Notes). The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder of any Notes receives such notice. In any case, failure to send such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 3.05    Deposit of Redemption or Purchase Price.

On the redemption or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder of such Note at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07    Optional Redemption.

(a)    Except as set forth below or as described under Section 3.10, the Issuer shall not be permitted to redeem the Notes. The Notes will be payable at par at maturity.

(b)    At any time prior to February 1, 2022, the Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as provided in Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Issuer may provide in such notice that the consummation of such redemption or purchase and the payment of the redemption price with respect thereto may, at the Issuer’s discretion, be subject to one or more conditions precedent, and that performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

(c)    On and after February 1, 2022, the Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as provided in Section 3.03 hereof, at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the consummation of such redemption or purchase and the payment of the redemption price with respect thereto may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the consummation of an acquisition, financing transaction or Equity Offering, that in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, and that performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the 12-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2022	103.313%
2023	101.656%
2024 and thereafter	100.000%

(d)    Until February 1, 2022, the Issuer may, at its option, on one or more occasions, upon notice as provided in Section 3.03 hereof, redeem up to 40% of the then outstanding aggregate principal amount of Notes at a redemption price equal to 106.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under this Indenture and any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption, unless all such Notes are redeemed substantially concurrently; provided further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(e)    During any twelve month period prior to February 1, 2022, the Issuer may, at its option, redeem up to 10% of the then outstanding aggregate principal amount of Notes issued under this Indenture at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, that no such redemption shall be made with the proceeds of any Refinancing Indebtedness.

(f)    The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering. In connection with any redemption of Notes, such redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or an Equity Offering. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

(g)    The Trustee, Registrar or the Paying Agent shall select the Notes to be purchased pursuant to Section 3.02 hereof.

(h)    Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

Section 3.08    [Reserved].

Section 3.09    Offers to Repurchase by Application of Excess Proceeds or Collateral Excess Proceeds.

(a)    The Issuer shall follow the procedures specified in clauses (b) through (f) of this Section 3.09 for any Asset Sale Offer or Collateral Asset Sale Offer commenced pursuant to Section 4.10 hereof.

(b)    An Asset Sale Offer, or Collateral Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds or Collateral Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, any First Lien Obligations or any other Pari Passu Indebtedness, in each case subject to Section 4.10 (on a pro rata basis, if applicable), or, subject to Section 4.10, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer or Collateral Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)    If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Collateral Asset Sale Offer.

(d)    Upon the commencement of an Asset Sale Offer or Collateral Asset Sale Offer, the Issuer shall send a notice to each of the Holders of the Notes, with a copy to the Trustee and the Registrar, or otherwise in accordance with the Applicable Procedures of DTC. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Collateral Asset Sale Offer. The notice, which shall govern the terms of the Asset Sale Offer or Collateral Asset Sale Offer, shall state:

(1)    that the Asset Sale Offer or Collateral Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer or Collateral Asset Sale Offer shall remain open;

(2)    the Offer Amount, the purchase price and the Purchase Date;

(3)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(4)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or Collateral Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(5)    that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or Collateral Asset Sale Offer may elect to have Notes purchased only in minimum principal amounts of $2,000 or an integral multiple of $200,000 in excess thereof;

(6)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7)    that Holders of the Notes shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8)    that, if the aggregate principal amount of Notes and other Indebtedness surrendered by the holders thereof exceeds the Offer Amount, the Registrar shall select the Notes and such other Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other Indebtedness tendered (with such adjustments as may be deemed appropriate by the Registrar so that only Notes in denominations of $200,000 or an integral multiple of $1,000 in excess thereof shall be purchased); and

(9)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e)    On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or Collateral Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f)    The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly send to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and send (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and send such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided that each such new Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 in principal amount in excess thereof. Any Note not so accepted for purchase shall be promptly sent by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof.

Section 3.10    Redemption Upon Changes in Withholding Taxes.

The Issuer may, at its option, redeem the Notes, in whole but not in part, at any time upon not less than 10 days’ nor more than 60 days’ notice to the Holders (which notice shall be given in accordance with the procedures described in Section 3.03 hereof), at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, and all Additional Amounts, if any, then due or which will become due on the date of redemption as a result of the redemption or otherwise, if the Issuer reasonably determines in good faith that the Issuer is, or on the next date on which any amount would be payable in respect of the Notes, would be, obligated to pay Additional Amounts in respect of the Notes pursuant to the terms and conditions thereof, which the Issuer cannot avoid by the use of reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction), as a result of:

(a)    any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction which is publicly announced and becomes effective after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, after the later date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture; or

(b)     any change in or amendment to the official application, administration, or interpretation of the laws, regulations or rulings of any Relevant Taxing Jurisdiction (including by virtue of a holding, judgment, or order by a court of competent jurisdiction), which is publicly announced and becomes effective after the Issue Date or, in the case of a Relevant Taxing Jurisdiction that did not become a Relevant Taxing Jurisdiction until after the Issue Date, after the later date on which such Relevant Taxing Jurisdiction became a Relevant Taxing Jurisdiction under this Indenture (each of the foregoing clauses (a) and (b), a “Change in Tax Law”). For the avoidance of doubt, the entering into effect of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021) is not considered a Change in Tax Law for these purposes.

Notwithstanding the foregoing, no such notice of redemption will be given (a) earlier than 90 days prior to the earliest date on which the Issuers would be obliged to make such payment of Additional Amounts if a payment in respect of the Notes were then due and (b) unless at the time such notice is given, the obligation to pay Additional Amounts remains in effect.

Prior to any notice of redemption with respect to Additional Amounts being sent pursuant to this Section 3.10, the Issuer will deliver to the Trustee:

(1)    an Officer’s Certificate stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred (including that such obligation to pay such Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it); and

(2)    a written opinion of independent legal counsel of recognized standing qualified under the laws of the Relevant Taxing Jurisdiction to the effect that the Issuer is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

The Trustee will accept, and shall be entitled to rely on, such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, without further inquiry.

The foregoing provisions shall apply mutatis mutandis to any successor Person, after such successor Person becomes a party to this Indenture, with respect to a Change in Tax Law occurring after the time such successor person becomes a party to this Indenture.

ARTICLE IV

COVENANTS

Section 4.01    Payment of Notes.

The Issuer shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1.0% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

The Issuer shall pay or cause to be paid the aggregate amount of interest payable on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Trustee holds as of noon Eastern Time on the Interest Payment Date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If an Interest Payment Date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no additional interest or other amounts shall be payable in respect of the interest period for which such payment is made as a result of such extension of time.

Section 4.02    Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the Borough of Manhattan, City of New York, for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby initially designates the office of the Trustee located at U.S. Bank National Association, 100 Wall Street, 16th floor, New York, NY 10005, as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03    Reports and Other Information.

(a)    The Issuer shall furnish to the Holders or file with the Trustee and cause the Trustee to provide to the Holders no later than 15 days after the periods set forth below,

(1)    within 120 days after the end of each fiscal year of the Issuer, audited year-end consolidated financial statements of the Issuer and its Subsidiaries (including a balance sheet, statement of operations and statements of cash flows and a consolidating footnote) prepared in accordance with GAAP, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

(2)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Issuer, unaudited quarterly consolidated financial statements of the Issuer and its Subsidiaries (including a balance sheet, statement of operations and statements of cash flows) prepared in accordance with GAAP, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

(3)    promptly after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K or any successor or comparable form (if the Issuer had been a reporting company under Section 15(d) of the Exchange Act); provided, however, that the foregoing shall not obligate the Issuer to (i) make available any information otherwise required to be included on a Form 8-K regarding the occurrence of any such events if the Issuer determines in its good faith judgment that such event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole or (ii) make available copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K:

(a)    the entry into or termination of material agreements;

(b)    significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are “significant” pursuant to the definition of “significant subsidiary” in Rule 1-02(w)(2) of Regulation S-X);

(c)    the sale of equity securities;

(d)    bankruptcy;

(e)    cross-default under direct material financial obligations;

(f)    a change in the Issuer’s certifying independent auditor;

(g)    the appointment or departure of directors or executive officers (but only to the extent required by Form 8-K);

(h)    non-reliance on previously issued financial statements;

(i)    change of control transactions;

(j)    triggering events that accelerate or increase a direct financial obligation or an obligation under an off-balance sheet arrangement; and

(k)    material impairments,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below; provided, however, that the Issuer shall not be required to (i) comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or (ii) provide separate financial statements or other information contemplated by Rule 3-09, 3-10 or 3-16 of Regulation S-X, or in each case any successor provisions including Rule 13-01 and 13-02 of Regulation S-X; provided that, if the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by clauses (1) and (2) above shall include a presentation of selected financial metrics of such Unrestricted Subsidiaries as a group in the “Management’s discussion and analysis of financial condition and results of operations.” In addition, notwithstanding the foregoing, the Issuer will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K. To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Article VI hereof if Holders of at least 30% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer shall, for so long as any Notes are outstanding, furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b)    The Issuer may satisfy its obligations in this Section 4.03 with respect to financial information relating to the Issuer by furnishing financial information relating to a parent entity; provided that the same is accompanied by an explanation of the material differences, if any, between the information relating to such parent entity, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited and need not be provided if a reportable segment of the parent entity is substantially the same business as the Issuer and its consolidated subsidiaries.

(c)    Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to Section 4.03(a), the Issuer shall post copies of such information required by Section 4.03(a) on a website (which may be nonpublic and may be maintained by the Issuer or a third party) to which access will be given to Holders, prospective investors in the Notes and securities analysts and market making financial institutions that are reasonably satisfactory to the Issuer. To the extent the Issuer determines in good faith that it cannot make such reports available in the manner described in the preceding sentence after the use of its commercially reasonable efforts, furnish such reports to the Holders of the Notes, upon their request. The Issuer may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained there) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information. The Issuer shall not be required to post such information to a website if a parent entity furnishes or files such information with the SEC.

(d)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable for information contained therein, including the Issuer’s and any Guarantor’s compliance with any of the covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(e)    Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations described under this covenant, shall for the 365 days after the occurrence of such an Event of Default consist exclusively, to the extent permitted by applicable law, of the right to receive additional interest on the principal amount of the Notes at a rate equal to 0.50% per annum. This additional interest shall be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This additional interest shall accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations described above under this covenant first occurs to, but excluding, the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived). If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such additional interest shall cease to accrue and the Notes shall be subject to the other remedies provided under Article 6 hereof.

(f)    The Issuer will also hold quarterly conference calls for the Holders of the Notes to discuss financial information for the previous quarter (it being understood that such quarterly conference call may be the same conference call as with the Issuer’s (or as applicable, any of any parent entity’s) equity investors, if any, and analysts); provided that this requirement may be satisfied through a discussion of the Issuer’s results during the quarterly conference call of any direct or indirect parent company of the Issuer to discuss its quarterly earnings release. The conference call will be following the last day of each fiscal quarter of the Issuer and not later than 20 Business Days from the time that the Issuer distributes the financial information as set forth in the third preceding paragraph. The Issuer will issue a press release announcing the time and date of such conference call (which date may be the same date on which the press release is issued) and providing instructions for Holders, securities analysts and prospective investors to obtain access to such call provided however that such press release can be distributed solely to certified users of the website described in the second preceding paragraph, or can be issued by any direct or indirect parent company of the Issuer with respect to a conference call of such direct or indirect parent company of the Issuer if the Issuer’s results are to be discussed thereon.

(g)    In the event that, and for so long as, the equity securities of the Issuer or any parent entity or IPO Entity are listed on the Main Market of the London Stock Exchange or one or more of the equivalent regulated markets of the Milan Stock Exchange, the Frankfurt Stock Exchange or the Paris Stock Exchange or another internationally recognized stock exchange (any of the foregoing, an “International Exchange”), and the Issuer or such parent entity or IPO Entity is subject to the admission and disclosure standards applicable to issuers of equity securities admitted to trading on such International Exchange, for so long as it elects, the Issuer will make available to the Trustee such annual reports, information, documents and other reports that the Issuer or such parent entity or IPO Entity is, or would be, required to file with such International Exchange. Upon complying with the foregoing requirements, and provided, that such requirements require the Issuer or any parent entity or IPO Entity to prepare and file annual reports, information, documents and other reports with such International Exchange, the Issuer will be deemed to have complied with the provisions contained in the preceding paragraphs of this Section 4.03.

(h)    Notwithstanding anything to the contrary in this Section 4.03, if (1) the Issuer or any parent entity of the Issuer has furnished the Holders of the Notes and filed with the SEC the reports described in this Section 4.03 with respect to the Issuer or (2) any parent entity of the Issuer has furnished the Holders of the Notes or filed with the SEC reports containing the information described in the first paragraph with respect to the parent entity, and the parent entity reports include segment disclosures for a segment that is substantially the same business as the Issuer and its subsidiaries, the Issuer shall be deemed to be in compliance with the provisions of this Section 4.03.

Section 4.04    Compliance Certificate.

(a)    The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from an Officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture during such fiscal year and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)    When any Default has occurred and is continuing under this Indenture of which the Issuer is aware, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any of its Subsidiaries gives any notice or takes any other action with respect to a claimed Default of which the Issuer is aware, the Issuer shall promptly (which shall be no more than five Business Days) send to the Trustee an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

Section 4.05    Taxes.

The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders of the Notes.

The Issuer shall issue the Notes and receive and use the proceeds from the Notes exclusively outside of Switzerland, unless, and to the extent that, the use of such proceeds in Switzerland is permitted under Swiss tax laws and practice without payments of interest in respect of the Notes becoming subject to withholding or deduction for Swiss Withholding Tax.

Section 4.06    Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant (to the extent that they may lawfully do so) that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07    Limitation on Restricted Payments.

(a)    The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1)    declare or pay any dividend or make any distribution or any payment having the effect thereof on account of the Issuer’s or any Restricted Subsidiary’s Equity Interests (in such Person’s capacity as holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a)    dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in Subordinated Shareholder Funding; or

(b)    dividends or distributions by a Restricted Subsidiary payable to the Issuer or another Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary of the Issuer, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger, amalgamation or consolidation;

(3)    make any payment on (other than a payment-in-kind of interest), or redeem, repurchase, defease or otherwise acquire or retire for value any Intercompany Loan Obligations;

(4)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Shareholder Funding or any other payment, including payments of interest on, any Subordinated Shareholder Funding (other than any payment of interest thereon in the form of additional Subordinated Shareholder Funding) or any Subordinated Indebtedness other than any Intercompany Loan Obligations, other than:

(a)    Indebtedness permitted under Section 4.09(b)(8) hereof; or

(b)    the payment of principal on or the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Restricted Subsidiary in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment of principal or such purchase, redemption, defeasance, repurchase or acquisition; or

(5)    make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (5) above being collectively referred to as “Restricted Payments”); unless, at the time of such Restricted Payment:

(a)    no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)    immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to Section 4.09(a); and

(c)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (c) thereof only) and (6)(c) of Section 4.07(b), but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(A)    50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on July 1, 2020 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(B)    100% of the aggregate net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary since immediately after the Issue Date from the issue or sale of:

(i)    (a) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below) or Subordinated Shareholder Funding, but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests or Subordinated Shareholder Funding to members of management, directors or consultants of the Issuer, its Restricted Subsidiaries and any direct or indirect parent company of the Issuer, after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b); and

(y) Designated Preferred Stock; and

(b) to the extent such proceeds or other property are actually contributed to the capital of the Issuer or any Restricted Subsidiary, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b); or

(ii)    debt of the Issuer or any Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or a direct or indirect parent company of the Issuer or Subordinated Shareholder Funding;

provided, however, that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities sold to the Issuer or a Restricted Subsidiary, as the case may be, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C)    100% of the aggregate amount of net proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) contributed to the capital of the Issuer following the Issue Date (other than (i) by a Restricted Subsidiary, (ii) from any Excluded Contributions or (iii) pursuant to the proviso in clause (23) of Section 4.07(b); plus

(D)    100% of the aggregate amount of proceeds (including cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property) received by the Issuer or a Restricted Subsidiary by means of:

(i)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case with respect to Restricted Investments made after the Issue Date; or

(ii)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary after the Issue Date;

provided, however, that this clause (D) shall not include the proceeds from Net Proceeds of any Asset Sale to the extent such Net Proceeds have been applied to Restricted Payments made in accordance with clause (19) of Section 4.07(b); plus

(E)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent such Investment constituted a Permitted Investment.

(b)    Section 4.07(a) hereof shall not prohibit:

(1)    the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration of such dividend or distribution or the giving of redemption notice, as the case may be, if at the date of declaration or notice such payment or redemption would have complied with the provisions of this Indenture;

(2)    (a) the purchase, redemption, defeasance, repurchase, retirement or other acquisition of any Equity Interests (“Treasury Capital Stock”) of the Issuer or any Restricted Subsidiary or Subordinated Indebtedness of the Issuer or any of its Restricted Subsidiaries or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted

Subsidiary) of, Equity Interests of the Issuer, or any direct or indirect parent company of the Issuer, Subordinated Shareholder Funding or a substantially concurrent contribution to the equity of the Issuer, or any direct or indirect parent company of the Issuer, to the extent contributed to the Issuer or any Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of the Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Sections 4.07(b)(6)(a) or 4.07(b)(6)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to purchase, redeem, defease, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3)    the purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Subordinated Indebtedness of the Issuer or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 4.09 hereof;

(4)    a Restricted Payment to pay for the repurchase, redemption, defeasance, retirement or other acquisition for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director, officer or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement (including any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with any such repurchase, retirement or acquisition), or any stock subscription or shareholder agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed the greater of $1,500,000 and 1.5% of EBITDA in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of the greater of $3,000,000 and 3.0% of EBITDA in any calendar year; provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)    the cash proceeds from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or Subordinated Shareholder Funding and, to the extent contributed to the capital of the Issuer, Equity Interests or Subordinated Shareholder Funding of any of the direct or indirect parent companies of the Issuer, in each case to employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies, that occurs after the Issue Date; plus

(b)    the cash proceeds of key man life insurance policies received by the Issuer (or by any direct or indirect parent company to the extent actually contributed in cash to the Issuer) or any of its Restricted Subsidiaries after the Issue Date; less

(c)    the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from employees, directors, officers or consultants of the Issuer, any of its Subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of the Issuer or any of the Issuer’s direct or indirect parent companies shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Indenture;

(5)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued in accordance with Section 4.09 hereof;

(6)    (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date; provided that the amount of dividends paid pursuant to this clause (a) shall not exceed the aggregate amount of cash actually received by or contributed as Subordinated Shareholder Funding to, the Issuer or a Restricted Subsidiary from the issuance of such Designated Preferred Stock;

(b) a Restricted Payment to a direct or indirect parent company of the Issuer, the proceeds of which shall be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date; provided that the amount of Restricted Payments paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the capital of the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 4.07(b)(2);

provided, however, that, in the case of each of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 4.09(a) hereof, notwithstanding clause (x) of such Section 4.09(a);

(7)    repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or convertible securities if such Equity Interests represent a portion of the exercise price of such options, warrants or convertible securities and payments of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock;

(8)    [reserved];

(9)    Restricted Payments that are made with Excluded Contributions;

(10)    other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed $25,000,000;

(11)    [reserved];

(12)    any Restricted Payment used to fund or effect the Transactions and the fees and expenses related thereto;

(13)    the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those set forth in Sections 4.10 and 4.14 hereof; provided, however, that all Notes tendered by Holders in connection with a Change of Control Offer, Asset Sale Offer or Collateral Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(14)    (a) the declaration and payment of dividends, distributions or other amounts or the making of loans or advances by the Issuer, if applicable, in amounts required for any direct or indirect parent of the Issuer to pay federal, state, local, or foreign income taxes (as the case may be) to the extent such income taxes are paid by such parent and are attributable to the income of the Issuer and its Restricted Subsidiaries (including by virtue of such parent being the common parent of a consolidated, combined, unitary, or similar tax group of which the Issuer or its Restricted Subsidiaries are members) and, to the extent of the amount of income actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; (b) the declaration and payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable, in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate operating and overhead costs and expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such costs, fees and expenses are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries; and (c) the declaration and payment of dividends, other distributions or other amounts or the making of loans or advances by the Issuer, if applicable, in amounts required to pay fees and expenses related to any unsuccessful equity or debt offering of such parent entity;

(15)    the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(16)    payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01 hereof; provided, however, that as a result of such consolidation, merger or transfer of assets, the Issuer shall make a Change of Control Offer and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed, acquired or retired for value;

(17)    payments made in connection with cash management arrangements; provided that any such payments shall reduce amounts outstanding under the Intercompany Loan Obligations; and, provided further, that, after giving pro forma effect to any such Restricted Payment, the Issuer could incur $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 4.09(a), notwithstanding clause (x) of such Section 4.09(a);

(18)    [reserved];

(19)    distributions, by dividend or otherwise, of Net Proceeds of any Asset Sale by the Issuer or any Restricted Subsidiary that do not, or no longer, constitute Excess Proceeds or Collateral Excess Proceeds because they were used to make an Asset Sale Offer or Collateral Asset Sale Offer, as the case may be, provided that any such distributions shall reduce amounts outstanding under the Intercompany Loan Obligations; provided, however, that all Notes validly tendered by Holders of the Notes in the Asset Sale Offer or Collateral Asset Sale Offer, as the case may be, have been purchased and after giving pro forma effect to such distribution (and any other application of Net Proceeds), the Issuer could incur $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 4.09(a), notwithstanding clause (x) of such Section 4.09(a);

(20)    the distribution, by dividend or otherwise, of a Restricted Investment or any Investment made with a previously existing Restricted Investment, in each case in an amount not to exceed the amount attributed to such Restricted Investment at the time initially made;

(21)    [reserved];

(22)    the distribution by the Issuer of the receivable on the Loan Note issued by CCWH to the Issuer on May 15, 2020; and

(23)    payments of principal (including any increased amount as a result of the payment-in-kind of interest) on the French Intercompany Loan Obligations owing to CCWH; provided that, substantially concurrently with any such payment, CCWH pay or contribute an amount equal to the amount so received to the Issuer or a Restricted Subsidiary;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (10) and (15) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)    The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time under this Section 4.07 or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Section 4.08    Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1)    pay (a) dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (except for any dividend or liquidation priority between classes of Capital Stock) or (b) any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2)    make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3)    sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries.

(b)    The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1)    contractual encumbrances or restrictions in effect on the Issue Date;

(2)    (x) the Senior Credit Facilities and the related documentation and (y) the Indenture, the Notes, the Guarantees, the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents;

(3)    purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired;

(4)    applicable law or any applicable rule, regulation or order;

(5)    any agreement or other instrument of a Person acquired by or merged, consolidated or amalgamated with or into the Issuer or any Restricted Subsidiary thereof in existence at the time of such acquisition, merger, consolidation or amalgamation (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so assumed;

(6)    contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of (i) the Issuer or (ii) a Restricted Subsidiary, pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;

(7)    Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.09 and 4.12 hereof that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)    [reserved];

(10)    customary provisions in any joint venture agreement or other similar agreement relating solely to such joint venture;

(11)    customary provisions contained in any lease, sublease, license, sublicense or similar agreement, including with respect to intellectual property, and other agreements, in each case, entered into in the ordinary course of business;

(12)    customary provisions contained in any Indebtedness incurred pursuant to any Credit Facilities as permitted pursuant to Section 4.09(b) and Section 4.12 and provided that an Officer reasonably and in good faith determines at the time such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially adversely affect the Issuer’s or any Guarantor’s ability to make any payments, when due, with respect to the Notes or its Guarantee thereof and any other Indebtedness that is an obligation of the Issuer or such Guarantor and such determination is set forth in an Officer’s Certificate delivered to the Trustee;

(13)    any encumbrance or restriction effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Board of Directors or a member of senior management of the Issuer, are customarily incurred in connection with a Qualified Receivables Financing and that are necessary or advisable to effect such Qualified Receivables Financing; and

(14)    any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of Section 4.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) of this Section 4.08(b); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 4.09     Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer and the Guarantors shall not issue any shares of Disqualified Stock and the Issuer shall not, and shall not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that (1) the Issuer and the Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and (2) any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if in each case (x) the total amount of Indebtedness outstanding under this Section 4.09(a) does not exceed $450,000,000 and (y) either (i) the Consolidated Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 4.5 to 1.0 or (ii) the Fixed Charge Coverage Ratio on a consolidated basis would have been at least 2.0 to 1.0, in each case determined on a pro forma basis (including pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which internal financial statements are available; provided further, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of the greater of $25,000,000 or 25.0% of EBITDA (for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available) of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

(b)    Section 4.09(a) hereof shall not apply to:

(1)    Indebtedness incurred by the Issuer and its Restricted Subsidiaries pursuant to letters of credit or bankers’ acceptances issued or created under the Senior Credit Facilities;

(2)    the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee, but excluding any Additional Notes);

(3)    Indebtedness represented by the Intercompany Loan Obligations, including any increases in the amounts represented thereunder, solely to the extent such Intercompany Loan Obligations are owed to Intercompany Loan Obligation Counterparties;

(4)    Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (2) and (3) of this Section 4.09(b)) or incurred by the Issuer and its Restricted Subsidiaries pursuant to any revolving or other line of credit pursuant to which there is an unfunded commitment in effect as of the Issue Date;

(5)    Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock and Preferred Stock issued by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness incurred and Disqualified Stock and/or Preferred Stock issued and outstanding under this clause (5), not to exceed the greater of (x) $25,000,000 and (y) 25.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(6)    Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances, letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding the foregoing; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of FASB Accounting Standards Codification (“ASC”) 460 or in respect of acquired contingencies and contingent consideration recorded under ASC 805) of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8)    Indebtedness or Disqualified Stock of the Issuer to a Restricted Subsidiary or a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that any such Indebtedness (other than any such Indebtedness that represents intragroup cash management transactions in the ordinary course of business) owing by the Issuer or a Guarantor to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes or the Guarantee of the Notes, as applicable pursuant to the Intercreditor Agreement or any Additional Intercreditor Agreement; provided further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (except that a pledge of Indebtedness referred to in this clause (8) shall not be deemed a transfer until the pledgee commences actions to foreclose on such Indebtedness) of any such Indebtedness or Disqualified Stock (except to the Issuer or a Restricted Subsidiary that is a Guarantor or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness or Disqualified Stock not permitted by this clause (8);

(9)    shares of Disqualified Stock or Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (except that a pledge of such Disqualified Stock or Preferred Stock referred to in this clause (9) shall not be deemed a transfer until the pledgee commences actions to foreclose on such Disqualified Stock or Preferred Stock) of any such shares of Disqualified Stock or Preferred Stock (except to the Issuer or a Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Disqualified Stock or Preferred Stock not permitted by this clause (9);

(10)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 4.09, exchange rate risk or commodity pricing risk;

(11)    obligations in respect of self-insurance, customs, stay, performance, bid, appeal and surety bonds and completion guarantees and other obligations of a like nature provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12)    Indebtedness or Disqualified Stock of the Issuer or a Guarantor and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (12), does not at any one time outstanding exceed the greater of $35,000,000 and 35% of EBITDA (it being understood that any Indebtedness incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (12) shall cease to be deemed incurred or outstanding for purposes of this clause (12) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12), with such automatic reclassification subject to the greater of $25,000,000 and 25.0% of EBITDA limitation in the first paragraph of this covenant that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), the availability as of such date of determination under the greater of $25,000,000 and 25.0% of EBITDA sublimit would be exceeded);

(13)    the incurrence by (1) the Issuer and the Guarantors of Indebtedness or the issuance of shares of Disqualified Stock by the Guarantors, and (2) any Restricted Subsidiary that is not a Guarantor of Indebtedness or the issuance of shares of Disqualified Stock or shares of Preferred Stock, in each case, that serves to extend, replace, refund, refinance, renew or defease:

(a)    any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (2), (4) and (5) of this Section 4.09(b), or

(b)    any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease the Indebtedness, Disqualified Stock or Preferred Stock set forth in clause (a) above (including unfunded commitments that serve to extend, replace, refund, refinance, renew or defease any unfunded commitments under Indebtedness set forth in such clause (a)); provided, however, that in the case of clauses (a) and (b), any unfunded commitment shall continue to be treated as outstanding for purposes of the definitions of Consolidated Leverage Ratio, Consolidated Secured Leverage Ratio, Consolidated First Lien Leverage Ratio and Fixed Charge Coverage Ratio, to the extent such unfunded commitment was outstanding for purposes thereof prior to such extension, replacement, refunding, refinancing, renewal or defeasance under this clause (13), including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith or incurred as a result of original issue discount, accreted value in excess of the proceeds thereof or the stated principal amount thereof being in excess of the fair value thereof at issuance, in each case, as determined in good faith by the Issuer (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that:

(A)    such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (except by virtue of prepayment of such Indebtedness),

(B)    to the extent such Refinancing Indebtedness refinances Subordinated Indebtedness, Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Subordinated Indebtedness, Disqualified Stock or Preferred Stock, and in the case of Subordinated Indebtedness, is subordinated to the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(C)    such Refinancing Indebtedness shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor; or

(ii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D)    such Refinancing Indebtedness has an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if incurred with original issue discount, the aggregate accreted value) then outstanding (plus customary fees and expenses, including premiums, accrued and unpaid interest and defeasance costs) under the Indebtedness being Refinanced plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 4.09 immediately prior to such refinancing, plus (z) fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees and similar fees) incurred or payable in connection with such refinancing, provided, that (x) clauses (A) and (B) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities. Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness and (y) in the case of any Refinancing Indebtedness incurred to refinance Indebtedness, Disqualified Stock or Preferred Stock outstanding under clause (5) above, such Refinancing Indebtedness shall be deemed to have been incurred and to be outstanding under such clause (5), and not this clause (13) for purposes of determining amounts outstanding under such clause;

(14)    Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that after giving effect to such acquisition or merger, any of the following are satisfied as of the date of incurrence:

(A)    the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of the first paragraph of this covenant, notwithstanding clause (x) of such paragraph, or

(B)    the Consolidated Leverage Ratio would not be not higher than the Consolidated Leverage Ratio, or the Fixed Charge Coverage Ratio would not be lower than the Fixed Charge Coverage Ratio, in each case, than immediately prior to such acquisition or merger;

provided, however, that in each case, such determination is made on a pro forma basis taking into account such acquisition or merger;

(15)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(16)    [reserved];

(17)    (a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Guarantor so long as the incurrence of such Indebtedness incurred by such Guarantor is permitted under the terms of this Indenture;

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; or

(c) any guarantee by a Restricted Subsidiary (other than a Guarantor), of obligations of any other Restricted Subsidiary (other than a Guarantor);

provided that, in each case, such Restricted Subsidiary shall comply with Section 4.15 hereof;

(18)    [reserved];

(19)    Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, current or former officers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in clause (4) of Section 4.07(b) hereof;

(20)    cash management obligations and Indebtedness in respect of netting services, employee credit card programs, cash pooling arrangements and similar arrangements in connection with cash management and deposit accounts;

(21)    (a) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business or (b) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; and

(22)    Indebtedness under a Regulatory Debt Facility in an amount not to exceed $50,000,000; provided that the Issuer shall make a determination in good faith in consultation with counsel that it is eligible to participate in the relief program pursuant to which such Regulatory Debt Facility is entered into, and has taken into consideration in making such determination all rules, regulations and FAQs related to such program.

(c)    For purposes of determining compliance with this Section 4.09:

(1)    in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (22) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses of Section 4.09(b) hereof or under Section 4.09(a) hereof; provided that (x) any Secured Indebtedness being reclassified shall only be reclassified to the extent that the Lien is also permitted with respect to such Secured Indebtedness as so reclassified, (y) Indebtedness incurred or Disqualified Stock or Preferred Stock issued by Restricted Subsidiaries that are not Guarantors may be reclassified only to the extent that, after giving effect to such reclassification (including a pro forma application of the net proceeds therefrom), such Restricted Subsidiary that is not a Guarantor would be permitted to incur the Indebtedness or issue the Disqualified Stock or Preferred Stock as so reclassified on the date and (z) amounts outstanding under clause (3) shall at all times be deemed outstanding thereunder and shall not be reclassified;

(2)    at the time of incurrence or any reclassification thereafter, the Issuer shall be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock described in Sections 4.09(a) and 4.09(b) hereof; provided, however, that (x) with respect to Secured Indebtedness, such Secured Indebtedness may only be classified or reclassified as a type of Indebtedness to the extent such Indebtedness may also be secured by a Lien under this Indenture and (y) with respect to such Indebtedness, Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors, such Indebtedness, Disqualified Stock and Preferred Stock may only be classified or reclassified as a type of Indebtedness, Disqualified Stock or Preferred Stock to the extent such Restricted Subsidiary that is not a Guarantor may so incur such Indebtedness, Disqualified Stock or Preferred Stock under this Indenture on the date of classification or reclassification; and

(3)    in the event that the Issuer or a Restricted Subsidiary (x) incurs Indebtedness to finance an acquisition or (y) assumes Indebtedness of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture, the date of determination of the Fixed Charge Coverage Ratio, the Consolidated First Lien Leverage Ratio, the Consolidated Secured Leverage Ratio or the Consolidated Leverage Ratio, as applicable, shall, at the option of the Issuer, be

(A)    the date that a definitive agreement for such acquisition is entered into and the Fixed Charge Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Leverage Ratio, as applicable, shall be calculated giving pro forma effect to such acquisition and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof) consistent with the definition of the Fixed Charge Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio or Consolidated Leverage Ratio, as applicable, and, for the avoidance of doubt, (A) if any such ratios are exceeded as a result of fluctuations in such ratio (including due to fluctuations in the EBITDA of the Issuer or the target company) at or prior to the consummation of the relevant acquisition, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether such acquisition and any related transactions are permitted hereunder and (B) such ratios shall not be tested at the time of consummation of such acquisition or related transactions; provided, further, that if the Issuer elects to have such determinations occur at the time of entry into such definitive agreement, (i) any such transaction shall be deemed to have occurred on the date the definitive agreement is entered into and to be outstanding thereafter for purposes of calculating any ratios under this Indenture after the date of such agreement and before the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition and (ii) to the extent any covenant baskets were utilized in satisfying any covenants, such baskets shall be deemed utilized until the earlier of the date of consummation of such acquisition or the date such agreement is terminated or expires without consummation of such acquisition, but any calculation of EBITDA for purposes of other incurrences of Indebtedness or Liens or making of Restricted Payments (not related to such acquisition) shall not reflect such acquisition until it has been consummated, or

(B)    the date such Indebtedness is incurred or assumed.

(d)    Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, shall not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

(e)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(f)    The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP.

(g)    The Issuer shall not, and shall not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is also expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Issuer or such Guarantor, as the case may be. For all purposes of the Notes and this Indenture, subordination shall refer to contractual payment subordination and not to structural subordination. The Notes and this Indenture do not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured, (2) unsubordinated Indebtedness as subordinated or junior to any other unsubordinated Indebtedness merely because it has a junior priority with respect to the same collateral or (3) Indebtedness as subordinated or junior Indebtedness merely because it is structurally subordinated to other Indebtedness.

Section 4.10     Asset Sales.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1)    the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2)    except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:

(a)    any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes (or Guarantees) or that are owed to the Issuer or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been irrevocably released from such liabilities,

(b)    any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale, subject to ordinary settlement periods, and

(c)    any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $25,000,000 and (y) 25.0% of EBITDA for the Issuer’s most recently ended four fiscal quarters ending immediately prior to the date of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall be deemed to be cash for purposes of this provision and for no other purpose.

(b)    Within 18 months after the receipt of any Net Proceeds of any Asset Sale by the Issuer or any Restricted Subsidiary, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)    (A) to the extent such Net Proceeds are from an Asset Sale of Collateral, (x) to permanently reduce any First Lien Obligations (other than the Notes), (and to correspondingly reduce commitments with respect thereto); provided, that the Issuer shall equally and ratably reduce (or offer to reduce pursuant to a Collateral Asset Sale Offer) Obligations under the Notes, or (y) to make an offer (in accordance with the procedures set forth in Section 3.09 and Section 4.10(c) for a Collateral Asset Sale Offer) to all Holders of the Notes to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, redeem Notes as provided in Section 3.07 or purchase Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof); or

(B)    to the extent such Net Proceeds are from an Asset Sale that does not constitute Collateral, (x) to reduce, prepay, repay or purchase any Indebtedness secured by a Lien on such asset, (y) to reduce, prepay, repay or purchase Pari Passu Indebtedness; provided, that the Issuer shall equally and ratably reduce (or offer to reduce pursuant to an Asset Sale Offer) Obligations under the Notes, or (z) to make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of the Notes to purchase a pro rata amount of Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, redeem Notes as provided under “Optional Redemption” or purchase Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof);

(2)    solely in the case of an Asset Sale by a Restricted Subsidiary that is not a Guarantor, to permanently reduce, prepay, repay or purchase Obligations under Indebtedness of Restricted Subsidiaries that are not Guarantors, and to correspondingly reduce commitments with respect thereto; or

(3)    to (a) make an Investment in any one or more businesses, provided, however, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) acquire properties, (c) make capital expenditures or (d) acquire other assets that, in the case of each of clauses (a), (b), (c) and (d) either (x) are used or useful in a Similar Business or (y) replace the businesses, properties or assets that are the subject of such Asset Sale; provided that if the assets disposed of constitute Collateral, any such replacement assets shall also constitute Collateral;

provided, however, that, in the case of clause (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds shall be applied to satisfy such commitment within the later of 18 months after receipt of such Net Proceeds and 180 days following such commitment; provided further, however, that if such commitment is cancelled or terminated after the later of such 18 month or 180 day period for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Collateral Excess Proceeds or Excess Proceeds, as the case may be.

(c)    Any Net Proceeds from any Asset Sale pursuant to Section 4.10(b) that are not invested or applied as provided and within the time period set forth in Section 4.10(b) will be deemed to constitute “Collateral Excess Proceeds,” with respect to any Asset Sale of Collateral, or “Excess Proceeds”, with respect to any Asset Sale of assets or property that do not constitute Collateral, except the amount of Collateral Excess Proceeds or Excess Proceeds, as the case may be, will be reduced by the sum of the amount of the Notes offered to be purchased in an offer pursuant to clause (1) of Section 4.10(b).

When the aggregate amount of Collateral Excess Proceeds with respect to the Notes exceeds $10,000,000, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any First Lien Obligations or Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of (which Lien is not subordinate to the Lien of the Notes with respect to the Collateral), to all holders of such other First Lien Obligations or other Obligations (a “Collateral Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes that is a minimum of $200,000 or an integral multiple of $1,000 in excess thereof (in aggregate principal amount) and the maximum aggregate principal amount (or accreted value, if less) of such other First Lien Obligations or other Obligations that may be purchased out of such Collateral Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest (or such lesser price with respect to such other First Lien Obligations or other Obligations, if any, as may be provided by the terms of the agreement governing such other Indebtedness) to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreements governing such other First Lien Obligations or other Obligations. The Issuer will commence a Collateral Asset Sale Offer with respect to Collateral Excess Proceeds within 20 Business Days after the date that Collateral Excess Proceeds exceed $10,000,000 by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuer, in its sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making a Collateral Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 18 month period (or such longer period provided above) or with respect to Collateral Excess Proceeds of $10,000,000 or less.

To the extent that the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such other First Lien Obligations or other Obligations secured by a Lien permitted under this Indenture on the Collateral disposed of, as the case may be, validly tendered pursuant to a Collateral Asset Sale Offer is less than the Collateral Excess Proceeds with respect to the Notes, the Issuer may use any remaining Collateral Excess Proceeds for general corporate purposes, including to make Restricted Payments, subject to the other covenants contained in this Indenture or for any other purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such other First Lien Obligations or other Obligations surrendered in a Collateral Asset Sale Offer exceeds the amount of Collateral Excess Proceeds, the Trustee or the Paying Agent shall select the Notes and the Issuer or the agent for such other First Lien Obligations or other Obligations will select such other First Lien Obligations or other Obligations to be purchased on a pro rata basis based on the principal amount of the Notes and the aggregate principal amount (or accreted value, if applicable) of such other First Lien Obligations or other Obligations validly tendered. Upon completion of any such Collateral Asset Sale Offer, the amount of Collateral Excess Proceeds shall be reset at zero.

When the aggregate amount of Excess Proceeds with respect to the Notes exceeds $10,000,000, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of such Notes and the maximum aggregate principal amount (or accreted value, if less) of such Indebtedness that is a minimum of $200,000 or an integral multiple of $1,000 in excess thereof (in aggregate principal amount) that may be purchased out of such Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest (or such lesser price with respect to such other Pari Passu Indebtedness, if any, as may be provided by the terms of the agreements governing such other Indebtedness) to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing the Pari Passu Indebtedness. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 20 Business Days after the date that Excess Proceeds exceed $10,000,000 by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuer, in its sole discretion, may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 18 month period (or such longer period provided above) or with respect to Excess Proceeds of $10,000,000 or less.

To the extent that the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of such Indebtedness validly tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds with respect to the Notes, the Issuer may use any remaining Excess Proceeds for general corporate purposes, including to make Restricted Payments, subject to the other covenants contained in this Indenture or for any other purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and the aggregate principal amount (or accreted value, if applicable) of the Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee or the Paying Agent shall select the Notes and the Issuer or the agent for such Indebtedness will select such other Indebtedness to be purchased on a pro rata basis based on the principal amount of the Notes and the aggregate principal amount (or accreted value, if applicable) of such Indebtedness validly tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may (1) apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under any Credit Facilities, or otherwise invest or apply such Net Proceeds in any manner not prohibited by this Indenture and (2) elect to invest in additional assets prior to receiving the Net Proceeds attributable to any given Asset Sale (provided that if the assets subject to the disposition constituted Collateral, such additional assets are pledged as Collateral under the Security Documents substantially simultaneously with such acquisition in accordance with the requirements of this Indenture and the Security Documents; provided further that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (3) above with respect to such Asset Sale.

(d)    The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Collateral Asset Sale Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

Section 4.11     Transactions with Affiliates.

(a)    The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of the greater of $7,500,000 and 7.5% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available, unless:

(1)    such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)    the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of $15,000,000 and 15.0% of EBITDA for the most recently ended four fiscal quarters ending immediately prior to the date of determination for which internal financial statements are available, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b)    Section 4.11(a) hereof shall not apply to the following:

(1)    transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2)    Restricted Payments permitted by Section 4.07 hereof and Investments constituting Permitted Investments;

(3)    payments as described under Section 4.07(b)(14);

(4)    the payment of reasonable and customary fees and compensation paid to, and indemnities provided on behalf or for the benefit of, employees, officers, directors or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(5)    transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6)    any arrangement or agreement and the transactions contemplated thereby with an affiliate as in effect as of the Issue Date, including the Intercompany Loan Obligations, and any extension, amendment, restatement, modification or other supplement to, or replacement of, any of the foregoing otherwise permitted by this Indenture and so long as any such extension, amendment, restatement, modification or other supplement is not materially adverse in the good faith judgment of the Board of Directors to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(7)    the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise materially adverse in the good faith judgment of the Board of Directors to the Holders when taken as a whole;

(8)    the Transactions and the payment of all fees and expenses related thereto, including Transaction Expenses related thereto;

(9)    transactions with Unrestricted Subsidiaries, customers, clients, suppliers, contractors, joint venture partners, lessors or lessees of property or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(10)    the issuance of Equity Interests (other than Disqualified Stock) by the Issuer or a Restricted Subsidiary or Subordinated Shareholder Funding or any contribution to capital of the Issuer or any Restricted Subsidiary;

(11)    [reserved];

(12)    any transaction effected as part of a Qualified Receivables Financing;

(13)    payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, severance arrangements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by a majority of the Board of Directors in good faith;

(14)    payments in respect of any Public Debt or Notes held by Affiliates;

(15)    pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of the lenders to such Unrestricted Subsidiaries in connection with bona fide lending or financing transactions; and

(16)    any sale of securities (including Disqualified Stock but excluding other Capital Stock) made to an Affiliate on the same terms as are being made to non-Affiliate investors in any public or private sale of such securities and any related transactions involving such securities where such Affiliate is treated no more favorably than the non-Affiliate investors, provided that, in each case, at least 80% of such securities are sold to, in the case of a public or private sale of securities, or held by, in the case of other related transactions involving such securities, non-Affiliate investors.

(c)    Notwithstanding Sections 4.11(a) and 4.11(b) hereof, the Issuer will be permitted to engage in any Affiliate Transaction (i) involving the Intercompany Loan Obligations and (ii) involving Net Proceeds of Asset Sales (or Collateral Excess Proceeds and/or Excess Proceeds related thereto) applied in a manner that complies with Section 4.10 hereof.

Section 4.12    Liens.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than a Permitted Lien) (each, an “Initial Lien”) that secures Obligations under any Indebtedness on any asset or property of the Issuer or such Restricted Subsidiary, unless:

(1)    in the case of Initial Liens on any Collateral, (i) such Initial Lien expressly has Junior Lien Priority on the Collateral relative to, the Notes and the Guarantees or (ii) such Initial Lien is a Permitted Collateral Lien; and

(2)    in the case of any Initial Lien on any asset or property that is not Collateral, (i) the Notes (or a Guarantee in the case of Initial Liens on assets or property of a Guarantor) are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the Obligations secured by such Initial Lien until such time as such Obligations are no longer secured by such Initial Lien at which time the Lien securing the Notes and the Guarantees shall be automatically and unconditionally released and discharged or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 4.12 shall be deemed automatically and unconditionally released and discharged upon the release and discharge of the applicable Lien described in clauses (1) and (2) above and otherwise as set forth under Section 12.04.

Section 4.13    Corporate Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence under Dutch law, in accordance with its organizational documents (as the same may be amended from time to time).

Section 4.14    Offer to Repurchase Upon Change of Control.

(a)    If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as set forth in each of Section 5 of the Notes and Sections 3.03 and 3.07 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as set forth in Section 5 of the Notes and Sections 3.03 and 3.07 hereof, the Issuer will send notice of such Change of Control Offer by electronic transmission (for Notes held in book-entry form) or first-class mail, with a copy to the Trustee, the Paying Agent and the Registrar, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee, or otherwise in accordance with the Applicable Procedures of DTC, with the following information:

(1)    that a Change of Control Offer is being made pursuant to this Section 4.14, and that all Notes properly tendered pursuant to such Change of Control Offer shall be accepted for payment by the Issuer;

(2)    the purchase price and the purchase date, which shall be no earlier than 10 days nor later than 60 days from the date such notice is transmitted or delivered (the “Change of Control Payment Date”);

(3)    that any Note not properly tendered shall remain outstanding and continue to accrue interest;

(4)    that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the Paying Agent receives, not later than the close of business on the fifth Business Day preceding the Change of Control Payment Date, a telegram, facsimile or electronic mail transmission or a letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)    that the Holders whose Notes are being repurchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to a minimum of $200,000 or an integral multiple of $1,000 in principal amount in excess thereof;

(8)    if such notice is transmitted or delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)    the other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder of any Note receives such notice. If (a) the notice is sent in a manner herein provided and (b) any Holder of any Note fails to receive such notice or a Holder of any Note receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders of the Notes that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes by the Issuer pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(b)    On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1)    accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)    deliver, or cause to be delivered, to the Trustee for cancellation (and delivery to the Paying Agent) the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c)    The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d)    Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof.

Section 4.15    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

The Issuer shall not permit any Restricted Subsidiary of the Issuer, other than a Guarantor or an Excluded Subsidiary, to guarantee the payment of any Indebtedness in excess of $5,000,000 of the Issuer or any Guarantor unless:

(1)    such Restricted Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or a related Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes or such Guarantor’s related Guarantee; and

(2)    such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee until payment in full of Obligations under this Indenture;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and provided further, that such Restricted Subsidiary shall not be obligated to become such a Guarantor to the extent and for so long as the incurrence of such Guarantee would be inconsistent with the Agreed Security Principles (other than any limitations in the Agreed Security Principles solely by virtue of such Restricted Subsidiary being organized or incorporated in an excluded jurisdiction, which limitations shall not relieve such Restricted Subsidiary of its obligation to provide a Guarantee of the Notes). At the option of the Issuer, any Guarantee may contain limitations on such Guarantor’s liability to the extent reasonably necessary to recognize certain defenses generally available to guarantors (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under applicable law. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day periods set forth above.

If any Guarantor becomes an Immaterial Subsidiary, the Issuer shall have the right, by delivery of a supplemental indenture executed by the Issuer to the Trustee, to cause such Immaterial Subsidiary to automatically and unconditionally cease to be a Guarantor, subject to the requirement described in the first paragraph above that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary (except that if such Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture); provided, further, that such Immaterial Subsidiary shall not be permitted to Guarantee other Indebtedness of the Issuer or the other Guarantors, unless it again becomes a Guarantor.

Future Guarantees granted pursuant to this Section 4.15 shall be released as set forth in Section 10.06. A Guarantee of a future Guarantor granted pursuant to this provision may also be released at the option of the Issuer if at the date of such release either (1) there is no Indebtedness of such Guarantor outstanding which was incurred after the Issue Date and which could not have been incurred in compliance with this Indenture if such Guarantor had not been designated as a Guarantor or (2) there is no Indebtedness of such Guarantor outstanding which was incurred after the Issue Date and which could not have been incurred in compliance with this Indenture as at the date of such release if such Guarantor were not designated as a Guarantor as at that date. The Trustee and the Security Agent shall each take all necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, to effectuate any release of a Guarantee in accordance with these provisions, subject to each of the Trustee and the Security Agent being indemnified and secured to its satisfaction.

Section 4.16    Suspension of Covenants if the Notes Achieve Investment Grade Rating

(a)    If on any date following the date of this Indenture:

(1)    the Notes achieve an Investment Grade Rating by both of the Rating Agencies; and

(2)    no Default or Event of Default shall have occurred and be continuing (a “Suspension Date”),

then, beginning on that day and subject to the provisions of the following paragraph, the covenants described in Section 4.07, 4.08, 4.09, 4.10, 4.11, 4.15 and 5.01(a)(4) will be terminated (collectively, the “Suspended Covenants”).

(b)    In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events, unless and until the Notes subsequently attain an Investment Grade Rating by both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time as the Notes maintain an Investment Grade Rating by both of the Rating Agencies and no Default or Event of Default is in existence). Notwithstanding that the Suspended Covenants may be reinstated, no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Guarantees with respect to the Suspended Covenants based on any actions taken or events occurring during any Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising after the commencement of a Suspension Period and prior to the immediately following Reversion Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The periods of time between the applicable Suspension Date and the immediately following Reversion Date are each referred to in this description as a “Suspension Period.”

(c)    On the Reversion Date, all Indebtedness incurred during the immediately preceding Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.09(b)(4). Calculations made after a Reversion Date of the amount available to be made as Restricted Payments under Section 4.07 will be made as though Section 4.07 had been in effect prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07(a). No Default or Event of Default will be deemed to have occurred as a result of the Reversion Date occurring on the basis of any actions taken or the continuance of any circumstances resulting from actions taken or the performance of obligations under agreements entered into by the Issuer or any of its Restricted Subsidiaries during the Suspension Period (other than agreements to take actions after the Reversion Date that would not be permitted outside of the Suspension Period entered into in contemplation of the Reversion Date). For purposes of determining compliance with Section 4.10, the amount of Excess Proceeds and/or Collateral Excess Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

Section 4.17    [Reserved].

Section 4.18    Additional Amounts.

(a)    All payments made by or on behalf of the Issuer or any Guarantor under or with respect to the Notes or any Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes unless required by law. If the Issuer or any Guarantor or any other applicable withholding agent is required by law to withhold or deduct any amount for or on account of Taxes imposed by (i) any jurisdiction from or through which such payment is made or any political subdivision or Taxing Authority thereof or therein or (ii) any other jurisdiction in which the Issuer or any Guarantor is incorporated, organized or otherwise resident or doing business for tax purposes or any political subdivision or Taxing Authority thereof or therein (each of (i) and (ii), a “Relevant Taxing Jurisdiction”) from any payment made under or with respect to the Notes or under any

Guarantee, the Issuer or such Guarantor, as the case may be, will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each beneficial owner of Notes after such withholding or deduction (including any withholding or deduction attributable to the Additional Amounts) will be not less than the amount the beneficial owner would have received if such Taxes had not been withheld or deducted.

(b)    Neither the Issuer nor any Guarantor will, however, pay Additional Amounts to a Holder or beneficial owner of Notes in respect or on account of:

(1)    any Tax, to the extent such Tax would not have been imposed or levied by a Relevant Taxing Jurisdiction, but for the existence of any present or former connection between the Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over the relevant Holder or beneficial owner, if the relevant Holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and such Relevant Taxing Jurisdiction (including, without limitation, as a result of being a citizen or national of, or being resident or doing business for tax purposes, or maintaining a permanent establishment in, the Relevant Taxing Jurisdiction) (other than any connection arising solely from the acquisition, ownership, holding or disposition of the Notes, the receipt of payments under or with respect to such Notes or a Guarantee, or the exercise or enforcement of rights under or with respect to the Notes or any Guarantee);

(2)    any Tax, to the extent such Tax is imposed or withheld by reason of the failure of the Holder or beneficial owner of Notes, following the Issuer’s written request addressed to the Holder or beneficial owner (and made at a time that would enable the Holder or beneficial owner acting reasonably to comply with that request, and in all events at least 30 days before the relevant date on which such withholding or deduction would be payable), to comply with any certification or identification requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of such Holder or beneficial owner, whether required or imposed by statute, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction but in each case only to the extent such Holder or beneficial owner, as the case may be, is legally eligible to provide such certification;

(3)    any estate, inheritance, gift, sales, transfer or similar Tax;

(4)    any Tax that is payable otherwise than by deduction or withholding from payments made under or with respect to the Notes or any Guarantee;

(5)    any Tax that is imposed or levied by reason of the presentation (where presentation is required in order to receive payment) of the Notes for payment on a date more than 30 days after the date on which such payment became due and payable or a the date on which payment thereof was duly provided for, whichever is later, except to the extent that the Holder or beneficial owner would have been entitled to Additional Amounts had the Note been presented for payment on any date during such 30-day period;

(6)    any withholding or deduction which is required to be made pursuant to laws enacted by Switzerland providing for the taxation of payments according to principles similar to those laid down in the consultation draft issued by the Swiss Federal Council on April 3, 2020, or otherwise changing the Swiss Withholding Tax system from an issuer-based system to a paying agent-based system pursuant to which a person in Switzerland other than the Issuer or a Guarantor is required to withhold tax on any interest payments;

(7)    any Tax that is imposed or levied with respect to a Note presented for payment on behalf of a Holder or beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union;

(8)    any Tax imposed on or with respect to any payment by the Issuer or a Guarantor to the Holder if such Holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had the beneficiary, partner or other beneficial owner directly held the Note, provided that there is no material cost or material commercial or legal restriction to transferring the Notes to the beneficiary, partner or other beneficial owner and only to the extent such Tax is imposed more than 90 days after the Issuer notifies such Holder of the imposition of such Tax and requests the Holder to make such a transfer;

(9)    any Taxes imposed pursuant to Sections 1471 to 1474 (inclusive) of the United States Internal Revenue Code of 1986, as of the Issue Date (or any successor version that is substantively comparable and not materially more onerous to comply with), including any current or future Treasury regulations or other official interpretations or guidance thereunder and any intergovernmental agreement (and related legislation, rules or practices) implementing the foregoing;

(10)    any Taxes imposed pursuant to the Dutch Withholding Tax Act 2021 (Wet Bronbelasting 2021) as amended from time to time; or

(11)    any combination of (1) through (10) above.

(c)    The Issuer and each Guarantor, if they are applicable withholding agents, will (i) make any such withholding or deduction required by applicable law, and (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law.

(d)    At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or any Guarantor will be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case such notice will be provided promptly after such obligation arises but prior to such payment date), the Issuer will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amount so payable and will set forth such other information (other than the identities of Holders and beneficial owners) necessary to enable the Trustee or Paying Agent as the case may be, to pay such Additional Amounts to Holders on the relevant payment date. The Issuer will provide the Trustee with documentation evidencing payment of such Additional Amounts. The Trustee shall have no further obligation with respect to the payment of the Additional Amounts other than to deliver the evidence of such payment to a Holder upon written request.

(e)    The Issuer or any Guarantor, as applicable, will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to the Trustee. If certified copies of such tax receipts are not reasonably obtainable, the Issuer or such Guarantor, as applicable, shall provide the Trustee other evidence of payment to the Trustee. Such certified copies or other evidence shall be made available to Holders upon written request. The Trustee shall have no obligation to inquire as to the efforts of the Issuer or any Guarantor to obtain certified copies of such tax receipts and shall have no further obligation with respect thereto other than to provide the tax receipts or other evidence to the Holders as provided herein.

(f)    In addition, the Issuer will pay any present or future stamp, issue, registration, court, documentary excise or property Taxes, or other similar Taxes, imposed by any Relevant Taxing Jurisdiction in respect of the receipt of any payment under or with respect to the Notes or any Guarantee, the execution, issue, delivery, or registration of the Notes, any Guarantee, this Indenture, or any other document or instrument referred to therein, and any such Taxes imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes, any Guarantee, this Indenture or any other document or instrument following the occurrence of any Event of Default with respect to the Notes. Neither the Issuer nor any Guarantor will, however, pay such amounts that are imposed on or result from a sale or other transfer or disposition by a holder or beneficial owner of a Note (other than the initial resale of the Notes by the Initial Purchaser).

(g)    The preceding provisions will survive any termination, defeasance or discharge of this Indenture and will apply mutatis mutandis to any successor to the Issuer or any Guarantor and to any jurisdiction in which any such successor is incorporated, organized or otherwise resident or doing business for tax purposes, or any jurisdiction from or through which such any successor makes payment on the Notes or any Guarantee, and any political subdivision or Taxing Authority thereof or therein.

(h)    Whenever this Indenture refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to the Notes (including payments thereof made pursuant to any Guarantee), such reference includes the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

ARTICLE V

SUCCESSORS

Section 5.01    Merger, Consolidation or Sale of All or Substantially All Assets.

(a)    The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), nor may the Issuer sell, assign, transfer, lease, convey or otherwise dispose of assets or properties that in either case constitute all or substantially all of the properties or assets of the Issuer and its Subsidiaries which are Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(1)    the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, England and Wales, the Netherlands or the Grand Duchy of Luxembourg (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company is not a corporation or equivalent form of organization under applicable local law, a co-obligor of the Notes is a corporation or equivalent form of organization under applicable local law;

(2)    the Successor Company, if other than the Issuer expressly assumes all the obligations of the Issuer under this Indenture, the Notes, the Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)    immediately after such transaction, no Default exists;

(4)    immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, (A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the ratio test set forth in clause (y) of Section 4.09(a) hereof, notwithstanding clause (x) of such Section 4.09(a); or (B) either (i) the Consolidated Leverage Ratio would not be higher, or (ii) the Fixed Charge Coverage Ratio would not be lower, in each case than it was for the Successor Company and its Restricted Subsidiaries immediately prior to such acquisition or merger;

(5)    each Guarantor, unless it is (a) the other party to the transactions described above, in which case clause (1)(B) of Section 5.01(c) shall apply or (b) a Guarantor that will be released from its obligations under its Guarantee in connection with such transactions, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(6)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(7)    to the extent any assets of the Person which is merged or consolidated with or into the Issuer are assets of the type which would constitute Collateral under the Security Documents, the Issuer or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents, subject to the Agreed Security Principles.

(b)    The Successor Company will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, as applicable, and the Issuer will be automatically released from its obligations under this Indenture and the Notes. Notwithstanding any other provision of Section 5.01(a) hereof,

(1)    any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer or a Guarantor;

(2)    any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Restricted Subsidiary; and

(3)    the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof, England and Wales, the Netherlands or the Grand Duchy of Luxembourg so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c)    Subject to Section 10.06 hereof, no Guarantor shall, and the Issuer shall not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)    (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, England and Wales, the Netherlands or the Grand Duchy of Luxembourg (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Indenture, such Guarantor’s related Guarantee, the Intercreditor Agreement, any Additional Intercreditor Agreement and the applicable Security Documents pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after such transaction, no Default exists;

(D) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(E) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Guarantor are assets of the type which would constitute Collateral under the Security Documents, such Guarantor or the Successor Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien in perfected to the extent required by the applicable Security Documents, subject to the Agreed Security Principles; or

(2)    the transaction complies with clauses (1) and (2) of Section 4.10(a) hereof.

(d)    In the case of clause (1) of Section 5.01(c) hereof, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (1) merge or consolidate with or into or wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, England and Wales, the Netherlands or the Grand Duchy of Luxembourg or (3) convert into (which may be effected by merger with a Restricted Subsidiary that has substantially no assets and liabilities) a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor (which may be effected by merger so long as the survivor thereof is a Guarantor).

Section 5.02    Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.01 hereof, the successor corporation formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the successor corporation and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such Successor Person had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

(a)    An “Event of Default” wherever used herein means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)    default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)    default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)    failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30.0% in principal amount of the then outstanding Notes (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1), (2) and (9) of this Section 6.01(a)) contained in this Indenture or the Notes;

(4)    default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)    such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(B)    the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $15,000,000 or more at any one time outstanding, in each case;

(5)    failure by the Issuer, or any other Significant Party to pay final non-appealable judgments aggregating in excess of $15,000,000, which final judgments remain unpaid, undischarged and unstayed for a period of more than 90 days after such judgments become final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)    the Issuer or any other Significant Party, pursuant to or within the meaning of any Bankruptcy Law:

(i)    commences proceedings to be adjudicated bankrupt or insolvent;

(ii)    consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii)    consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)    makes a general assignment for the benefit of its creditors; or

(v)    generally is not paying its debts as they become due;

(7)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)    is for relief against the Issuer or any Significant Party in a proceeding in which the Issuer or any such Significant Party is to be adjudicated bankrupt or insolvent;

(ii)    appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Party, or for all or substantially all of the property of the Issuer or any Significant Party; or

(iii)    orders the liquidation of the Issuer or any Significant Party;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(8)    [reserved];

(9)    the Guarantee of any Significant Party shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Party, as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture and such Default continues uncured for ten or more Business Days;

(10)    (i) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents) other than (A) in accordance with the terms of the relevant Security Documents, the Intercreditor Agreement, any Additional Intercreditor Agreement or this Indenture, (B) the satisfaction in full of all Obligations under this Indenture or (C) any loss of perfection that results from the failure of the Security Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (ii) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes; and

(11)    the Issuer or any Guarantor that is a Significant Party (or any group of Guarantors that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries) would constitute a Significant Party) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable.

(b)    A Default under clauses (3), (4), (5) or (10) of Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of 30% in principal amount of the outstanding Notes notify the Issuer of the Default and, with respect to clauses (3), (5) and (10) of Section 6.01(a), the Issuer does not cure such default within the time specified in clauses (3), (5) and (10) of Section 6.01(a), as applicable, of this paragraph after receipt of such notice; provided that a notice of Default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of Default.

(c)    Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that have represented to such Holder that they are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to a notice of Default (a “Default Direction”) shall be deemed repeated at all times until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder must at the time of providing a Noteholder Direction covenant, provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Noteholder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee.

If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee evidence that the Issuer has filed papers with a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Event of Default that resulted from the applicable Noteholder Direction, the cure period with respect to such Event of Default shall be automatically stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to any Event of Default that resulted from the applicable Noteholder Direction shall be automatically stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Event of Default shall be deemed never to have occurred.

(d)    In the event of any Event of Default specified in clause (4) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1)    the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2)    holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)    the default that is the basis for such Event of Default has been cured.

(e)    (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default will also be cured without any further action, and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 hereof or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such section or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

Section 6.02    Acceleration.

If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01(a) hereof with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 30.0% in principal amount of the then total outstanding Notes (with a copy to the Trustee) may declare the principal of, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal, premium, if any, and interest shall be due and payable immediately. The Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee, acceleration is not in the best interest of the Holders of the Notes.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01(a) hereof with respect to the Issuer, all outstanding Notes shall be due and payable without further action or notice.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of the Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment or decree of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05    Control by Majority.

Holders of a majority in principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

Subject to Section 6.07 hereof, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)    Holders of at least 25.0% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3)    Holders of the Notes have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)    Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07    Rights of Holders of the Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer, a Collateral Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09    Restoration of Rights and Remedies.

If the Trustee or any Holder of the Notes has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders of the Notes shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders of the Notes shall continue as though no such proceeding has been instituted.

Section 6.10    Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders of the Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11    Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders of the Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of the Notes, as the case may be.

Section 6.12    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder of Notes to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders of the Notes, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders of the Notes may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of Notes any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder of Notes, or to authorize the Trustee to vote in respect of the claim of any Holder of Notes in any such proceeding.

Section 6.13    Priorities.

(a)    Subject to the Intercreditor Agreement and any Additional Intercreditor Agreement, if the Trustee collects any money pursuant to this Article VI (including upon exercise of remedies with respect to the Collateral), it shall pay out the money in the following order:

(1)    to the Trustee, the Security Agent and the Agents and their respective agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Security Agent and any Agent and the costs and expenses of collection;

(2)    to Holders of the Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3)    to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

(b)    The Trustee may fix a record date and payment date for any payment to Holders of the Notes pursuant to this Section 6.13.

Section 6.14    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders of the Notes unless such Holders have offered the Trustee indemnity, security or prefunding satisfactory to the Trustee in its sole discretion, as applicable, against loss, liability or expense.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Intercreditor Agreement and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e)    The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders of the Notes have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense.

(f)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law or as the Trustee may agree in writing with the Issuer.

(g)    In the absence of bad faith, negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the use or application of any money by any Paying Agent other than the Trustee.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer.

(f)    None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)    The Trustee shall not be deemed to have knowledge or notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(h)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and by the Security Agent. Absent fraud, willful misconduct or gross negligence, the Security Agent shall not be liable for acting in good faith on instructions believed by it to be genuine and from the proper party.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04    Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05    Notice of Defaults.

If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall send to Holders of the Notes a notice of the Default within 90 days after it occurs. The Trustee may withhold from the Holders of the Notes notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Trustee shall have no duty to inquire as to the performance of any covenants contained in Article 4.

Section 7.06    Notice of Listing.

The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07    Compensation and Indemnity.

The Issuer shall pay to the Trustee and any Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse each of the Trustee and each Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s or each such Agent’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee, the Security Agent and each Agent for, and hold each of the Trustee, the Security Agent and each Agent harmless against, any and all loss, damage, claims, liability or expense (including attorneys’ fees) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder of Notes, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). Each of the Trustee, the Security Agent and each Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee, the Security Agent or any Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee, the Security Agent or applicable Agent may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee, the Security Agent or any Agent through such Person’s own willful misconduct, negligence or bad faith.

The obligations of the Issuer under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee, the Security Agent or any Agent, as applicable.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, each of the Trustee and each Agent shall have a Lien prior to the Notes on all money or property held or collected by such Person, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee or any Agent incurs expenses or renders services after an Event of Default specified in clause (6) or (7) of Section 6.01(a) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08    Replacement of Trustee or Agent.

A resignation or removal of the Trustee or any Agent and appointment of a successor Trustee or any successor Agent shall become effective only upon the acceptance of appointment as provided in this Section 7.08 by such successor Trustee or successor Agent, as applicable. The Trustee or any Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee or any Agent by so notifying the Trustee or such Agent and the Issuer in writing. The Issuer may remove the Trustee or any Agent if:

(a)    in the case of the Trustee, such Trustee fails to comply with Section 7.10 hereof;

(b)    the Trustee or such Agent is adjudged a bankrupt or an insolvent Person or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c)    a custodian or public officer takes charge of the Trustee or such Agent or such Person’s property; or

(d)    the Trustee or such Agent becomes incapable of acting.

If the Trustee or any Agent resigns or is removed or if a vacancy exists in the office of Trustee or any Agent for any reason, the Issuer shall promptly appoint a successor Trustee or successor Agent. Within one year after the successor Trustee or successor Agent takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee or successor Agent, as applicable, to replace such successor Trustee or successor Agent appointed by the Issuer.

If a successor Trustee or successor Agent does not take office within 60 days after the retiring Trustee or Agent, as applicable, resigns or is removed, the retiring Trustee or Agent (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Agent.

If the Trustee, after written request by any Holder of Notes who has been a Holder of Notes for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee or successor Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Agent and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee or Agent shall become effective, and the successor Trustee or successor Agent shall have all the rights, powers and duties of the Trustee or the applicable Agent under this Indenture. The successor Trustee or successor Agent shall mail a notice of its succession to Holders of the Notes. The retiring Trustee or Agent shall promptly transfer all property held by it as Trustee or Agent to the successor Trustee or successor Agent, as applicable; provided that all sums owing to the retiring Trustee or Agent hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee or any Agent pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee or Agent.

Section 7.09    Successor Trustee by Merger, etc.

If the Trustee or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust or relevant agent business, as applicable, to, another corporation, the successor corporation without any further act shall be the successor Trustee or successor Agent, as applicable.

Section 7.10    Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees, and have all Liens on the Collateral released, on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, to have satisfied all its other obligations under such Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)    the rights of Holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture as referenced in Section 8.04 hereof;

(b)    the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(d)    this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants, and have all Liens on the Collateral released (each, a “Defeased Covenant,” and collectively, the “Defeased Covenants”) contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15 and 4.18 hereof and clauses (4) and (5) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Defeased Covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any Defeased Covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Defeased Covenant or by reason of any reference in any such Defeased Covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to any Significant Party) and 6.01(a)(7) (solely with respect to any Significant Party) hereof shall not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

(a)    In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as shall be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal amount, premium, if any, or interest on such Notes, and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date;

(2)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A)    the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)    since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and shall be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to such other Indebtedness, and in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)    such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any Credit Facility ranking pari passu with the Notes or any other material agreement or instrument governing Indebtedness (other than this Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any

Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6)    the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05    Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Notes shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders of the Notes.

Notwithstanding Section 9.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee to which it is a party or this Indenture) the Trustee and, if applicable, the Security Agent may amend or supplement this Indenture, any Guarantee, the Security Documents, the Intercreditor Agreement, any Additional Intercreditor Agreement and Notes without the consent of any Holder:

(1)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)    to comply with Section 5.01 hereof;

(4)    to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders in a transaction that complies with this Indenture;

(5)    to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(6)    to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)    to comply with requirements of the SEC in connection with the qualification of this Indenture under the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb), if such qualification is required;

(8)    to evidence and provide for the acceptance and appointment under this Indenture, Intercreditor Agreement or Additional Intercreditor Agreement of a successor Trustee thereunder pursuant to the requirements thereof;

(9)    to add a Guarantor under this Indenture or to secure the Notes;

(10)    to conform the text of this Indenture or the Guarantees or the Notes to any provision of the “Description of the Notes” section of the Offering Circular to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Guarantee or the Notes;

(11)    to provide for the issuance of Additional Notes;

(12)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13)    to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Security Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Security Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(14)    to add parties to any Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement, to the extent permitted to be so secured (or as otherwise required) by this Indenture;

(15)    to enter into any trust agreement having substantially similar terms with respect to the Holders as those set forth in the Intercreditor Agreement, taken as a whole, or any joinder thereto;

(16)    in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Intercreditor Agreement or to modify any such legend as required by the Intercreditor Agreement;

(17)    to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of any agreement that is not prohibited by this Indenture;

(18)    as provided in Section 12.06 and Section 13.16; and

(19)    to make any amendment to the provisions of this Indenture, the Guarantees and/or the Notes as described in clause (i) to the first proviso of the definition of GAAP.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof (to the extent requested by the Trustee), the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into any such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, and delivery of an Officer’s Certificate.

Section 9.02    With Consent of Holders of the Notes.

Except as provided below in this Section 9.02, the Issuer, any Guarantor (with respect to a Guarantee to which it is a party or this Indenture) and the Trustee may amend or supplement this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement, any Guarantee, the Security Documents and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, other than Notes beneficially owned by the Issuer or any of its Affiliates, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by any of the Issuer’s Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for such Notes).

Notwithstanding the foregoing, without the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may (A) make any change in any Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes or (B) change or alter the priority of the Liens securing the Obligations in respect of the Notes in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture or the Security Documents.

Upon the request of the Issuer accompanied by a resolution of the Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of the Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof (to the extent requested by the Trustee), the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of the Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders of the Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of Holders holdings not less than 90% of the then outstanding principal amount of the Notes issued under this Indenture, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(1)    reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal amount of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Note or change the time (except those providing when notice of redemption is to be provided to the Trustee or Holders) at which any Notes may be redeemed (in each case other than provisions relating to Sections 3.09, 4.10 and 4.14 hereof);

(3)    reduce the rate of or change the time for payment of interest on any Note;

(4)    waive a Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration) or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of Holders holding not less than 90% of the then outstanding principal amount of the Notes affected;

(5)    make any Note payable in money other than that stated therein;

(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)    make any change to this paragraph of this Section 9.02;

(8)    impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)    make any change to the ranking of the Notes that would adversely affect the Holders of the Notes;

(10)    except as expressly permitted by this Indenture or the Intercreditor Agreement, modify the Guarantees of any Significant Party in any manner adverse to the Holders of the Notes; or

(11)    after the Issuer’s obligation to purchase Notes arises thereunder, amend, change or modify in any respect materially adverse to the Holders of the Notes the obligations of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer or Collateral Asset Sale Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto in a manner that is materially adverse to the Holders of the Notes.

Notwithstanding anything in this Indenture to the contrary, no amendment or supplement to this Indenture or the Notes that modifies or waives the specific rights or obligations of any Agent may be made without the consent of such Agent (it being understood that the Trustee’s execution of any such amendment or supplement shall constitute such consent if the Trustee is then also acting as such Agent).

Section 9.03     [Reserved].

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder of Notes.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders of the Notes entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders of the Notes at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders of the Notes after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders of the Notes has been obtained.

Section 9.05    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee and Security Agent to Sign Amendments, etc.

The Trustee and the Security Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Security Agent, as applicable. The Issuer may not sign an amendment, supplement or waiver until its board of directors approves it. In executing any amendment, supplement or waiver, the Trustee and the Security Agent shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03 hereof). Notwithstanding the foregoing, no Opinion of Counsel shall be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

Section 9.07    Payment for Consent.

The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders of the Notes and is paid to all such Holders that so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

ARTICLE X

GUARANTEES

Section 10.01    Guarantee.

Subject to this Article 10, from and after the consummation of the Transactions, each of the Guarantors hereby, jointly and severally, unconditionally guarantees (in respect of a Swedish Party: Sw. Proprieborgen) (x) on a senior secured basis, in the case of any Guarantor that is either (i) a Collateral Subsidiary or (ii) the direct parent company of a Collateral Subsidiary (secured solely in respect of the pledge of such Collateral Subsidiary’s Capital Stock) (subject in each case to the Agreed Security Principles), and (y) on a senior unsecured basis, in the case of any other Guarantor, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (a) the principal of, and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders of the Notes or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment by the Issuer when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture or the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder and under the Notes). Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including, to the extent lawful, reasonable attorneys’ fees) incurred by the Trustee or any Holder of Notes in enforcing any rights under this Section 10.01.

If any Holder of Notes or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders of the Notes in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders of the Notes and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders of the Notes under the Guarantees.

Each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02    Limitation on Guarantor Liability.

(a)    Each Guarantor, and by its acceptance of Notes, each Holder of Notes, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor does not constitute a fraudulent transfer or conveyance or voidable preference for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or other applicable law or laws of another jurisdiction to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders of the Notes and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer or voidable preference under applicable law or as otherwise required under the Agreed Security Principles. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment (such net assets determined in accordance with GAAP).

(b)    The total liability of each Belgian Guarantor for its obligations under the Secured Debt Documents (as defined in the Intercreditor Agreement) shall at any time be limited to an amount not exceeding the higher of (a) the aggregate amount outstanding on the date on which the relevant demand is made of (i) the aggregate principal amount made available to such Belgian Guarantor from the proceeds of the Notes and (ii) the aggregate amount of any intragroup loans, advances or facilities made to such Belgian Guarantor by any group company directly and/or indirectly using all or part of the proceeds of the Secured Debt Documents (as defined in the Intercreditor Agreement) (whether or not such intragroup loan is retained by the Belgian Guarantor for its own purposes or on-lent to a subsidiary of such Belgian Guarantor) and (b) the higher of (i) an amount equal to eighty-five percent (85%) of such Belgian Guarantor’s net assets (as determined in accordance with the Belgian Code of Companies and Associations and applicable accounting principles) as calculated on the basis of the most recent audited annual financial statements of the respective Belgian Guarantor at the time the relevant demand is made and (ii) an amount equal to eighty-five percent (85%) of such Belgian Guarantor’s net assets (as determined in accordance with the Belgian Code of Companies and Associations and applicable accounting principles) as calculated on the basis of its most recent audited annual financial statements at the date of signing this Indenture..

(c)    Any guarantee granted by a Belgian Guarantor shall not include and shall not extend to cover any payment obligation in respect of the proceeds of the Secured Debt Documents (as defined in the Intercreditor Agreement) arising out of amounts used to fund directly or indirectly the acquisition of shares of such Belgian Guarantor to the extent that by assuming such obligation the Belgian Guarantor would be deemed to be providing prohibited financial assistance to the acquisition of its own shares or capital participations, as prohibited under article 5:152 or 7:227 of the Belgian Code of Companies and Associations.

(d)    Notwithstanding anything to the contrary in this Indenture, the obligations and liabilities of each party to this Indenture incorporated under the laws of Sweden (each a “Swedish Party”) under and in respect of this Indenture and the Notes shall be limited and the guarantee, indemnity and other obligations of such Swedish Party under and in respect of this Indenture and the Notes shall not be assumed by such Swedish Party to the extent required by the provisions of the Swedish Companies Act (Sw. Aktiebolagslagen (2005:551) as amended, supplemented, re-enacted or renewed) (the “Swedish Companies Act”) regulating (1) distribution of assets (Chapter 17, Section 1-4 (or its equivalent from time to time)) and (2) financial assistance (Chapter 21, Section 5 (or its equivalent from time to time)) and it is understood that the obligations and liabilities of each Swedish Party under and in respect of this Indenture and the Notes only applies to the extent permitted by the aforementioned provisions of the Swedish Companies Act.

(e)    The Trustee, the Holders of the Notes and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under applicable law and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not being voidable or otherwise unenforceable or ineffective under applicable law, including without limitation corporate benefit, financial assistance, corporate purpose, capital maintenance or similar laws and applicable regulations or defenses affecting the rights of creditors generally.

(f)    Notwithstanding anything to the contrary in this Indenture or the Notes, the obligations of each Guarantor which is incorporated under the laws of Switzerland or resident in Switzerland for Swiss Withholding Tax purposes (each for purposes of this clause a “Swiss Guarantor”) are subject to the following limitations:

(1)

If and to the extent any Swiss Guarantor under this Indenture guarantees, secures or indemnifies obligations of its (direct or indirect) parent company (upstream security) or its sister companies (cross-stream security) (the “Upstream or Cross-Stream Obligations”) and if and to the extent the making of a payment in fulfilling its obligations to discharge the Upstream or Cross-Stream Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law, then such obligations and payment amount shall be limited to the maximum amount of such Swiss Guarantor’s freely disposable shareholder equity at the time of enforcement (the “Maximum Amount”); provided that such limitation is required under the applicable law at that time; provided, further, that such limitation shall not free that Swiss Guarantor from its obligations in excess of the Maximum Amount, but merely postpone the performance date of those obligations until such time or times as performance is again permitted under then applicable law. This Maximum Amount of freely disposable shareholder equity shall be determined in accordance with Swiss law and applicable Swiss accounting principles, and, if and to the extent required by applicable Swiss law, shall be confirmed by the auditors of such Swiss Guarantor on the basis of an interim audited balance sheet as of that time.

(2)

In case a Swiss Guarantor that must make a payment under this Indenture in respect of Upstream or Cross-Stream Obligations is obliged to withhold Swiss Withholding Tax in respect of such payment by applicable law in force at the relevant time, such Swiss Guarantor shall:

(i)	procure that such payments can be made without deduction of Swiss Withholding Tax by discharging the liability to such tax by notification pursuant to applicable law rather than payment of the tax;

(ii)

if the notification procedure pursuant to sub-paragraph (i) above does not apply, deduct the Swiss Withholding Tax at such rate (currently 35% at the date of this Indenture) as is in force from time to time from any such payment under this Indenture used to discharge Upstream or Cross-Stream Obligations, and pay, without delay, any such taxes deducted to the Swiss Federal Tax Administration;

(iii)

notify the Trustee that such notification or, as the case may be, deduction has been made, and provide the Trustee with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration; and

(iv)

in the case of a deduction of Swiss Withholding Tax, use its best efforts to ensure that any person other than a Holder of a Note or the Trustee, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from the payment under this Indenture, will, as soon as possible after such deduction,

(A)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(B)	pay to the Trustee and/or each Holder of a Note, as applicable, upon receipt any amount so refunded.

(3)

If the Trustee or a Holder of a Note is entitled to a full or partial refund of the Swiss Withholding Tax deducted from the payment under this Indenture and if requested by the Trustee, provide to the Trustee and the Holders of the Notes those documents that are required by law and applicable tax treaties to be provided by the payer of such tax in order to enable the Trustee and the Holders of the Notes to prepare a claim for refund of Swiss Withholding Tax.

(4)	Each Swiss Guarantor shall take and/or cause to be taken any action, including the following, in each case to the extent required to allow a prompt payment under this Indenture:

(i)

the passing of any shareholders’ resolutions to approve a payment under this Indenture, if required as a matter of Swiss mandatory law in force at the time of the enforcement of the Upstream or Cross-Stream Obligations;

(ii)	the preparation of up-to-date audited balance sheet of such Swiss Guarantor;

(iii)	the confirmation of the auditors of such Swiss Guarantor that the relevant amount represents the Maximum Amount;

(iv)	the conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v)	the revaluation of hidden reserves (to the extent permitted by mandatory Swiss law);

(vi)

to the extent permitted by applicable law and Swiss accounting standards, write-up or realize any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for such Swiss Guarantor’s business (nicht betriebsnotwendig); and

(vii)	all such other measures necessary to allow such Swiss Guarantor to make payment under this Indenture as agreed hereunder with a minimum of limitations.

(g)    The obligations of any Guarantor shall be subject to the Agreed Security Principles and such limitations specified in any applicable supplemental indenture pursuant to which a Guarantor provides its Guarantee of the Notes as are required by the Agreed Security Principles.

Section 10.03     Execution and Delivery.

(a)    To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture pursuant to Section 4.15 hereof) shall be executed on behalf of such Guarantor by its President, one of its Vice Presidents, one of its Assistant Vice Presidents or one of its directors.

(b)    Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(c)    If an officer of a Guarantor whose signature is on this Indenture (or a supplemental indenture pursuant to Section 4.15 hereof) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

(d)    The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)    If required by Section 4.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04     Subrogation.

Each Guarantor shall be subrogated to all rights of Holders of the Notes against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05     Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct or indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06     Release of Guarantees.

(a)    A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee:

(1)    (A) upon any sale, exchange or transfer (by merger, consolidation or otherwise) of (i) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all of the assets of such Guarantor, which sale, exchange or transfer is made in compliance with the applicable provisions of this Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement;

(B) upon the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary;

(C) upon such Guarantor ceasing to be a Restricted Subsidiary as a result of a transaction or designation permitted under this Indenture; provided, however, if such Guarantor, immediately prior thereto, was a guarantor of other capital markets debt securities of the Issuer or a Guarantor and continues to be a guarantor of such other capital markets debt securities of the Issuer or a Guarantor, no such release shall be permitted;

(D) upon the exercise by the Issuer of its legal defeasance option or covenant defeasance option as set forth in Article 8 hereof or the discharge of the Issuer’s obligations under this Indenture in accordance with the terms set forth in Article 11 hereof;

(E) in the case of a Guarantee made by a Guarantor as a result of its guarantee of other Indebtedness of the Issuer or a Guarantor pursuant to Section 4.15, such Guarantor being released or discharged from all of its obligations under the relevant Indebtedness, except a release as a result of payment under such Guarantee (it being understood that a release subject to a contingent reinstatement is still considered a release);

(F) upon the merger, amalgamation or consolidation of any Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the applicable provisions of this Indenture;

(G) upon the occurrence of an Investment Grade Event; provided, that such Guarantee shall be reinstated upon the Reversion Date; and

(H) in accordance with the provisions of the Intercreditor Agreement or any Additional Intercreditor Agreement.

(b)    At the request and expense of the Issuer and, if applicable, at the request of the Security Agent, the Trustee shall take all reasonably necessary actions, including the granting of releases or waivers under the Intercreditor Agreement or any Additional Intercreditor Agreement, to effectuate any release or amendment of a Guarantee in accordance with these provisions, subject to customary protections and indemnifications. Each of the releases and amendments set forth above shall be effected by the Trustee without any consent of the Holders or any other action or consent on the part of the Trustee. The Security Agent and the Trustee shall be entitled to request and rely solely upon an Officer’s Certificate and Opinion of Counsel, each certifying which circumstance, as described above, giving rise to any release or amendment of a Guarantee has occurred, and that such release complies with this Indenture.

ARTICLE XI

SATISFACTION AND DISCHARGE

Section 11.01     Satisfaction and Discharge.

This Indenture and the rights of the Trustee and the Holders under the Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents shall be discharged and shall cease to be of further effect as to all Notes, when either:

(1)    all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2)    (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, shall become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee, the Registrar and the Paying Agent for the giving of notice of redemption by the Trustee, the Registrar or the Paying Agent in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders of the Notes cash in U.S. dollars or Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption thereof, as the case may be;

(B) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit shall not result in a breach or violation of, or constitute a default under any Credit Facility or any other material agreement or instrument governing Indebtedness (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(C) the Issuer has paid or caused to be paid all sums payable by it under this Indenture; and

(D) the Issuer has delivered irrevocable instructions to the Trustee, the Registrar and the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02     Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE XII COLLATERAL

Section 12.01     Security Documents

(a)    The due and punctual payment of the principal of, premium and interest (including Additional Amounts, if any) on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuer and the Guarantors to the Holders or the Trustee under this Indenture, the Notes, the Guarantees (solely in respect of the Guarantee of any Guarantor that is either (i) a Collateral Subsidiary or (ii) the direct parent company of a Collateral Subsidiary (in the case of this subclause (ii), solely in respect of the pledge of such Collateral Subsidiary’s Capital Stock) (for purposes of this Article XII, each of the Guarantors described in clauses (i) and (ii), the “Secured Guarantors” and, together with the Issuer and Topco (solely in respect of the pledge of the Issuer’s Capital Stock and the pledge of any intercompany receivables owed to Topco by any of the Guarantors which are Collateral Subsidiaries), the “Grantors”) and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement. The Trustee and the Issuer hereby acknowledge and agree that the Security Agent holds the security interest in the Collateral for the benefit of itself in trust or otherwise, the Holders and the Trustee and pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

(b)    Each Holder of the Notes, by accepting such Note, will be deemed to have: (1) appointed and authorized the Security Agent and the Trustee to give effect to the provisions in the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents; (2) authorized the Security Agent and the Trustee, as applicable, to act in its name and on its behalf to enter into the Security Documents and the Intercreditor Agreement and to be bound thereby and to perform their respective obligations and exercise their respective rights thereunder in accordance therewith; (3) agreed to be bound by the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents; (4) agreed and acknowledged that the Security Agent will administer the Collateral in accordance with the Intercreditor Agreement, any Additional Intercreditor Agreement, this Indenture and the Security Documents; and (5) irrevocably appointed the Security Agent and the Trustee to act on its behalf to enter into and comply with the provisions of the Intercreditor Agreement, any Additional Intercreditor Agreements and the Security Documents.

(c)    The Issuer shall deliver or cause to be delivered to the Security Agent copies of all documents required to be filed pursuant to the Security Documents to which the Security Agent is a party, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01(c), to provide to the Security Agent the security interest in the Collateral contemplated hereby and/or by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuer shall, and shall cause each of the other Grantors to, take any and all actions and make all filings required to cause the Security Documents to create and maintain, as security for the Obligations of the Issuer and the Secured Guarantors to the Holders and the Trustee, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject in each case to the Agreed Security Principles and the terms of the

Intercreditor Agreement, any Additional Intercreditor Agreement and the Security Documents), in favor of the Security Agent for the benefit of the Holders and the Trustee, subject to no Liens other than Permitted Collateral Liens.

(d)    The security interests in the Collateral securing the Notes will not be required to be in place on the Issue Date and will not be perfected on such date, but will be required to be put in place by no later than 120 days after the Issue Date, as such date will be extended without further action by any Person to the extent any such actions are not or cannot be completed within such timeframe as a result of the occurrence of the COVID-19 pandemic (including, without limitation, as a result of any notary or apostille services being unavailable or recording offices not being open) after the use of commercially reasonable efforts to do so without undue burden or expense or risk to human health.

(e)    Notwithstanding any provision hereof to the contrary, the provisions of this Article XII are qualified in their entirety by the Agreed Security Principles and neither the Issuer nor any Guarantor shall be required pursuant to this Indenture or any Security Document to take any action that would be inconsistent with the Agreed Security Principles.

Section 12.02     New Collateral Subsidiaries

From and after the Issue Date, each Subsidiary which is a Collateral Subsidiary (and, solely in respect of the pledge of such Collateral Subsidiary’s Capital Stock, the direct parent company of such Collateral Subsidiary) shall, subject to the Agreed Security Principles, by no later than (i) 120 days after the date on which it becomes a Guarantor; or (ii) to the extent that such Person was already a Guarantor at the point that it became a Collateral Subsidiary, by no later than 120 days after the Issuer became aware that such Guarantor had become a Collateral Subsidiary (as determined by the Issuer in good faith on the basis of the most recently ended fiscal year ending immediately prior to the date of determination for which financial statements have been furnished pursuant to clause (a)(1) of Section 4.03), execute and deliver such security instruments, financing statements (or any local law equivalent) and such certificates as are required under this Indenture or any Security Document to vest in the Security Agent a security interest (subject to the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement and Permitted Collateral Liens, including any pari passu liens that secure obligations in respect of any other First Lien Obligations) over such of its assets which are intended to constitute Collateral pursuant to the Agreed Security Principles, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such Collateral to the same extent and with the same force and effect.

Section 12.03     Security Agent

(a)    By accepting a Note, each Holder will be deemed to have, authorized U.S. Bank Trustees Limited to serve as the Security Agent for its benefit and to (i) perform the duties and rights, powers and discretions that are specifically given to it under the Intercreditor Agreement and the Security Documents securing such Indebtedness, together with any other incidental rights, power and discretions; and (ii) execute each relevant Security Document, waiver, modification, amendment, renewal or replacement expressed to be executed by the Security Agent in its name and on its behalf.

(b)    Subject to the provisions of Article 7, the Security Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, following the occurrence of an Event of Default that is continuing, may or may instruct the Security Agent in writing to take all actions it reasonably determines are necessary in order to (i) enforce any of the terms of the Security Documents or the Intercreditor Agreement; and (ii) collect and receive any and all amounts payable in respect of the Obligations under this Indenture. To the extent permitted by applicable law, only the Security Agent will have the right to enforce the Security Documents on behalf of the Trustee and the Holders.

(c)    Except as provided in the Intercreditor Agreement or as otherwise directed by a First Lien Representative in accordance with the Intercreditor Agreement, the Security Agent will not be obligated (i) to act upon directions purported to be delivered to it by any Person, including any Holder; (ii) to foreclose upon or otherwise enforce any Lien; or (iii) to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral

(d)    The provisions of this Section 12.03 are solely for the benefit of the Security Agent and none of the Trustee, any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein. Each Holder agrees that any action taken by the Security Agent in accordance with the provision of this Indenture, the Intercreditor Agreement any Additional Intercreditor Agreement and/or the applicable Security Documents, and the exercise by the Security Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents, the Intercreditor Agreement and any Additional Intercreditor Agreement, the duties of the Security Agent shall be ministerial and administrative in nature, and the Security Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Notes Documents to which the Security Agent is a party, nor shall the Security Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement or otherwise exist against the Security Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Security Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(e)    The Security Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Security Agent shall not be responsible for the negligence or willful misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith.

(f)    Neither the Security Agent nor any of its Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreement or any Additional Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, or any other Notes Documents, or in any certificate, report, statement or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement, or for any failure of any Grantor or any other party to this Indenture, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement to perform its obligations hereunder or thereunder. Neither the Security Agent nor any of its Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents, the Intercreditor Agreement or any Additional Intercreditor Agreement or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(g)    The Security Agent shall be entitled (in the absence of bad faith) to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuer or any other Grantor), independent accountants and/or other experts and advisors selected by the Security Agent. The Security Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. Unless otherwise expressly required hereunder or pursuant to any Security Document, the Security Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such written advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified and/or secured to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Security Agent shall in all cases be fully protected from claims by any Holders in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(h)    No Security Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Security Agent shall have received written notice from the Trustee or the Issuer referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Security Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI or the Holders of a majority in aggregate principal amount of the Notes (subject to this Section 12.03).

(i)    The Security Agent may resign at any time by notice to the Trustee and the Issuer, such resignation to be effective upon the acceptance of a successor agent to its appointment as Security Agent. If the Security Agent resigns under this Indenture, the Issuer shall appoint a successor security agent. If no successor security agent is appointed prior to the intended effective date of the resignation of the Security Agent (as stated in the notice of resignation), the Security Agent may appoint, after consulting with the Trustee, subject to the consent of the Issuer (which shall not be unreasonably withheld and which shall not be required during a continuing Event of Default), a successor security agent. If no successor security agent is appointed and consented to by the Issuer pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Security Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor security agent hereunder, such successor security agent shall succeed to all the rights, powers and duties of the retiring Security Agent, and the term “Security Agent” shall mean such successor security agent, and the retiring Security Agent’s appointment, powers and duties as the Security Agent shall be terminated. After the retiring Security Agent’s resignation hereunder, the provisions of this Section 12.03 shall continue to inure to its benefit and the retiring Security Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Security Agent under this Indenture.

(j)    The Issuer and each of the Holders by its acceptance of the Notes, and each beneficial owner of an interest in a Note, hereby authorizes the Trustee and the Security Agent, respectively, to appoint co-security agents, sub-agents and other additional Security Agents (and, in each case, appointment of such person shall be reflected in documentation, which the Trustee and the Security Agent are hereby authorized to enter into) as the Security Agent deems necessary or appropriate. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, no Security Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Security Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Security Agent nor any of their respective officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(k)    The Security Agent shall not have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Security Agent’s First Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the

Security Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, no Security Agent shall have any other duty or liability whatsoever to the Trustee or any Holder or any other Security Agent as to any of the foregoing.

(l)    No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Security Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Security Agent) unless it shall have first received an indemnity and/or security satisfactory to the Security Agent against potential costs and liabilities incurred by the Security Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Security Documents, in the event the Security Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Security Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Security Agent has determined that it may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances unless the Security Agent has received security or indemnity from the Holders in an amount and in a form all satisfactory to the Security Agent in its sole discretion, protecting the Security Agent from all such liability. The Security Agent shall at any time be entitled to cease taking any action described in this Section 12.03 if it no longer reasonably deems any indemnity, security or undertaking from the Issuer or the Holders to be sufficient.

(m)    The Security Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreement and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Security Agent may agree in writing with the Issuer (and money held in trust by the Security Agent (a) shall be held uninvested without liability for interest, unless otherwise agreed in writing, (b) shall be held in a non-interest bearing trust account and (c) shall not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Security Agent shall not be construed to impose duties to act.

(n)    Neither the Security Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Security Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(o)    The Security Agent assumes no responsibility for any failure or delay in performance or any breach by the Issuer or any other Grantor under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or the Security Documents. The Security Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in any Notes Documents or in any certificate, report, statement, or other document referred to or provided for in, or received by the Security Agent under or in connection with, this Indenture, the Intercreditor Agreement any Additional Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document. The Security Agent shall not have any obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document. The Security Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement, any Additional Intercreditor Agreement or any Security Document unless expressly set forth hereunder or thereunder. Without limiting its obligations as expressly set forth herein, the Security Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of the Notes Documents.

(p)    Upon the receipt by the Security Agent of an Officer’s Certificate and an Opinion of Counsel, the Security Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date that is permitted to be entered into pursuant to this Indenture or the Security Documents. Such Officer’s Certificate and an Opinion of Counsel shall (i) state that it is being delivered to the Security Agent pursuant to this Section 12.03(p), and (ii) instruct the Security Agent to execute and enter into such Security Document, and such Officer’s Certificate shall state that such Security Document is permitted to be entered into pursuant to this Indenture. Any such execution of a Security Document shall be at the direction and expense of the Issuer, upon delivery to the Security Agent of an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent (if any) to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Security Agent to execute such Security Documents.

(q)    Before the Security Agent acts or refrains from acting in each case at the request or direction of the Issuer, the Guarantors or the Trustee, it may require an Officer’s Certificate and an Opinion of Counsel. The Security Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

Section 12.04     Release of Liens in Respect of the Notes

(a)    The Security Agent’s First Liens upon the Collateral will no longer secure the Notes outstanding under this Indenture or any other Obligations under this Indenture, and the right of the Holders of the Notes and such Obligations to the benefits and proceeds of the Security Agent’s First Liens on the Collateral will terminate and be discharged:

(1)    in connection with any sale or other disposition of Collateral to (a) any Person that is not the Issuer or a Restricted Subsidiary (but excluding any transaction subject to Section 5.01), if such sale or other disposition does not violate Section 4.10 and is otherwise not prohibited under this Indenture or (b) any Restricted Subsidiary; provided that this clause (a)(i) shall not be relied upon in the case of a transfer of Capital Stock, obligations under proceeds loans owed to the Issuer, or accounts receivable (including intercompany loan receivables and hedging receivables) to a Restricted Subsidiary (except, in the case of accounts receivable, to a Receivables Subsidiary) unless the relevant property and assets remain subject to, or otherwise become subject to a Lien in favor of the Notes following such transfer, sale or disposal;

(2)    in the case of a Guarantor that is released from its Guarantee pursuant to the terms of this Indenture, the release of the liens over the property and assets, and Capital Stock, of such Guarantor;

(3)    upon satisfaction and discharge of this Indenture in accordance with Section 11.01 hereof;

(4)    upon a legal defeasance or covenant defeasance of the Notes in accordance with Sections 8.02 and 8.03 hereof, respectively;

(5)    upon payment in full and discharge of all Notes outstanding under this Indenture and all obligations that are outstanding, due and payable under this Indenture at the time of the Notes are paid in full and discharged;

(6)    if the Issuer designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the property and assets, and Capital Stock, of such Unrestricted Subsidiary;

(7)    upon the contribution of any claim of the Issuer or any Restricted Subsidiary, which is subject to a Lien, to the equity of the Issuer or any of the Restricted Subsidiaries; provided that such contribution is made in compliance with the Intercreditor Agreement;

(8)    with respect to the Notes, upon achievement of the conditions described in Section 4.16 hereof;

(9)    in whole or in part, with the consent of the holders of the requisite percentage of Notes in accordance with the provisions of Section 9.02 hereof;

(10)    as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (2) above), if directed by an Act of Required First Lien Secured Parties accompanied by an Officer’s Certificate to the effect that the release was permitted by each applicable First Lien Document; provided, that this clause (10) shall not apply to sales or dispositions subject to Section 5.01;

(11)    where such liens are not required to be granted under the Agreed Security Principles (including where the assets subject to such Liens are or have become (or will become) Excluded Assets) or as ordered pursuant to applicable law under a final and nonappealable order or judgment of a court of competent jurisdiction;

(12)    where such Guarantor ceases to be a Collateral Subsidiary, as determined by the Issuer in good faith on the basis of the most recently ended four fiscal quarters ending immediately prior to the date of determination for which financial statements have been furnished pursuant to either clause (1) or clause (2) of Section 4.03(a); or

(13)    as otherwise not prohibited by this Indenture.

In addition, the security interests created by the Security Documents will be released (a) in accordance with the Intercreditor Agreement or any Additional Intercreditor Agreement and (b) as may be permitted by Section 12.06. The interests under the Security Documents may be subordinated, as directed by an Act of Required First Lien Secured Parties accompanied by an Officer’s Certificate to the effect that the subordination was permitted by each applicable First Lien Document.

At the request and expense of the Issuer or the relevant pledgor, the Security Agent and, to the extent required or necessary, the Trustee will take all reasonably necessary action required to effectuate any release of Collateral securing the Notes and the Guarantees, in accordance with the provisions of the Indenture, the Intercreditor Agreement or any Additional Intercreditor Agreement and the relevant Security Document, subject to customary protections and indemnification, if applicable. Each of the releases set forth above shall be effected by the Security Agent without the consent of the Holders or any action on the part of the Trustee (unless action is required by it to effect such release). The Security Agent and the Trustee shall be entitled to request and rely solely upon an Officer’s Certificate and Opinion of Counsel, each certifying which circumstance, as described above, giving rise to a release of the security interests has occurred, and that such release complies with the Indenture.

Section 12.05     Relative Rights

(a)    Nothing in this Indenture or the Security Documents will:

(1)    impair, as to the Issuer and the Holders of the Notes, the obligation of the Issuer to pay principal of, premium and interest and liquidated damages, if any, on the Notes in accordance with their terms or any other obligation of the Issuer or any Guarantor;

(2)    affect the relative rights of Holders of the Notes as against any other creditors of the Issuer or any Guarantor (other than holders of other First Lien Obligations);

(3)    restrict the right of any holder of Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Collateral);

(4)    restrict or prevent any holder of Notes or other First Lien Obligations, the Security Agent or any First Lien Representative from exercising any of its rights or remedies upon a Default or Event of Default; or

(5)    restrict or prevent any holder of Notes or other First Lien Obligations, the Security Agent or any First Lien Representative from taking any lawful action in an insolvency or liquidation proceeding.

Section 12.06     Impairment of Security Interest

(a)    The Issuer shall not, and shall not permit any Restricted Subsidiary to, take or knowingly or negligently omit to take any action that would have the result of materially impairing the security interest with respect to the Collateral (it being understood, subject to the proviso below, that the incurrence of Permitted Collateral Liens shall under no circumstances be deemed to materially impair the security interest with respect to the Collateral) for the benefit of the Trustee and the Holders, and the Issuer shall not permit any Restricted Subsidiary to, grant to any Person other than the Security Agent, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents and the Intercreditor Agreement or any Additional Intercreditor Agreement, any interest whatsoever in any of the Collateral, except that (i) the Issuer and the Restricted Subsidiaries may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Security Documents for the purposes of incurring Permitted Collateral Liens, (ii) the Issuer and the Restricted Subsidiaries may amend, extend, renew, restate, supplement, release or otherwise modify or replace any Security Documents for the purposes of undertaking a Permitted Reorganization or a transaction not prohibited by Section 5.01, (iii) the Collateral may be discharged and released in accordance with this Indenture, the applicable Security Documents or the Intercreditor Agreement or any Additional Intercreditor Agreement, (iv) the applicable Security Documents may be amended from time to time to cure any ambiguity, mistake, omission, defect, error or inconsistency therein and (v) the Issuer and the Restricted Subsidiaries may amend the security interests in any manner that does not adversely affect Holders in any material respect; provided, however, that in the case of clause (i), (ii) or (v) above, the Security Documents may not be amended, extended, renewed, restated, supplemented, released or otherwise modified or replaced, unless contemporaneously with any such action, the Issuer delivers to the Trustee, either (a) a solvency opinion, in form and substance reasonably satisfactory to the Trustee from an Independent Financial Advisor confirming the solvency of the Issuer and its Subsidiaries, taken as a whole (as applicable), after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, (b) an officer’s certificate of the relevant Person, in form and substance reasonably satisfactory to the Trustee, which confirms the solvency of the Issuer or the relevant Person granting such security interest, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, or (c) an Opinion of Counsel, in form and substance reasonably satisfactory to the Trustee, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, release, modification or replacement, the Lien or Liens created under the Security Documents, so amended, extended, renewed, restated, supplemented, released, modified or replaced are valid Liens not otherwise subject to any limitation, imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, release, modification or replacement.

(b)    In the event that the Issuer complies with the requirements of this covenant, each of the Trustee and the Security Agent shall (subject to each of the Trustee and the Security Agent being indemnified and secured to its satisfaction) consent to such amendments without the need for instructions from the Holders.

Section 12.07     Further Assurances

(a)    On or following the Issue Date and subject to the Security Documents, the Grantors shall, subject to the Agreed Security Principles, execute any and all further documents, financing statements (including continuation statements and amendments to financing statements) (or any local law equivalent), agreements and instruments, and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral.

ARTICLE XIII

MISCELLANEOUS

Section 13.01     [Reserved].

Section 13.02     Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

Clear Channel International B.V.

Herikerbergweg 88

1101 CM, Amsterdam, The Netherlands

Attention: Daryl Hall

Telephone: +31 88 5609 950

Facsimile: +31 88 5609 960

with copies to:

Clear Channel Outdoor Holdings, Inc.

4830 North Loop 1604W, Suite 111

San Antonio, Texas 78249

United States

Attention: Brian Coleman, Chief Financial Officer and Treasurer

Telephone: (210) 822-2828

Facsimile: (210) 832-3884

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

United States

Attention: James S. Rowe, Esq.

Telephone: (312) 862-2191

Facsimile: (312) 862-2200

If to the Trustee, the initial Paying Agent and the Registrar

U.S. Bank National Association

333 Commerce Street, Suite 800

Nashville, TN 37201

United States

Attn: Clear Channel Administrator

Telephone: (615) 251-0733

Facsimile: (615) 251-0737

If to the Security Agent:

U.S. Bank Trustees Limited

125 Old Broad Street, Fifth Floor

London EC2N 1AR

United Kingdom

Fax: +44 (0)20 7365 2577

E-mail: mbs.relationship.management@usbank.com

Attention: Structured Finance Relationship Management

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders of the Notes) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt acknowledged, if faxed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the first date on which publication is made, if given by publication; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder of Notes shall be mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. With respect to Notes in global form, notices and communications to Holders shall be sent electronically pursuant to Applicable Procedures. Failure to mail or otherwise send a notice or communication to a Holder of Notes or any defect in it shall not affect its sufficiency with respect to other Holders of the Notes.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders of the Notes, it shall mail a copy to the Trustee and each Agent at the same time.

Section 13.03     [Reserved].

Section 13.04     Certificate and Opinion as to Conditions Precedent.

(a)    Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(1)    An officer’s certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    An Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05     Statements Required in Certificate or Opinion.

(a)    Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(1)    a statement that the Person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(4)    a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.06     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders of the Notes. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07     No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of Notes by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08     Governing Law.

THIS INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.09     Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS, THE SECURITY AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10     Force Majeure.

In no event shall the Trustee, the Security Agent or any Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

Section 13.11     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12     Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 13.13     Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14     Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

Section 13.15     Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16     Intercreditor Agreements

(a)    At the request of the Issuer, in connection with the incurrence by the Issuer or the Restricted Subsidiaries of any (x) Indebtedness permitted pursuant to 4.09(a) or Section 4.09(b)(4), (5) (other than with respect to Capitalized Lease Obligations), (10) or (12) and (y) any Refinancing Indebtedness in respect of Indebtedness referred to in the foregoing clause (x), the Issuer, the relevant Restricted Subsidiaries, the Trustee and the Security Agent shall enter into with the holders of such Indebtedness (or their duly authorized Representatives) an Additional Intercreditor Agreement or a restatement, amendment or other modification of the existing Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement (or terms not materially less favorable to the Holders), including containing substantially the same terms with respect to release of Guarantees and priority and release of the security interests; provided that such Additional Intercreditor Agreement will not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, as applicable, adversely affect the rights, duties, liabilities or immunities of the Trustee or Security Agent under this Indenture or the Intercreditor Agreement.

(b)    At the direction of the Issuer and without the consent of Holders, the Trustee and the Security Agent shall from time to time enter into one or more amendments to any Intercreditor Agreement to: (1) cure any ambiguity, omission, defect, manifest error or inconsistency of any such agreement, (2) increase the amount or types of Indebtedness covered by any such agreement that may be incurred by the Issuer or any Restricted Subsidiary that is subject to any such agreement (including with respect to any Intercreditor Agreement or Additional Intercreditor Agreement, the addition of provisions relating to new Indebtedness ranking junior in right of payment to the Notes) to the extent otherwise permitted by this Indenture, (3) add Restricted Subsidiaries to the Intercreditor Agreement or an Additional Intercreditor Agreement, (4) further secure the Notes (including Additional Notes) to the extent otherwise permitted by this Indenture, (5) make provision for equal and ratable pledges of the Collateral to secure Additional Notes to the extent otherwise permitted by this Indenture, (6) implement any Permitted Collateral Liens, (7) amend the Intercreditor Agreement or any Additional Intercreditor Agreement in accordance with the terms thereof or (8) make any other change to any such agreement that does not adversely affect the Holders in any material respect. In formulating its opinion on such matters, the Trustee shall be entitled to request and rely absolutely on such evidence as it deems appropriate, including an Officer’s Certificate and an Opinion of Counsel. The Issuer shall not otherwise direct the Trustee or the Security Agent to enter into any amendment to any Intercreditor Agreement without the consent of the Holders of the majority in aggregate principal amount of the Notes then outstanding, except as otherwise permitted by Article IX, and the Issuer may only direct the Trustee and the Security Agent to enter into any amendment to the extent such amendment does not impose any personal obligations on the Trustee or Security Agent or, in the opinion of the Trustee or Security Agent, adversely affect their respective rights, duties, liabilities or immunities under this Indenture or the Intercreditor Agreement or any Additional Intercreditor Agreement.

(c)    In relation to any Intercreditor Agreement or Additional Intercreditor Agreement, the Trustee (and Security Agent, if applicable) shall consent on behalf of the Holders to the payment, repayment, purchase, repurchase, defeasance, acquisition, retirement or redemption of any obligations subordinated to the Notes thereby; provided, however, that such transaction would comply with Section 4.07.

(d)    Each Holder, by accepting a Note, shall be deemed to have agreed to and accepted the terms and conditions of the Intercreditor Agreement or any Additional Intercreditor Agreement, (whether then entered into or entered into in the future pursuant to the provisions described herein) and to have directed the Trustee and the Security Agent to enter into any such Additional Intercreditor Agreement. A copy of the Intercreditor Agreement or any Additional Intercreditor Agreement shall be made available for inspection during normal business hours on any Business Day upon prior written request at our offices.

Section 13.17    Judgment Currency.

Any payment on account of an amount that is payable in U.S. dollars (the “Required Currency”) which is made to or for the account of any Holder or the Trustee in lawful currency of any other jurisdiction (the “Judgment Currency”), whether as a result of any judgment or order or the enforcement thereof or the liquidation of the Issuer or any Guarantor, shall constitute a discharge of the Issuer or the Guarantor’s obligation under this Indenture and the Notes or Guarantee, as the case may be, only to the extent of the amount of the Required Currency with such Holder or the Trustee, as the case may be, could purchase the amount of the Judgment Currency in accordance with normal banking procedures at the rate of exchange prevailing on the first Business Day following receipt of the payment in the Judgment Currency. If the amount of the Required Currency that could be so purchased is less than the amount of the Required Currency originally due to such Holder or the Trustee, as the case may be, the Issuer and the Guarantors shall indemnify and hold harmless the Holder or the Trustee, as the case may be, from and against all loss or damage arising out of, or as a result of, such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Indenture or the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Holder or the Trustee from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

Section 13.18    Agent for Service; Submission to Jurisdiction; Waiver of Immunities.

The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder of Notes or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or any Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or any Guarantor, as the case may be, are subject by a suit upon such judgment; provided, however that service of process    is effected upon the Issuer or any Guarantor, as the case may be, in the manned provided by this Indenture. Each of the Issuer and the Guarantors irrevocably and unconditionally: (1) has submitted itself and its property in any legal action or proceeding relating to this Indenture to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York, sitting in the Borough of Manhattan, The City of New York, the courts of the United States of America for the Southern District of New York, appellate courts from any thereof and courts of its own corporate domicile, with respect to actions brought against it as defendant; (2) has consented that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (3) has appointed CT Corporation System, with offices on the date hereof at 111 8th Avenue, New York, New York 10011, or any successor, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Guarantees or the Notes or the transactions contemplated herein. Each of the Issuer and the Guarantors hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Notwithstanding the foregoing, any action involving the Issuer or the Guarantors arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted by any Holder or the Trustee in any other court of competent jurisdiction.

[Signatures on following page]

CLEAR CHANNEL INTERNATIONAL B.V.,
as Issuer

By:	/s/ Gerard Jan van Spall
Name:	Gerard Jan van Spall
Title:	Proxyholder A

By:	/s/ Damir Stefanovic
Name:	Damir Stefanovic
Title:	Proxyholder B

Clear Channel International - Indenture

GUARANTORS:

CLEAR CHANNEL BELGIUM SRL

By:	/s/ Jan De Moor
Name:	Jan De Moor
Title:	Authorized signatory

Clear Channel International - Indenture

CLEAR CHANNEL INTERNATIONAL HOLDINGS B.V.

By:	/s/ Gerard Jan van Spall
Name:	Gerard Jan van Spall
Title:	Proxyholder A

By:	/s/ Damir Stefanovic
Name:	Damir Stefanovic
Title:	Proxyholder B

CLEAR CHANNEL NEDERLAND HOLDING B.V.

By:	/s/ Mike Saunter
Name:	Mike Saunter
Title:	Director

CLEAR CHANNEL NEDERLAND B.V.

By: Clear Channel Nederland Holding
B.V., its director

By:	/s/ Mike Saunter
Name:	Mike Saunter
Title:	Director of Clear Channel
Nederland Holding B.V.

Clear Channel International - Indenture

CLEAR CHANNEL HOLDINGS LIMITED

By:	/s/ Adam Tow
Name:	Adam Tow
Title:	Director

CLEAR CHANNEL INTERNATIONAL LIMITED

By:	/s/ Adam Tow
Name:	Adam Tow
Title:	Director

CLEAR CHANNEL UK LIMITED

By:	/s/ Byron Hoo
Name:	Byron Hoo
Title:	Director

CLEAR CHANNEL OVERSEAS LIMITED

By:	/s/ Adam Tow
Name:	Adam Tow
Title:	Director

Clear Channel International - Indenture

CLEAR CHANNEL HOLDING AG

By:	/s/ Marty Christoph
Name:	Marty Christoph
Title:	CEO

CLEAR CHANNEL SCHWEIZ AG

By:	/s/ Marty Christoph
Name:	Marty Christoph
Title:	CEO

Clear Channel International - Indenture

CLEAR CHANNEL SVERIGE AB

By:	/s/ Rolf Kenneth Ek
Name:	Rolf Kenneth Ek
Title:	Chairman

CLEAR CHANNEL SALES AB

By:	/s/ Rolf Kenneth Ek
Name:	Rolf Kenneth Ek
Title:	Chairman

Clear Channel International - Indenture

U.S. BANK NATIONAL ASSOCIATION,
as Trustee, Paying Agent, Registrar and Transfer Agent

By:	/s/ Wally Jones
	Name:	Wally Jones
	Title:	Vice President

Clear Channel International - Indenture

U.S. BANK TRUSTEES LIMITED,
as Security Agent

By:	/s/ Laurence Griffiths
	Name:	Laurence Griffiths
	Title:	Authorized Signatory

By:	/s/ Michael Leong
	Name:	Michael Leong
	Title:	Authorized Signatory

Clear Channel International - Indenture

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [                ]

ISIN [                ]1

[[RULE 144A][REGULATION S] GLOBAL NOTE

representing up to

$375,000,000

6.625% Senior Secured Notes due 2025

No.	[$ ]

CLEAR CHANNEL INTERNATIONAL B.V.

as the Issuer

promises to pay to CEDE & CO. or registered assigns, the principal sum set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto on August 1, 2025.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

[1]	Rule 144A Note CUSIP: 18452M AB2

Rule 144A Note ISIN: US18452MAB28

Regulation S Note CUSIP: N2104M AC1

Regulation S Note ISIN: USN2104MAC12

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

CLEAR CHANNEL INTERNATIONAL B.V. as Issuer

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

6.625% Senior Secured Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    INTEREST.

Clear Channel International B.V., a private company with limited liability incorporated under Dutch law (the “Issuer”), promises to pay interest on the principal amount of this Note at 6.625% per annum from August 4, 20202 until maturity. The Issuer shall pay interest semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2021 or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. The Issuer shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at 1.0% per annum in excess of the interest rate otherwise payable on the Notes; it shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at 1.0% per annum in excess of the interest rate otherwise payable on the Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.    METHOD OF PAYMENT. Interest on the Notes shall be paid to the Persons who are registered Holders of the Notes at the close of business on the March 15 or September 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check delivered to the Holders of the Notes at their addresses set forth in the register of Holders of the Notes; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuer or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.    PAYING AGENT, TRANSFER AGENT AND REGISTRAR. Initially, U.S. Bank National Association shall act as Paying Agent, Transfer Agent and Registrar. The Issuer may change any Paying Agent, Transfer Agent or Registrar without notice to the Holders of the Notes. The Issuer or any of its Subsidiaries may act in any such capacity.

4.    INDENTURE. The Issuer issued the Notes under an Indenture, dated as of August 4, 2020 (the “Indenture”), among the Issuer, the Guarantors party thereto and the Trustee, Paying

[2]	With respect to the Initial Notes

Agent, Registrar and Transfer Agent and the Security Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 6.625% Senior Secured Notes due 2025. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders of the Notes are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.     ADDITIONAL AMOUNTS. Payments shall be subject to Section 4.18 of the Indenture.

6.    OPTIONAL REDEMPTION.

(a)    Except as described below under Sections 6(b) and 6(d) or as described under Section 3.10 of the Indenture, the Notes shall not be redeemable at the Issuer’s option before February 1, 2022.

(b)    At any time prior to February 1, 2022, the Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as provided in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of the date of redemption (the “Redemption Date”), and, without duplication, accrued and unpaid interest to the Redemption Date, subject to the rights of Holders of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Issuer may provide in such notice that the consummation of such redemption or purchase and the payment of the redemption price with respect thereto may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the consummation of an acquisition, financing transaction or Equity Offering, and at the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, and that performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

(c)    On and after February 1, 2022, the Notes may be redeemed or purchased (by the Issuer or any other Person), at the Issuer’s option, in whole or in part, upon notice as provided in Section 3.03 of the Indenture, at any time and from time to time at the redemption prices set forth below. The Issuer may provide in such notice that the consummation of such redemption or purchase and the payment of the redemption price with respect thereto may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the consummation of an acquisition, financing transaction or Equity Offering, that in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed, and that performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person. The Notes shall be redeemable at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the 12-month period beginning on February 1 of each of the years indicated below:

Year	Percentage
2022	103.313%
2023	101.656%
2024 and thereafter	100.000%

(d)    Until February 1, 2022, the Issuer may, at its option, on one or more occasions, upon notice as provided in Section 3.03 of the Indenture, redeem up to 40% of the then outstanding aggregate principal amount of Notes at a redemption price equal to 106.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer; provided that at least 50% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption unless all such Notes are redeemed substantially concurrently; provided further, that each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(e) In addition, during any twelve month period prior to February 1, 2022, the Issuer may, at its option, redeem up to 10% of the then outstanding aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 103% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date; provided, that no such redemption shall be made with the proceeds of any Refinancing Indebtedness.

The Issuer may provide in such notice that payment of the redemption price and performance of the Issuer’s obligations with respect thereto may be performed by another Person. Notice of any redemption upon any Equity Offering may be given prior to the completion of the related Equity Offering. In connection with any redemption of Notes, such redemption or notice of redemption may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, the consummation of an acquisition or financing transaction or an Equity Offering. If such redemption or purchase is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date, or by the Redemption Date as so delayed.

(f)    Any redemption of Notes pursuant to this Section 6 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

If the optional Redemption Date is on or after an interest record date and on or before the related interest payment date, the accrued and unpaid interest will be paid to the Person in whose name the Note is registered at the close of business on such record date, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Issuer.

Notwithstanding the foregoing, in connection with any tender offer for the Notes, including a Change of Control Offer, Collateral Asset Sale Offer or Asset Sale Offer, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party making such a tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a redemption price equal to the price offered to each other Holder (excluding any early tender or incentive fee) in such tender offer plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the date of such redemption.

7.    NOTICE OF REDEMPTION. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered by electronic transmission (for Notes held in book-entry form) or by first-class mail, postage prepaid at least 10 days but not more than 60 days before the Redemption Date (except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $200,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date, interest shall cease to accrue on Notes or portions thereof called for redemption.

8.    OFFERS TO REPURCHASE.

(a)    If a Change of Control occurs, unless the Issuer has previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as set forth in Sections 3.03 and 3.07 of the Indenture and Section 6 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b)    If the Issuer or a Restricted Subsidiary consummates any Asset Sale, the Issuer may be required to commence an Asset Sale Offer or Collateral Asset Sale Offer to purchase Notes, as further specified in the Indenture.

(c)     Holders of the Notes that are the subject of an offer to repurchase shall receive an Asset Sale Offer or Collateral Asset Sale Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

9.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in principal amount in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder of Notes, among other things, to furnish appropriate endorsements and transfer documents, and the Issuer may require a Holder of Notes to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of (x) any Notes for a period of 15 days before a selection of Notes to be redeemed or (y) any Notes selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer or Collateral Asset Sale Offer.

10.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

11.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees, the Notes or the Security Documents may be amended or supplemented as provided in the Indenture.

12.    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 30.0% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes shall become due and payable immediately without further action or notice. Holders of the Notes may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture (and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement) and may not enforce the Security Documents except as provided in such Security Documents (and subject to the Intercreditor Agreement and any Additional Intercreditor Agreement). Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in payment of interest on, premium, if any, or the principal of, any of the Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

13.    AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or facsimile signature of the Trustee.

14.    SECURITY. The Notes and certain of the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture, the Security Documents, and the Intercreditor Agreement (in each case subject to the Agreed Security Principles). The Security Agent holds the Collateral for the benefit of the Holders of the Notes (or, in the case of the Swedish Collateral, on behalf of the Holders of the Notes), in each case pursuant to the Security Documents and the Intercreditor Agreement and any Additional Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement and any Additional Intercreditor Agreement, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs each of the Trustee and the Security Agent, as applicable, to enter into the Security Documents and the Intercreditor Agreement and any Additional Intercreditor Agreement on the Issue Date, and the Security Documents and each Additional Intercreditor Agreement, if any, at any time after the Issue Date, in each case, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

15.    GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE NOTES AND THE GUARANTEES.

16.    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders of the Notes. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder of Notes upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Clear Channel International B.V.

Herikerbergweg 88

1101 CM, Amsterdam, The Netherlands

Attention: Daryl Hall

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10             [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $        . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Clear Channel International B.V.

Herikerbergweg 88

1101 CM, Amsterdam, The Netherlands

Attention: Scott T. Bick

U.S. Bank National Association

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention: Clear Channel Administrator

Re: 6.625% Senior Secured Notes due 2025

Reference is hereby made to the Indenture, dated as of August 4, 2020 (the “Indenture”), among the Issuer, the guarantors party thereto and the Trustee, Paying Agent, Registrar, Transfer Agent and the Security Agent, under which the Notes have been issued. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $         in such Note[s] or interests (the “Transfer”), to                      (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.    ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.    ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.    ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)    ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)    ☐ such Transfer is being effected to the Issuer or a subsidiary thereof;

or

(c)    ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.    ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)    ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i) ☐ 144A	Global Note (CUSIP 18452M AB2), or

(ii) ☐ Regulation	S Global Note (CUSIP N2104M AC1), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i) ☐ 144A	Global Note (CUSIP 18452M AB2), or

(ii) ☐ Regulation	S Global Note (CUSIP N2104M AC1), or

(iii) ☐ Unrestricted	Global Note (CUSIP [ ]); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Clear Channel International B.V.

Teleportboulevard 140

1043 EJ, Amsterdam, The Netherlands

Attention: Scott T. Bick

U.S. Bank National Association

13737 Noel Road, Suite 800

Dallas, Texas 75240

Attention: Clear Channel Administrator

Re: 6.625% Senior Secured Notes due 2025

Reference is hereby made to the Indenture, dated as of August 4, 2020 (the “Indenture”), among the Issuer, the other guarantors party thereto and the Trustee, Paying Agent, Registrar, Transfer Agent and the Security Agent, under which the Notes have been issued. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a)    ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b)    ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

c)    ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d)    ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2)    EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a)    ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b)    ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer and are dated                     .

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among                     (the “Guaranteeing Subsidiary”), a subsidiary of Clear Channel International B.V., a private company with limited liability incorporated under Dutch law (the “Issuer”), U.S. Bank National Association, as trustee (the “Trustee”) and U.S. Bank Trustees Limited, as the security agent (the “Security Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of August 4, 2020, providing for the issuance of an unlimited aggregate principal amount of 6.625% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2)    Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture including but not limited to Articles 10 and 11 thereof.

(3)    No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Guaranteeing Subsidiary or any of its direct or indirect parent companies shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(4)    Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5)    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8)    Subrogation. The Guaranteeing Subsidiary shall be subrogated to all rights of Holders of the Notes against the Issuer in respect of any amounts paid by the Guaranteeing Subsidiary pursuant to the provisions of Section 2 hereof and Section 10.01 of the Indenture; provided that, if an Event of Default has occurred and is continuing, the Guaranteeing Subsidiary shall not be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under the Indenture or the Notes shall have been paid in full.

(9)    Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10)    Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture or in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. Bank National Association, as Trustee

By:
Name:
Title:

EXHIBIT E

AGREED SECURITY PRINCIPLES

1	Agreed Security Principles

(a)

The guarantees and security to be provided under the Notes Documents will be given in accordance with the security principles set out in this Exhibit E (the “Agreed Security Principles”). This Exhibit identifies the Agreed Security Principles and determines the extent and terms of the guarantees and security proposed to be provided in relation to the Notes.

(b)

The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective or commercially reasonable guarantees and/or security from all relevant members of the Group (as defined in the Intercreditor Agreement) in each jurisdiction in which it has been agreed that guarantees and security will be granted by those members. In particular:

(i)

general legal and statutory limitations, regulatory restrictions, financial assistance, anti-trust and other competition authority restrictions, corporate benefit, fraudulent preference, equitable subordination, “transfer pricing”, “thin capitalisation”, “earnings stripping”, “controlled foreign corporation” and other tax restrictions, “exchange control restrictions”, “capital maintenance” rules and “liquidity impairment” rules, tax restrictions, retention of title claims, employee consultation or approval requirements and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited as to amount or otherwise and, if so, the guarantee or security will be limited accordingly, provided that, to the extent requested by the Security Agent before signing any applicable security or accession document, the relevant member of the Group shall use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security or accession document shall be subject to such limit;

(ii)

a key factor in determining whether or not a guarantee or security will be taken (and in respect of the security, the extent of its perfection and/or registration) is the applicable time and cost (including adverse effects on taxes, interest deductibility, stamp duty, registration taxes, notarial costs, guarantee fees payable to any person that is not a member of the Group and all applicable legal fees) which will not be disproportionate to the benefit accruing to the Holders of obtaining such guarantee or security.

(iii)

members of the Group will not be required to give guarantees or enter into security documents if they are not wholly owned by another member of the Group or if it is not within the legal capacity of the relevant members of the Group or if it would conflict with the fiduciary or statutory duties of their directors or contravene any applicable legal, regulatory or contractual prohibition or restriction or have the potential to result in a material risk of personal or criminal liability for any director or officer of or for any member of the Group, provided that, to the extent requested by the Security Agent before signing any applicable security document or accession document, the relevant member of the Group shall, in relation to a contractual prohibition or restriction only, use reasonable endeavours (but without incurring material cost and without adverse impact on relationships with third parties) to overcome any such obstacle or otherwise such guarantee or security document shall be subject to such limit;

(iv)

guarantees and security will be limited so that the aggregate of notarial costs and all registration and like taxes and duties relating to the provision of security will not exceed an amount to be agreed between the Issuer and the Security Agent;

(v)

where a class of assets to be secured includes material and immaterial assets, if the cost of granting security over the immaterial assets is disproportionate to the benefit of such security, security will be granted over the material assets only;

(vi)	it is expressly acknowledged that it may be either impossible or impractical to create security over certain categories of assets in which event security will not be taken over such assets;

(vii)

any asset subject to a legal requirement, contract, lease, licence, instrument, regulatory constraint (including any agreement with any government or regulatory body) or other third party arrangement, which may prevent or condition the asset from being charged, secured or being subject to the applicable security document (including requiring a consent of any third party, supervisory board or works council (or equivalent)) and any asset which, if subject to the applicable security document, would give a third party the right to terminate or otherwise amend any rights, benefits and/or obligations with respect to any member of the Group in respect of the asset or require the relevant chargor to take any action materially adverse to the interests of the Group or any member thereof, in each case will be excluded from a guarantee or security document, provided that reasonable endeavours (exercised for a specified period of time) to obtain consent to charging any asset (where otherwise prohibited) shall be used by the Group if the Security Agent specifies prior to the date of the security or accession document that the asset is material and the Issuer is satisfied that such endeavours will not involve placing relationships with third parties in jeopardy;

(viii)

the giving of a guarantee, the granting of security and the registration and/or the perfection of the security granted will not be required if it would have a material adverse effect on the ability of the relevant member of the Group to conduct its operations and business in the ordinary course as otherwise permitted by the Notes Documents (including dealing with the secured assets and all contractual counterparties or amending, waiving or terminating (or allowing to lapse) any rights, benefits or obligations, in each case prior to an Acceleration Event) (a “Declared Default”) which is continuing), and any requirement under the Agreed Security Principles to seek consent of any person or take or not take any other action shall be subject to this paragraph (viii);

(ix)	any security document will only be required to be notarised if required by law in order for the relevant security to become effective or admissible in evidence;

(x)

no member of a target group or other entity acquired pursuant to an acquisition not prohibited by this Indenture shall be required to become a Guarantor or grant security with respect to the Notes if prevented by the terms of the documentation governing that acquired indebtedness (including Acquired Indebtedness or any Refinancing Indebtedness in respect of such Acquired Indebtedness) or if becoming a Guarantor or the granting of any security would give rise to an obligation (including any payment obligation) under or in relation thereto; no security will be granted over any asset secured for the benefit of any Permitted Debt and/or to the extent constituting a Permitted Lien unless specifically required by a Notes Document to the contrary;

(xi)

no member of the Group will be required to take any action in relation to the guarantees or security when any Holder assigns, transfers or exchanges any of its interests in the Notes to any person (and, unless explicitly agreed to the contrary in this Indenture, no member of the Group shall bear or otherwise be liable for any taxes, any notarial, registration or perfection fees or any other costs, fees or expenses that result from any assignment, transfer or exchange by a Holder);

(xii)	no title investigations or other diligence on assets will be required and no title insurance will be required;

(xiii)

security will not be required over any assets subject to security in favour of a third party (other than in relation to security under general business conditions of account banks which do not prohibit or prevent the creation of Transaction Security (as defined in the Intercreditor Agreement over such accounts) or any cash constituting regulatory capital or customer cash (and such assets or cash shall be excluded from any relevant security document) provided that this paragraph (xiii) shall not apply to any Transaction Security granted over shares in Collateral Subsidiaries on the Issue Date;

(xiv)

to the extent legally effective, all security will be given in favour of the Security Agent and not the secured creditors individually (with the Security Agent to hold one set of security documents for all the Secured Parties (as defined in the Intercreditor Agreement)); “parallel debt” provisions will be used where necessary (and included in the Intercreditor Agreement and not the individual security documents); no member of the Group will be required to take any action in relation to any guarantees or security as a result of any assignment or transfer by a Holder;

(xv)

guarantees and security will not be required from or over the assets of, any joint venture or similar arrangement, any minority interest or any member of the Group that is not wholly-owned by another member of the Group;

(xvi)

each security document shall be deemed not to restrict or condition any transaction not prohibited under this Indenture or the Intercreditor Agreement and the security granted under each security document entered into after the Issue Date shall be deemed to be subject to these Agreed Security Principles, before and after the execution of the relevant security document and creation of the relevant security;

(xvii)	no security may be provided on terms which are inconsistent with the turnover or sharing provisions in the Intercreditor Agreement;

(xviii)

the Secured Parties (or any agent or similar representative appointed by them at the relevant time) will not be able to exercise any set-off granted to them under the terms of the Notes Documents prior to the occurrence of a Declared Default which is continuing;

(xix)

no guarantee or security shall guarantee or secure any “Excluded Swap Obligations” defined in accordance with the LSTA Market Advisory Update dated February 15, 2013 entitled “Swap Regulations’ Implications for Loan Documentation”, and any update thereto by the LSTA;

(xx)

other than a general security agreement and related filing, no perfection, filing or other action will be required with respect to assets of a type not owned by members of the Group or in an Excluded Jurisdiction or otherwise over the shares of a member of the Group located in an Excluded Jurisdiction; and

(xxi)

no translation of any document relating to any security or any asset subject to any security will be required to be prepared or provided to the Secured Parties, unless (i) required for such documents to become effective or admissible in evidence and (ii) a Declared Default is continuing.

2	Guarantees

Subject to the guarantee limitations set out in the Notes Documents, each guarantee will be an upstream, cross-stream and downstream guarantee for all liabilities and obligations of the Issuer and the Guarantors under the Notes Documents in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction (references to “security” to be read for this purpose as including guarantees).

3	Secured Liabilities

Security documents will secure the guarantee obligations of the relevant security provider or, if such security is provided on a third party basis, all liabilities and obligations of the Issuer and the Guarantors under the Notes Documents, in each case in accordance with, and subject to, the requirements of these Agreed Security Principles in each relevant jurisdiction.

4	Overriding Principle

(a)	The guarantees and security to be provided in respect of the Notes in accordance with the Agreed Security Principles are only to be given by (or over shares held in) wholly owned

Material Subsidiaries which are incorporated in the United Kingdom, the Netherlands, Sweden, Switzerland and Belgium and not any other jurisdiction (each other jurisdiction being an “Excluded Jurisdiction”) and no security or guarantees shall be required to be given by (or over shares, ownership interests or investments in) any person incorporated in an Excluded Jurisdiction.

(b)	The parties agree that the overriding intention, subject to paragraph (a) above, is for security only to be granted by or in relation to:

(i)	CCO International Holdings B.V. (the “Parent”) over:

(A)	its shares in the capital of the Issuer; and

(B)

any receivable in respect of any intercompany loan entered into between the Parent (as lender) and the Issuer or any Collateral Subsidiary not incorporated in an Excluded Jurisdiction (as borrower) (each such receivable being a “Structural Intercompany Receivable”);

(ii)	the Issuer over any Structural Intercompany Receivables between the Issuer (as lender) and any Collateral Subsidiaries not incorporated in an Excluded Jurisdiction (as borrower);

(iii)	the Issuer and any Collateral Subsidiary over its material bank accounts (without control over use unless a Declared Default is continuing); and

(iv)	any holding company of a Collateral Subsidiary (whether or not such holding company is a Guarantor) over its shares in such Collateral Subsidiary,

(the “Overriding Principle”) and that no other security shall be required to be given by any other member of the Group or in relation to any other asset unless specifically otherwise requested or agreed to by the Issuer (in its absolute discretion).

5	Governing law and jurisdiction of security

(a)	All security (other than share and receivables security) will be governed by the law of, and secure only assets located in, the jurisdiction of incorporation of the applicable grantor of the security.

(b)

No action in relation to security (including any perfection step, further assurance step, filing or registration) will be required in jurisdictions where the grantor of the security is not incorporated, other than in respect of share security, where customary (and subject to the other provisions of these Agreed Security Principles).

(c)	Share security over any subsidiary will be governed by the law of the place of incorporation of that subsidiary.

(d)	Receivables security shall be governed by the law of the underlying receivable.

6	Terms of security documents

The following principles will be reflected in the terms of any security taken in connection with the Notes:

(a)	security will not be enforceable or crystallise until the occurrence of a Declared Default which is continuing;

(b)	the beneficiaries of the security, the Security Agent or the Trustee will only be able to exercise a power of attorney following the occurrence of a Declared Default which is continuing;

(c)	the security documents should only operate to create security rather than to impose new commercial obligations or repeat clauses in other Notes Documents; accordingly

(i)

they should not contain additional representations, undertakings or indemnities (including, without limitation, in respect of insurance, information, maintenance or protection of assets or the payment of fees, costs and expenses) unless these are the same as or consistent with those contained in this Indenture and are required for the creation or perfection of security; and

(ii)

notwithstanding anything to the contrary in any security document, the terms of a security document shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step or dealing in any manner whatsoever in relation to any asset (including all rights, claims, benefits, proceeds and documentation, and contractual counterparties in relation thereto) not prohibited by the Senior Secured Notes Finance Documents (as defined in the Intercreditor Agreement) or where Required Creditor Consent (as defined in the Intercreditor Agreement) has been obtained and the Security Agent shall promptly enter into such documentation and/or take such other action as is required by the Issuer or a Guarantor (acting reasonably) in order to facilitate any such transaction, matter or other step, including by way of executing any confirmation, consent to dealing, release or other similar or equivalent document, provided that any costs and expenses incurred by the Security Agent entering into such documentation and/or taking such other action at the request of the Issuer or such Guarantor (as applicable) pursuant to this paragraph shall be for the account of the Issuer or such Guarantor (as applicable), in accordance with the costs and expenses provisions set out in the Intercreditor Agreement and such provision shall be included in each security document;

(d)

no security will be granted over parts, stock, moveable plant, equipment or receivables if it would require labelling, segregation or periodic listing or specification of such parts, stock, moveable plant, equipment or receivables;

(e)	perfection will not be required in respect of (i) vehicles and other assets subject to certificates of title or (ii) letter of credit rights and tort claims (or the local law equivalent);

(f)

in no event shall control agreements (or perfection by control or similar arrangements) be required with respect to any assets (including deposit or securities accounts) (unless the Notes Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use);

(g)

security will, where possible and practical, automatically create security over future assets of the same type as those already secured; where local law requires supplemental pledges or notices to be delivered in respect of future acquired assets in order for effective security to be created over that class of asset, such supplemental pledges or notices will be provided only upon request of the Security Agent and at intervals no more frequent than annually (unless required more frequently under local law); and

(h)

each security document must contain a clause which records that if there is a conflict between the security document and this Indenture or the Intercreditor Agreement then (to the fullest extent permitted by law) the provisions of this Indenture or (as applicable) the Intercreditor Agreement will take priority over the provisions of the security document.

7	Bank accounts

(a)

If the Issuer or any other Guarantor grants security over its material bank accounts it will be free to deal, operate and transact business in relation to those accounts (including opening and closing accounts) until the occurrence of a Declared Default which is continuing (unless the Notes Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use).

(b)

For the avoidance of doubt, (unless the Notes Documents expressly provide for any specific account (by reference to its purpose) to be subject to specific restrictions on use) there will be no “fixed” security over bank accounts, cash or receivables or any obligation to hold, sweep or pay cash or receivables in a particular account until the occurrence of a Declared Default which is continuing.

(c)

Where “fixed” security is required, if required by local law to perfect the security and if possible without disrupting operation of the account, notice of the security will be served on the account bank in relation to applicable accounts within 10 Business Days of the date of the creation of the security over such account and the applicable grantor of the security will use its reasonable endeavours to obtain an acknowledgement of that notice within 20 Business Days of service. If the grantor of the security has used its reasonable endeavours but has not been able to obtain acknowledgement or acceptance its obligation to obtain acknowledgement will cease on the expiry of that 20 Business Day period. Irrespective of whether notice of the security is required for perfection, if the service of notice would prevent any member of the Group from using a bank account in the course of its business no notice of security will be served until the occurrence of a Declared Default which is continuing.

(d)

Any security over bank accounts will be subject to any security interests in favour of the account bank which are created either by law or in the standard terms and conditions of the account bank. No grantor of security will be required to change its banking arrangements or standard terms and conditions in connection with the granting of bank account security.

(e)	If required under applicable local law, security over bank accounts will be registered subject to the general principles set out in these Agreed Security Principles.

(f)	No security will be required to be granted over any account:

(i)	in which securities or other non-cash assets are held or to be held;

(ii)	which is subject to any cash pooling or similar arrangement;

(iii)	which is designated or to be designated as a collections or similar account in respect of any factoring or receivables financing arrangement; or

(iv)	which is designated as a cash collateral or similar account in respect of any indebtedness.

8	Fixed assets

Without prejudice to the Overriding Principle, if the Issuer or any other Guarantor grants security over its material fixed assets it will be free to deal with those assets in the course of its business until the occurrence of a Declared Default which is continuing. No notice, whether to third parties or by attaching a notice to the fixed assets, will be prepared or given until the occurrence of a Declared Default which is continuing.

9	Insurance policies

Without prejudice to the Overriding Principle, a member of the Group may grant security over its material insurance policies (excluding any third party liability or public liability insurance and any directors and officers insurance) in respect of which claims thereunder may be mandatorily prepaid, provided that the relevant insurance policy allows security to be so granted. Notice of any security interest over insurance policies will only be served on an insurer of the Group assets upon written request of the Security Agent, which may only be given after the occurrence of a Declared Default which is continuing.

Prior to a Declared Default which is continuing, no loss payee or other endorsement will be made on the insurance policy and no Secured Party will be named as co-insured.

10	Intellectual property

(a)

Without prejudice to the Overriding Principle, if security is granted over the relevant material intellectual property, the grantor shall be free to deal with, use, licence and otherwise commercialise those assets in the course of its business (including allowing its intellectual property to lapse if no longer material to its business) until a Declared Default which is continuing.

(b)	No security will be granted over any intellectual property which cannot be secured under the terms of the relevant licensing agreement.

(c)

Notice of any security interest over intellectual property will only be served on a third party from whom intellectual property is licensed upon written request of the Security Agent, which may only be given after the occurrence of a Declared Default which is continuing. No intellectual property security will be required to be registered under the law of that security document, the law where the grantor is regulated, or at any relevant supra-national registry. Security over intellectual property rights will be taken on an “as is, where is” basis and the Group will not be required to procure any changes to, or corrections of filings on, external registers.

11	Structural Intercompany Receivables

(a)	Until a Declared Default has occurred and is continuing:

(i)	the Issuer will be free to deal with, amend, waive, repay or terminate its Structural Intercompany Receivables; and

(ii)

unless required under local law in order to perfect any Transaction Security over Structural Intercompany Receivables, no lists of or other information in respect of Structural Intercompany Receivables will be required to be disclosed.

(b)	If required under local law, security over Structural Intercompany Receivables will be registered subject to the general principles set out in these Agreed Security Principles.

12	Real estate

(a)

Without prejudice to the Overriding Principle, no fixed security shall be granted over real property provided that this shall not restrict any real property being secured under a floating charge (or other similar security) under a security document which charges all of the assets of the Issuer or any other Guarantor but excluding (i) any unregistered real property which, if subject to any such security, would be required to be registered under the relevant land registry laws (provided that such real property shall only be excluded for so long as it remains unregistered), and (ii) any leasehold real property that has 25 years or less to run on the lease or has a rack rent payable.

(b)	There will be no obligation to investigate title, provide surveys or carry out any other insurance or environmental due diligence.

13	Shares

(a)	Security over shares will be limited to shares in the Issuer and Collateral Subsidiaries.

(b)

Until a Declared Default has occurred and is continuing, the legal title of the shares will remain with the relevant grantor of the security (unless transfer of title on granting such security is customary in the applicable jurisdiction) and any grantor of share security will be permitted to retain and to exercise voting rights and powers in relation to any shares and other related rights charged by it and receive, own and retain all assets and proceeds in relation thereto without restriction or condition.

(c)

Where customary and applicable as a matter of law, following a request by the Security Agent, on, or as soon as reasonably practicable following execution (and taking into account any stamping requirements in respect of any stock transfer form (or applicable law equivalent) of the security or accession document, the applicable share certificate (or other documents evidencing title to the relevant shares) and a stock transfer form executed in blank (or applicable law equivalent) will be provided to the Security Agent upon its request.

(d)	No security shall be required to be granted over any shares or ownership interests in any person which are not directly owned by its immediate holding company.

14	Voluntary Credit Support

(a)

If, in accordance with this Exhibit EError! Reference source not found., a person is not required to grant any guarantee or to grant security over an asset, the Issuer may, in its sole discretion, elect to (or to procure that such person will) grant such guarantee or security (“Voluntary Credit Support”).

(b)

Each Secured Party (as defined in the Intercreditor Agreement) shall be required to accept such Voluntary Credit Support and shall enter into any document requested by the Issuer to create, perfect, register or notify third parties of such Voluntary Credit Support on such terms as the Issuer shall, in its sole discretion, elect.

15	Amendment

In the event of any conflict or inconsistency between any term of these Agreed Security Principles and any term of a Transaction Security Document (as defined in the Intercreditor Agreement), the Secured Parties authorise, instruct and direct the Security Agent to, and the Security Agent shall promptly (at the option and upon request of the Issuer) (i) enter into such amendments to such Transaction Security Document or (ii) release and terminate such Transaction Security Document and enter into a replacement Transaction Security Document on such amended terms, in each case as shall be necessary or desirable to cure such conflict or inconsistency.

16	Release of Security

(a)

Unless required by local law or customary in the relevant jurisdiction, the circumstances in which the security shall be released should not be dealt with in individual Transaction Security Documents but, if so required, shall, except to the extent required by local law, be the same as those set out in the Intercreditor Agreement.

(b)	The Security Agent, as the case may be, shall promptly release any Security which is or has become subject to any legal or regulatory prohibition.